UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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SPLUNK INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT–SUBJECT TO COMPLETION, DATED OCTOBER 17, 2023

Splunk Inc.
[•], 2023
Dear Splunk Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.001 per share, of Splunk Inc. (“Splunk common stock,” and the holders thereof “Splunk Stockholders”), a Delaware corporation (“Splunk” or the “Company”), to be held on [•], 2023, at [•] a.m., Pacific time. Splunk will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/SPLK2023SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of September 20, 2023 (the “Merger Agreement”), by and among Splunk, Cisco Systems, Inc., a Delaware corporation (“Parent”), and Spirit Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Splunk’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Splunk and the separate corporate existence of Merger Sub will cease, with Splunk continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).
If the Merger is completed, you will be entitled to receive $157.00 in cash, less any applicable withholding taxes, for each share of Splunk common stock that you own, unless you have properly exercised your appraisal rights.
The Board of Directors of Splunk (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that it is in the best interests of Splunk and Splunk Stockholders, and declared it advisable, to enter into the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and consummate the Merger and other transactions described therein upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger and other transactions described therein upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Splunk common stock entitled to vote at the Special Meeting.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Gary Steele President, Chief Executive Officer and Director
The accompanying proxy statement is dated [•] and, together with the enclosed form of proxy card, is first being mailed on or about [•].

PRELIMINARY PROXY STATEMENT–SUBJECT TO COMPLETION, DATED OCTOBER 17, 2023

Splunk Inc.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON [•], 2023
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.001 per share, of Splunk Inc. (“Splunk common stock,” and the holders thereof “Splunk Stockholders”), a Delaware corporation (“Splunk” or the “Company”), will be held on [•], 2023, at [•] a.m., Pacific time. Splunk will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/SPLK2023SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 20, 2023 (the “Merger Agreement”), by and among Splunk, Cisco Systems, Inc., a Delaware corporation (“Parent”), and Spirit Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Splunk and the separate corporate existence of Merger Sub will cease, with Splunk continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Splunk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only Splunk Stockholders of record as of the close of business on [•], 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors of Splunk (the “Board of Directors”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Splunk Stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Splunk common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex D to the accompanying proxy statement and is incorporated therein by reference.
Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
By Order of the Board of Directors,

Scott Morgan
Senior Vice President, Chief Legal Officer, Global Affairs & Secretary
Dated: [•], 2023

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Splunk Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, or would like additional copies of the accompanying proxy statement or need help voting your shares of Splunk common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Spirit Merger Corp. with and into Splunk Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Splunk,” “we,” “our,” “us,” the “Company” and similar words refer to Splunk Inc. Throughout this proxy statement, we refer to Cisco Systems, Inc. as “Parent” or “Cisco” and Spirit Merger Corp. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated September 20, 2023, by and among Parent, Merger Sub and Splunk as the “Merger Agreement,” our common stock, par value $0.001 per share, as “Splunk common stock,” and the holders of Splunk common stock as “Splunk Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Splunk Inc.
Splunk helps customers build a safer and more resilient digital world. We deliver innovative solutions that enable organizations to harness the value of their data to help keep their digital systems secure, available and performant. As organizations’ reliance on resilient systems continues to increase, it is critical that they keep pace with increasing complexity and potential vulnerabilities associated with these systems. Our solutions for security and observability empower Security Operations, IT Operations, and Development Operations teams to maintain resilient systems by monitoring and securing them more quickly and efficiently. We also believe our offerings empower operational transformation, helping customers move from reactive, non-scalable and ineffective approaches to proactive, automated, and machine learning-assisted processes that drive better outcomes even as the scale and complexity of their technology continue to grow. We believe that the increasing reliance on digital systems has made the resilience of these systems mission-critical for nearly every organization and the sustained ongoing importance of digital systems amidst the evolving threat landscape further elevates Splunk’s central role in enabling secure and reliable operations for our customers. We were incorporated in California in October 2003 and were reincorporated in Delaware in May 2006. Splunk common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “SPLK.”
Cisco Systems, Inc.
Parent designs and sells a broad range of technologies that power the Internet. Parent is integrating its product portfolios across networking, security, collaboration, applications and the cloud to create highly secure, intelligent platforms for our customers’ digital businesses. These platforms are designed to help Parent’s customers manage more users, devices and things connecting to their networks to enable Parent to provide customers with a highly secure, intelligent platform for their digital business. Parent conducts its business globally and manages its business by geography. Parent’s business is organized into the following three geographic segments: Americas; Europe, Middle East, and Africa (EMEA); and Asia Pacific, Japan, and China (APJC).
Parent’s products and technologies are grouped into the following categories: Networking, Security, Collaboration, and Observability. In addition to Parent’s product offerings, Parent provides a broad range of service offerings, including technical support services and advanced services. Increasingly, Parent is delivering its technologies through software and services. Parent’s customers include businesses of all sizes, public institutions, governments, and service providers, including large webscale providers. These customers often look to Parent as a strategic partner to help them use information technology (IT) to differentiate themselves and drive positive business outcomes.
Parent was incorporated in California in 1984 and reincorporated in Delaware in 2021. Parent’s headquarters are in San Jose, California. Parent common stock is listed on Nasdaq under the symbol “CSCO.”

Spirit Merger Corp.
Merger Sub is a wholly owned subsidiary of Parent and was formed on September 14, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Splunk and the separate corporate existence of Merger Sub will cease, with Splunk continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Splunk common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Splunk common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Splunk will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Splunk and specified in the certificate of merger, the “Effective Time”).
Merger Consideration
Splunk Common Stock
At the Effective Time, each then outstanding share of Splunk common stock (other than shares of Splunk common stock (i) held by Splunk as treasury stock, (ii) owned by Parent, any direct or indirect subsidiary of Splunk, or subsidiary of Parent, or (iii) owned by Splunk Stockholders who have properly demanded and not withdrawn their statutory rights of appraisal in respect of such shares of Splunk common stock in accordance with Section 262 of the DGCL, collectively, the “Excluded Shares”) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $157.00, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.
At or promptly following the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated exchange agent for payment of each share of Splunk common stock owned by each Splunk Stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a Splunk Stockholder (except that Splunk Stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Dissenters’ Rights.”
Treatment of Company Equity Awards
The Merger Agreement provides that Splunk’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:
Vested Company Equity Awards
At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each (i) option to purchase shares of Splunk common stock (a “Company Option”) that (x) is vested as of immediately prior to the Effective Time or (y) vests effective as of the Effective Time and in accordance with the terms of the applicable contract with Splunk as in effect immediately prior to the Effective Time (each, a “Vested Company Option”) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, (ii) restricted stock unit (a “Company RSU”) that (x) is vested but not yet settled as of immediately prior to the Effective Time (including any restricted stock unit agreement), (y) outstanding as of immediately prior to the Effective Time and held by a non-employee member of the Board of Directors of Splunk (the “Board of Directors”) or (z) vests effective as of the Effective Time and in accordance with its terms (a “Vested Company RSU”), and

(iii) performance-based restricted stock unit (a “Company PSU”) that (x) is vested but not yet settled as of immediately prior to the Effective Time or (y) vests effective as of the Effective Time based on attainment of the actual level of performance as determined prior to the Closing by the Board of Directors or a committee thereof in accordance solely with the terms of the applicable contract with Splunk as in effect immediately prior to the Effective Time (a “Vested Company PSU”), will terminate and be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU, less any applicable taxes.
For each Vested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Vested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Vested Company Option in effect immediately prior to the Effective Time. For each Vested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company RSU by (y) the Per Share Merger Consideration. For each Vested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company PSU by (y) the Per Share Merger Consideration.
Unvested Company Equity Awards
Unvested Company Shares. At the Effective Time, the Per Share Merger Consideration in respect of each share of Splunk common stock that is restricted, subject to repurchase rights or otherwise not fully vested (an “Unvested Company Share”) will remain subject to the same restrictions, vesting arrangements or repurchase rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time, and will become payable by Parent on the date that such Unvested Company Share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time, and will otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying Unvested Company Share immediately prior to the Effective Time, and each outstanding repurchase right will be assigned to Parent in the Merger and will thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time.
Unvested Company Options and Unvested Company RSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Company Option that is not a Vested Company Option (an “Unvested Company Option”) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Company RSU that is not a Vested Company RSU (an “Unvested Company RSU”) that is outstanding as of immediately prior to the Effective Time, will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company Option or Unvested Company RSU (the “Unvested Cash (Options/RSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (Options/RSUs) will vest and become payable at the same time as the Unvested Company Option or Unvested Company RSU, as applicable, from which such resulting Unvested Cash (Options/RSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, as applicable, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Unvested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Unvested Company Option in effect immediately prior to the Effective Time.
For each Unvested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Unvested Company RSU by (y) the Per Share Merger Consideration.
Unvested Company PSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Company PSU that is not a Vested Company PSU (an “Unvested Company PSU”) that is outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (PSUs) will vest and be payable at the same time as the Unvested Company PSU from which such Unvested Cash (PSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the total number of shares of Splunk common stock underlying such Unvested Company PSU (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting schedule and based on the attainment of the applicable performance metrics at the actual level of performance through Closing as determined prior to the Closing by the Board of Directors or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU), by (y) the Per Share Merger Consideration.
For more information on the treatment of Unvested Company Shares, Company Options, Company RSUs and Company PSUs (collectively, the “Company Equity Awards”), please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Equity Awards.”
Treatment of Company ESPP
In accordance with the terms of the Merger Agreement, on September 20, 2023, the Board of Directors adopted resolutions with respect to the Splunk 2012 Employee Stock Purchase Plan (the “Company ESPP”), providing that (i) with respect to any “Offering Period” (as defined in the Company ESPP) in effect as of September 20, 2023 (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of September 20, 2023 may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on September 20, 2023, for such Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP will be suspended, (iv) no new Offering Period will be commenced under the Company ESPP prior to the termination of the Merger Agreement and (v) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period will be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder will be made on that day.
For more information on the treatment of the Company ESPP, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company ESPP.”
Treatment of Convertible Notes and Capped Calls
The Merger Agreement provides that, on the Closing Date, Parent, Merger Sub and Splunk are required, as and to the extent required by the Convertible Notes Indentures (as defined in the section of this proxy statement captioned “—Financing of the Merger”), to execute any supplemental indentures required by the Convertible Notes Indentures and deliver any certificates and other documents required by the Convertible Notes Indentures. Splunk must provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indentures prior to the dispatch or making thereof.
Prior to the Effective Time, Splunk is required to (i) use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with the counterparties to the Capped Call Transactions (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) to cause the Capped Call Transactions to be exercised, settled, cancelled or otherwise terminated as of the Closing Date, and to enter into any documentation required to effect such termination, (ii) use reasonable efforts to keep Parent informed of any discussions and negotiations with the counterparties to the Capped Call Transactions with respect to the Capped Call Transactions and give Parent reasonable opportunity to participate (or have its counsel participate) in any such discussions and negotiations, (iii) as promptly as reasonably practicable, provide Parent with any notices or other written communication received from any counterparties to the Capped Call Transactions with respect to the Capped Call Transactions and (iv) provide Parent and its counsel reasonable opportunity to review and comment on any such notice or other written communication prior to making any response.
U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by Splunk Stockholders in exchange for shares of Splunk common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Splunk common stock surrendered pursuant to the Merger.
For a more complete description of the U.S. federal income tax consequences of the Merger, Splunk Stockholders should read the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger.”
Splunk Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.
Appraisal Rights
Pursuant to Section 262 of the DGCL, dissenting Splunk Stockholders will be entitled to seek appraisal of their shares of Splunk common stock in connection with the Merger under Section 262 of the DGCL. The “fair value” of such shares as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the Per Share Merger Consideration.
The right to seek appraisal will be lost if a Splunk Stockholder votes FOR the Merger Agreement. However, abstaining or voting against the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Splunk Stockholders who wish to exercise the right to seek an appraisal of their shares of Splunk common stock must advise Splunk by submitting a written demand for appraisal to Splunk prior to the taking of the vote on the Merger Agreement at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Splunk common stock held of record in the name of another person, such as a bank, broker or other nominee, may perfect appraisal rights in such person’s name if such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to Splunk Stockholders of record under Section 262(a) of the DGCL. In addition, the beneficial owner must (1) reasonably identify in his, her or its demand the holder of record of the shares of Splunk common stock for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by Splunk and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all Splunk Stockholders who have perfected their appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Splunk common stock or (2) the value of the Per Share Merger Consideration multiplied by the total number of shares of Splunk common stock entitled to appraisal exceeds $1 million. In view of the complexity of Section 262 of the DGCL, Splunk Stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.
For a more complete description of the right of Splunk Stockholders to dissent, Splunk Stockholders should read the section of this proxy statement captioned “Background of the Merger—Dissenter’s Rights.”
Regulatory Approvals Required for the Merger
HSR Act, U.S. Antitrust Matters and Other Regulatory Approvals
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and all requisite clearances, consents and approvals have been obtained from the relevant antitrust authorities, or any applicable waiting periods (and any extensions thereof) have expired or been terminated under the relevant antitrust laws of certain other jurisdictions, including the European Union.
Completion of the Merger is further subject to the receipt of approval, clearance or expiration of the applicable review periods under the foreign investment laws of certain jurisdictions.
For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”
Closing Conditions
The obligations of Splunk, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of Splunk Stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act and the receipt of clearances, consents and approvals under other applicable antitrust and foreign investment regimes;
•	the absence of any injunction, law or order in an applicable jurisdiction making the Merger illegal or otherwise prohibiting the Merger;
•
in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any continuing change, event, occurrence, circumstance, condition or effect at Splunk that is or would reasonably be expected to be materially adverse (with certain limitations) to the business, financial condition, operations or results of operations of Splunk and its subsidiaries, taken as a whole;

•
the accuracy of the respective representations and warranties of Splunk, Parent and Merger Sub in the Merger Agreement, subject to certain applicable qualifiers, as of the date of the Merger Agreement, the Effective Time and/or the date in respect of which such representation or warranty was specifically made;

•	the performance in all material respects by Splunk, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;
•
the receipt by Parent of a certificate of Splunk, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying that certain of the conditions as they relate to Splunk described in the fifth (5th) and sixth (6th) of the preceding bullets have been satisfied; and

•
the receipt by Splunk of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by a duly authorized officer, certifying that certain of the conditions as they relate to Parent and Merger Sub described in the fifth (5th) and sixth (6th) of the preceding bullets have been satisfied.

Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent and Merger Sub have represented to Splunk that, as of September 20, 2023, they had and will have available to them sufficient funds to make the payments required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (1) pay Splunk Stockholders the amounts due under the Merger Agreement for their Splunk common stock and (2) make payments in respect of outstanding Company Options, Company RSUs and Company PSUs payable at the closing of the Merger pursuant to the Merger Agreement.
For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of Splunk common stock is required to adopt the Merger Agreement. At the close of business on [•], 2023 (the “Record Date”), [•] votes constitute a majority of the outstanding shares of Splunk common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Splunk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Splunk common stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter and voted for or against the matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Splunk common stock, representing approximately [•]% of the shares of Splunk common stock outstanding as of the Record Date (and approximately [•]% of the shares of Splunk common stock outstanding when taking into account Company Options, Company RSUs and Company PSUs held, in the aggregate, by our directors and executive officers).
On September 20, 2023, in connection with the Merger Agreement, Parent also entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with certain funds affiliated with Hellman & Friedman Advisors LLC (collectively, “H&F”) and Splunk. As of the Record Date, H&F owns [•] shares of Splunk common stock, representing approximately [•]% of the shares of Splunk common stock outstanding as of the Record Date. The Voting and Support Agreement provides H&F with certain registration rights pursuant to which, among other things, the Company has agreed to prepare and file a registration statement with the SEC as soon as practicable for purposes of registering the resale of any Registrable Securities (as defined in the Voting and Support Agreement). A copy of the Voting and Support Agreement is attached as Annex B and is incorporated herein by reference.
Pursuant to the Voting and Support Agreement, H&F has agreed, among other things, to (i) vote in favor of the proposal to adopt and approve the Merger Agreement and (ii) vote against (x) any action or agreement that would reasonably be expected to result in any of the conditions of Splunk’s obligations set forth in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger” not being fulfilled and (y) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, prevent, materially impede or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
We currently expect that our directors and executive officers will vote all of their respective shares of Splunk common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Place
A special meeting of Splunk Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [•], 2023, at [•] a.m., Pacific time (the “Special Meeting”). Splunk will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/SPLK2023SM (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Splunk common stock at the close of business on the Record Date. Each holder of Splunk common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [•] shares of Splunk common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Splunk common stock issued and outstanding and entitled to vote, present or represented by proxy, will constitute a quorum at the Special Meeting.
Recommendation of the Board of Directors
The Board of Directors has unanimously: (i) determined that it is in the best interests of Splunk and Splunk Stockholders, and declared it advisable, to enter into the Merger Agreement in accordance with the DGCL and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Prior to the adoption of the Merger Agreement by Splunk Stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to Splunk Stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a four-(4)-business-day period, after which the Board of Directors shall have determined that the failure of the Board of Directors to make a Change of Recommendation (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to Splunk Stockholders under applicable law. The termination of the Merger Agreement by Splunk following the Board of Directors’ authorization for Splunk to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers”) will result in the payment by Splunk of a termination fee of $1,000,000,000 if the Merger Agreement is terminated. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”
Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC
Opinion of Qatalyst Partners LP
The Company retained Qatalyst Partners LP (“Qatalyst Partners”) to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board of Directors on September 20, 2023, Qatalyst Partners rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated September 20, 2023, to the Board of Directors following the meeting of the Board of Directors.
The full text of Qatalyst Partners’ written opinion, dated September 20, 2023, is attached hereto as Annex C-1 and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Splunk Stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Splunk common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Splunk common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C-1.

For more information, see the section of this proxy statement captioned “Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC — Opinion of Qatalyst Partners LP” and Annex C-1 to this proxy statement.
Opinion of Morgan Stanley & Co. LLC
In connection with the Merger, Splunk retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services and a financial opinion in connection with the possible sale of Splunk. The Board of Directors selected Morgan Stanley to act as Splunk’s financial advisor based on, among other things, Morgan Stanley’s qualifications, reputation, experience and expertise, its knowledge of and involvement in recent transactions in Splunk’s industry, and its knowledge of Splunk’s business and affairs since it served as a lead underwriter on various Splunk capital markets transactions, including its initial public offering. At the meeting of the Board of Directors on September 20, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of September 20, 2023, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in its written opinion, the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) was fair, from a financial point of view, to such holders of shares of Splunk common stock, as set forth in such opinion as more fully described in the section of this proxy statement captioned “Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC — Opinion of Morgan Stanley & Co. LLC.”
The full text of the written opinion of Morgan Stanley, dated as of September 20, 2023, which sets forth, among other things, the various limitations, qualifications, assumptions and other matters, is attached to this proxy statement as Annex C-2 and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered to the Board of Directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how Splunk Stockholders should vote at the Special Meeting to be held in connection with the Merger.
For more information, see the section of this proxy statement captioned “Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC — Opinion of Morgan Stanley & Co. LLC” and Annex C-2 to this proxy statement.
Interests of Executive Officers and Directors of Splunk in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Splunk Stockholders should be aware that Splunk’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Splunk Stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by Splunk Stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time, each Company Equity Award held by a director or executive officer will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger—Treatment and Quantification of Company Equity Awards”;

•
eligibility of Splunk’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) either under their employment agreements with Splunk or under a new employment agreement entered into with Parent in connection with the Merger, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger”;

•
eligibility of certain of Splunk’s executive officers to receive a cash retention bonus from Splunk or under their employment agreement with Parent, as described in more detail in the sections of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger—Retention Bonus” and “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent.”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of Splunk common stock held by Splunk directors and executive officers will be treated in the same manner as outstanding shares of Splunk common stock held by all other Splunk Stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger.”
Acquisition Proposals
No Solicitation of Other Offers
From the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated and the Effective Time, Splunk may not, directly or indirectly: (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue discussions or negotiations with, or provide any non-public information to, any person relating to, an Acquisition Proposal; (iii) agree to, accept, approve, endorse or recommend any Acquisition Proposal; (iv) enter into any agreement or contract relating to an Acquisition Proposal, other than a confidentiality agreement; (v) approve any transaction or any third-party becoming an “interested stockholder” under the DGCL; or (vi) submit any such transaction to the vote of Splunk Stockholders.
Notwithstanding the foregoing, if, at any time prior to the time that Splunk Stockholders approve the adoption of the Merger Agreement, Splunk or any of its representatives receives an unsolicited Acquisition Proposal that the Board concludes in good faith (after consultation with its outside legal counsel) is, or could reasonably be expected to lead to, a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers”) and the Board of Directors concludes in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to Splunk Stockholders under applicable laws, Splunk may (i) enter into discussions with such person regarding such Acquisition Proposal and (ii) deliver or make available to such person non-public information regarding Splunk and its subsidiaries. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers.”
Splunk is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal only if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four-(4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
The termination of the Merger Agreement by Splunk following the Board of Directors’ authorization for Splunk to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Splunk to Parent of a termination fee of $1,000,000,000. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Splunk have certain rights to terminate the Merger Agreement under certain customary circumstances, including by mutual agreement, the imposition of non-appealable court orders that permanently enjoin or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern time on March 20, 2025 (the “End Date”), or if Splunk Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, Splunk is required to pay Parent a termination fee equal to $1,000,000,000, and under certain other specified circumstances, Parent is required to pay Splunk a termination fee equal to $1,478,000,000, in each case, in connection with, and upon, the termination of the Merger Agreement. Please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees” and “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement.”
Effect on Splunk if the Merger Is Not Completed
If the Merger Agreement is not adopted by Splunk Stockholders, or if the Merger is not completed for any other reason:
i.	Splunk Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Splunk common stock pursuant to the Merger Agreement;
ii.
(A) Splunk will remain an independent public company; (B) Splunk common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (C) Splunk will continue to file periodic reports with the SEC; and

iii.
under certain specified circumstances, Splunk is required to pay Parent a termination fee equal to $1,000,000,000, and under certain other specified circumstances, Parent is required to pay Splunk a termination fee equal to $1,478,000,000, in each case, in connection with, and upon, the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

The Voting and Support Agreement
On September 20, 2023, in connection with the Merger Agreement, Parent also entered into a Voting and Support Agreement with H&F and Splunk. As of the Record Date, H&F owns [•] shares of Common Stock, representing approximately [•]% of the shares of Splunk common stock outstanding as of the Record Date. The Voting and Support Agreement provides H&F with certain registration rights pursuant to which, among other things, the Company has agreed to prepare and file a registration statement with the SEC as soon as practicable for purposes of registering the resale of any Registrable Securities (as defined in the Voting and Support Agreement). A copy of the Voting and Support Agreement is attached as Annex B and is incorporated herein by reference.
Pursuant to the Voting and Support Agreement, H&F has agreed, among other things, to (i) vote in favor of the proposal to adopt and approve the Merger Agreement and (ii) vote against (x) any action or agreement that would reasonably be expected to result in any of the conditions of Splunk’s obligations set forth in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger” not being fulfilled and (y) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, prevent, materially impede or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated herein by reference without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to Splunk Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
Splunk will hold the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/SPLK2023SM on [•], 2023. You will not be able to attend the Special Meeting physically in person.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Splunk, and Splunk will become a wholly owned subsidiary of Parent;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•
to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Splunk common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Yes. If you are a Splunk Stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/SPLK2023SM on [•], 2023, and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a Splunk Stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What will I receive in respect of my shares of Splunk common stock if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $157.00 in cash, less any applicable withholding taxes, for each share of Splunk common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Splunk common stock, you will receive $15,700 in cash in exchange for your shares of Splunk common stock, less any applicable withholding taxes.
Q:	What will the holders of outstanding Company Equity Awards receive if the Merger is completed?
A:	Upon completion of the Merger:
Vested Company Options, Vested Company RSUs and Vested Company PSUs. At the Effective Time, and by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time will terminate and be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU, less any applicable taxes.
For each Vested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Vested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Vested Company Option in effect immediately prior to the Effective Time.
For each Vested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company RSU by (y) the Per Share Merger Consideration.
For each Vested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company PSU by (y) the Per Share Merger Consideration.
Unvested Company Shares. At the Effective Time, the Per Share Merger Consideration in respect of each Unvested Company Share will remain subject to the same restrictions, vesting arrangements or repurchase rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time, and will become payable by Parent on the date that such unvested Company share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time, and will otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying unvested Company share immediately prior to the Effective Time, and each outstanding repurchase right shall be assigned to Parent in the Merger and will thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time.
Unvested Company Options and Unvested Company RSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company Option or Unvested Company RSU (such amount, the “Unvested Cash (Options/RSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (Options/RSUs) will vest and become payable at the same time as the Unvested Company Option or Unvested Company RSU, as applicable, from which such resulting Unvested Cash (Options/RSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, as applicable, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.

For each Unvested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Unvested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Unvested Company Option in effect immediately prior to the Effective Time.
For each Unvested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Unvested Company RSU by (y) the Per Share Merger Consideration.
Unvested Company PSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (PSUs) will vest and be payable at the same time as the Unvested Company PSU from which such Unvested Cash (PSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the total number of shares of Splunk common stock underlying such Unvested Company PSU (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting and based on the attainment of the applicable performance metrics at the actual level of performance through Closing as determined prior to the Closing by the Board of Directors or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU), by (y) the Per Share Merger Consideration.
For more information on the treatment of Company Equity Awards, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Equity Awards.”
Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of Splunk common stock is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any Splunk Stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:	The holders of a majority of the voting power, representing [•] shares of Splunk common stock, entitled to vote at the Special Meeting as of the record date must be present at the Special Meeting in order to hold the Special Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Special Meeting if you are present and vote in person at the Special Meeting or if you have properly submitted a proxy.
Q:	Have any Splunk Stockholders already agreed to approve the proposal to adopt the Merger Agreement?
A:
Yes. On September 20, 2023, in connection with the Merger Agreement, Parent also entered into a Voting and Support Agreement with H&F and Splunk. As of the Record Date, H&F owns [•] shares of Splunk common stock, representing approximately [•]% of the shares of Splunk common stock outstanding as of the Record Date. A copy of the Voting and Support Agreement is attached as Annex B and is incorporated herein by reference. Pursuant to the Voting and Support Agreement, H&F has agreed, among other things, to vote their shares of Splunk common stock in favor of the proposal to adopt the Merger Agreement and against any competing transaction so long as the Merger Agreement remains in effect. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting and Support Agreement.” In addition to H&F, all of Splunk’s executive officers and directors, who together hold [•] shares of Splunk common stock, are expected to be present and vote all of their shares in favor of the proposal to adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by Splunk Stockholders or if the Merger is not completed for any other reason, Splunk Stockholders will not receive any payment for their shares of Splunk common stock. Instead, Splunk will remain an independent public company, Splunk common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under certain specified circumstances, Splunk is required to pay Parent a termination fee equal to $1,000,000,000, and under other specified circumstances, Parent is required to pay Splunk a termination fee equal to $1,478,000,000, in each case, in connection with, and upon, the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”
Q:	Why are Splunk Stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Splunk to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?
A:
The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Special Meeting and entitled to vote on the subject matter and voted for or against the matter is required for approval of the Compensation Proposal.

Q:	What will happen if Splunk Stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Splunk. Therefore, if the other requisite Splunk Stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Splunk’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.
Q:	Am I entitled to dissenters’ rights?
A:
Yes, in certain circumstances. If the Merger is completed, dissenting Splunk Stockholders will be entitled to seek appraisal of their shares of Splunk common stock in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Splunk common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Splunk common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be the fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each Splunk Stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders of shares of Splunk common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this Proxy Statement, and Section 262 of the DGCL regarding appraisal rights is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. For more information, please see the section of this proxy statement captioned “Merger Agreement—Dissenters’ Rights.”

Q:	How do I exercise and perfect my dissenters’ rights?
A:
If you are a Splunk Stockholder of record or a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Splunk common stock, you must satisfy each of the following conditions:

•
You must deliver to Splunk a written demand for appraisal before the vote on approval of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Voting against or failing to vote for the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Splunk Stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares of Splunk common stock. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger Agreement is taken will constitute a waiver of appraisal rights.

•
In the case of a Splunk Stockholder of record, you must not vote in favor of, or consent in writing to, the Merger Agreement. A vote in favor of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares of Splunk common stock so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Splunk Stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the Merger Agreement or abstain from voting on the Merger Agreement. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s) of Splunk common stock, or abstain from voting, in favor of the Merger Agreement;

•
You must continuously hold or beneficially own, as applicable, shares of Splunk common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•
You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another Splunk Stockholder who has complied with the requirements of Section 262 or Splunk must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. Splunk is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, but you will have no appraisal rights with respect to your shares of Splunk common stock.
In addition, because shares of Splunk common stock are listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Splunk common stock, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Splunk common stock eligible for appraisal or (2) the value of the Per Share Merger Consideration for such total number of shares entitled to appraisal exceeds $1 million (collectively, the “Ownership Thresholds”). At least one of the Ownership Thresholds must be met in order for Splunk Stockholders to be entitled to seek appraisal with respect to such shares of Splunk common stock.
In the case of a record holder of shares of Splunk common stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares of Splunk common stock via the Internet during the Special Meeting or by proxy in favor of the Merger Agreement.
In the case of a beneficial owner of shares of Splunk common stock, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Splunk common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Merger Agreement, and does not revoke such instruction prior to the vote on the Merger Agreement, then such shares will be voted in favor of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of shares of Splunk common stock who wishes to exercise appraisal rights, you must either not provide any instructions to your broker, bank or other nominee how to vote on the Merger Agreement or instruct such broker, bank or other nominee to vote against the Merger Agreement or abstain from voting on such proposal.
Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, your shares of Splunk common stock will automatically be converted into the right to receive your portion of the Per Share Merger Consideration. Exchange of book-entry shares representing shares of Splunk common stock will be effected in accordance with the exchange agent’s customary procedures with respect to securities represented by book entry.

Q:	What happens if I sell or otherwise transfer my shares of Splunk common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Splunk common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Splunk in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Splunk common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a Splunk Stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be the “Splunk Stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Splunk.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Splunk common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Splunk Stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the Splunk Stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a Splunk Stockholder of record (that is, if your shares of Splunk common stock are registered in your name with Equiniti Trust Company, our transfer agent), there are four (4) ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or
•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Splunk common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of Splunk common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Splunk common stock in person by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual ballot, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a Splunk Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Splunk prior to the Special Meeting; or
•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you hold your shares of Splunk common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of Splunk common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Splunk common stock is called a “proxy card.” Gary Steele, our President and Chief Executive Officer, Brian Roberts, our Senior Vice President and Chief Financial Officer and Scott Morgan, our Senior Vice President, Chief Legal Officer and Secretary, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a Splunk Stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	What should I do if I receive more than one (1) set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Splunk Stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.
Q:	Who will count the votes?
A:
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Where can I find the voting results of the Special Meeting?
A:
Splunk intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Splunk files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Splunk common stock for cash pursuant to the Merger?
A:
The exchange of Splunk common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Splunk common stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Consequences of the Merger.”

You should consult your tax advisor(s) concerning the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under the laws of any state, local or non-U.S. tax jurisdiction.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the end of the third calendar quarter of 2024. However, the exact timing of completion of the Merger cannot be predicted, because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
The expenses of soliciting proxies will be paid by Splunk. Splunk has retained Innisfree M&A Incorporated to assist in soliciting proxies at a fee of $50,000, plus costs and expenses. Splunk and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email, or otherwise. Splunk will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Splunk, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
Splunk will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the Special Meeting during the check-in time or during the Special Meeting, please call the technical support number that will be posted on the Special Meeting log-in page at www.virtualshareholdermeeting.com/SPLK2023SM.

Q:	Do any of Splunk’s directors or officers have interests in the Merger that may be in addition to or differ from those of Splunk Stockholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that Splunk’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Splunk Stockholders generally. The Board of Directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Splunk Stockholders. For a description of the interests of Splunk’s directors and executive officers in the Merger, see the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, or would like additional copies of the accompanying proxy statement or need help voting your shares of Splunk common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This proxy statement, and any document to which Splunk refers in this proxy statement, contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Splunk’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Splunk and Parent, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:
(i)
the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Splunk’s business and other conditions to the completion of the transaction;

(ii)	the impact of the COVID-19 pandemic on Splunk’s business and general economic conditions;
(iii)	Splunk’s ability to implement its business strategy;
(iv)	significant transaction costs associated with the proposed transaction;
(v)	potential litigation relating to the proposed transaction;
(vi)	the risk that disruptions from the proposed transaction will harm Splunk’s business, including current plans and operations;
(vii)	the ability of Splunk to retain and hire key personnel;
(viii)	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction;
(ix)	legislative, regulatory and economic developments affecting Splunk’s business;
(x)	general economic and market developments and conditions;
(xi)	the evolving legal, regulatory and tax regimes under which Splunk operates;
(xii)	potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Splunk’s financial performance;
(xiii)	restrictions during the pendency of the proposed transaction that may impact Splunk’s ability to pursue certain business opportunities or strategic transactions;
(xiv)
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Splunk’s response to any of the aforementioned factors; and

(xv)
such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by Splunk, including its Annual Report on Form 10-K previously filed with the SEC on March 23, 2023, and its Quarterly Report on Form 10-Q previously filed with the SEC on August 24, 2023.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Splunk’s financial condition, results of operations, or liquidity.
Splunk expressly qualifies in their entirety all forward-looking statements attributable to either Splunk or any person acting on Splunk’s behalf by the cautionary statements contained or referred to in this proxy statement. All information provided in this proxy statement is as of the date hereof and Splunk undertakes no duty to update this information except as required by law. Splunk does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on [•], 2023, at [•] a.m., Pacific time. Splunk will hold the special meeting virtually via the Internet at the virtual meeting website at www.virtualshareholdermeeting.com/SPLK2023SM. You will not be able to attend the Special Meeting physically in person.
Purpose of the Special Meeting
At the Special Meeting, we will ask Splunk Stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
Only Splunk Stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Splunk Stockholders entitled to vote at the Special Meeting will be available at the virtual meeting website during the Special Meeting. As of the Record Date, there were [•] shares of Splunk common stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority of the stock issued and outstanding and entitled to vote in person or as represented by proxy will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of Splunk common stock is required to adopt the Merger Agreement. As of the Record Date, [•] votes constitute a majority of the outstanding shares of Splunk common stock. Adoption of the Merger Agreement by Splunk Stockholders is a condition to the closing of the Merger.
The affirmative vote by holders of a majority of the votes cast at the Special Meeting is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.
Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of votes cast at the Special Meeting.
If a Splunk Stockholder abstains from voting, that abstention will have the same effect as if Splunk Stockholders voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Splunk does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Splunk common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Stock Ownership and Interests of Certain Persons
Shares Held by Splunk’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Splunk common stock, representing approximately [•]% of the shares of Splunk common stock outstanding on the Record Date (and approximately [•]% of the total shares of Splunk common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).
Voting of Proxies
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the Splunk Stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a Splunk Stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Splunk prior to the Special Meeting; or
•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.
If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of Splunk common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Splunk Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation
The Board of Directors has unanimously: (i) determined that it is in the best interests of Splunk and Splunk Stockholders, and declared it advisable, to enter into the Merger Agreement in accordance with the DGCL and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Solicitation of Proxies
The expenses of soliciting proxies will be paid by Splunk. Splunk has retained Innisfree M&A Incorporated to assist in soliciting proxies at a fee of $50,000, plus costs and expenses. Splunk and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, and employees of Innisfree M&A Incorporated may solicit proxies personally or in writing, by telephone, email, or otherwise. Splunk will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Splunk, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by Splunk Stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated by the end of the third calendar quarter of 2024.
Dissenters’ Rights
If the Merger is consummated, Splunk Stockholders who continuously hold shares of Splunk common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Splunk Stockholders who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Splunk common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be “fair value,” if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Dissenters’ Rights,” on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Corporation in the Merger to each Splunk Stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Splunk Stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Splunk before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of Splunk common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by Splunk Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Dissenters’ Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex D to this proxy statement and incorporated herein by reference. If you hold your shares of Splunk common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of Splunk Common Stock
If the Merger is completed, the shares of Splunk common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Splunk common stock will no longer be publicly traded.
Derivative Claims
As disclosed in footnote 3 to the condensed consolidated financial statements included in Splunk’s quarterly report on Form 10-Q for the quarterly period ending July 31, 2023, ten derivative lawsuits were filed on behalf of Splunk in February, March and April 2021, October and December 2022, and January, February and March 2023 in the U.S. District Court for the Northern District of California, the California Superior Court, San Francisco County, and the Court of Chancery of the State of Delaware. Due to the consolidation of several of these lawsuits and the voluntary dismissal of one of the lawsuits, there are now six pending derivative actions naming Splunk’s former Chief Executive Officer, Splunk’s former Chief Financial Officer, several other current and former officers, and many of Splunk’s current and former board members as defendants, and Splunk as a nominal defendant. The derivative actions allege claims for breach of fiduciary duties, unjust enrichment, waste of corporate assets, abuse of control, and gross mismanagement against the defendants, and claims for contribution under Sections 10(b) and 21D of the Exchange Act against only Splunk’s former Chief Executive Officer and former Chief Financial Officer. The plaintiffs in these derivative lawsuits seek unspecified monetary damages and other relief on behalf of Splunk. The courts have stayed three of the six derivative actions pursuant to stipulation of the parties, and the parties have submitted a stipulation and proposed order staying one other derivative action. Under applicable laws, if and when the Merger is consummated, Splunk believes that the foregoing stockholder plaintiffs should lose their standing to pursue to the foregoing derivative claims on behalf of Splunk.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Splunk common stock will be voted in accordance with the discretion of the appointed proxy holders.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more Splunk Stockholders reside. Each Splunk Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Splunk Stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a Splunk Stockholder of record, you may contact us by writing to Splunk at 270 Brannan Street, San Francisco, California 94107, for the attention of Investor Relations or by calling Splunk at (415) 848-8400 and requesting to speak with our investor relations department. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of Splunk common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Splunk Inc.
270 Brannan Street
San Francisco, California 94107
(415) 848-8400
Splunk helps customers build a safer and more resilient digital world. We deliver innovative solutions that enable organizations to harness the value of their data to help keep their digital systems secure, available and performant. As organizations’ reliance on resilient systems continues to increase, it is critical that they keep pace with increasing complexity and potential vulnerabilities associated with these systems. Our solutions for security and observability empower Security Operations, IT Operations, and Development Operations teams to maintain resilient systems by monitoring and securing them more quickly and efficiently. We also believe our offerings empower operational transformation, helping customers move from reactive, non-scalable and ineffective approaches to proactive, automated, and machine learning-assisted processes that drive better outcomes even as the scale and complexity of their technology continue to grow. We believe that the increasing reliance on digital systems has made the resilience of these systems mission-critical for nearly every organization and the sustained ongoing importance of digital systems amidst the evolving threat landscape further elevates Splunk’s central role in enabling secure and reliable operations for our customers. We were incorporated in California in October 2003 and were reincorporated in Delaware in May 2006. Splunk common stock is listed on Nasdaq under the symbol “SPLK.”
Cisco Systems, Inc.
170 West Tasman Drive
San Jose, California 95134
(408) 526-4000
Parent designs and sells a broad range of technologies that power the Internet. Parent is integrating its product portfolios across networking, security, collaboration, applications and the cloud to create highly secure, intelligent platforms for our customers’ digital businesses. These platforms are designed to help Parent’s customers manage more users, devices and things connecting to their networks to enable Parent to provide customers with a highly secure, intelligent platform for their digital business. Parent conducts its business globally and manages its business by geography. Parent’s business is organized into the following three geographic segments: Americas; Europe, Middle East, and Africa; and Asia Pacific, Japan, and China.
Parent’s products and technologies are grouped into the following categories: Networking, Security, Collaboration, and Observability. In addition to Parent’s product offerings, Parent provides a broad range of service offerings, including technical support services and advanced services. Increasingly, Parent is delivering its technologies through software and services. Parent’s customers include businesses of all sizes, public institutions, governments, and service providers, including large webscale providers. These customers often look to Parent as a strategic partner to help them use information technology to differentiate themselves and drive positive business outcomes.
Parent was incorporated in California in 1984 and reincorporated in Delaware in 2021. Parent’s headquarters are in San Jose, California. Parent common stock is listed on Nasdaq under the symbol “CSCO.”
Spirit Merger Corp.
170 West Tasman Drive
San Jose, California 95134
(408) 526-4000
Merger Sub is a wholly owned subsidiary of Parent and was formed on September 14, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Splunk and the separate corporate existence of Merger Sub will cease, with Splunk continuing as the Surviving Corporation. As a result of the Merger, Splunk will become a wholly owned subsidiary of Parent, and Splunk common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Splunk common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Splunk if the Merger is Not Completed
If the Merger Agreement is not adopted by Splunk Stockholders, or if the Merger is not completed for any other reason:
i.	Splunk Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Splunk common stock pursuant to the Merger Agreement;
ii.
(a) Splunk will remain an independent public company; (b) Splunk common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act; and (c) Splunk will continue to file periodic reports with the SEC;

iii.
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) Splunk Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Splunk’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Splunk operates and economic conditions;

iv.
the price of Splunk common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Splunk common stock would return to the price at which it trades as of the date of this proxy statement;

v.
the Board of Directors will continue to evaluate and review Splunk’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Splunk’s business, prospects and results of operations will be adversely impacted; and

vi.
under certain specified circumstances, Splunk is required to pay Parent a termination fee equal to $1,000,000,000, and under certain other specified circumstances, Parent is required to pay Splunk a termination fee equal to $1,478,000,000, in each case, in connection with, and upon, the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Merger Consideration
Splunk Common Stock
At the Effective Time, each share of Splunk common stock (other than Excluded Shares, which include, for example, shares of Splunk common stock owned by Splunk Stockholders who have properly exercised and not withdrawn their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of Splunk common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Splunk Stockholder (except that Splunk Stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Merger Agreement—Dissenters’ Rights.”

Treatment of Company Equity Awards
The Merger Agreement provides that Company Equity Awards outstanding immediately prior to the Effective Time will be subject to the following treatment:
Vested Company Equity Awards
At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, will terminate and be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU, less any applicable taxes.
For each Vested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Vested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Vested Company Option in effect immediately prior to the Effective Time.
For each Vested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company RSU by (y) the Per Share Merger Consideration.
For each Vested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company PSU by (y) the Per Share Merger Consideration.
Unvested Company Equity Awards
Unvested Company Shares. At the Effective Time, each Unvested Company Share will remain subject to the same restrictions, vesting arrangements or repurchase rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time, and will become payable by Parent on the date that such Unvested Company Share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time, and will otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying Unvested Company Share immediately prior to the Effective Time, and each outstanding repurchase right will be assigned to Parent in the Merger and will thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time.
Unvested Company Options and Unvested Company RSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company Option or Unvested Company RSU (the “Unvested Cash (Options/RSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (Options/RSUs) will vest and become payable at the same time as the Unvested Company Option or Unvested Company RSU, as applicable, from which such resulting Unvested Cash (Options/RSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, as applicable, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Unvested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Unvested Company Option in effect immediately prior to the Effective Time.

For each Unvested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Unvested Company RSU by (y) the Per Share Merger Consideration.
Unvested Company PSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (PSUs) will vest and be payable at the same time as the Unvested Company PSU from which such Unvested Cash (PSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the total number of shares of Splunk common stock underlying such Unvested Company PSU (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting and based on the attainment of the applicable performance metrics at the actual level of performance through Closing as determined prior to the Closing by the Board of Directors or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU), by (y) the Per Share Merger Consideration.
Treatment of Company ESPP
In accordance with the terms of the Merger Agreement, on September 20, 2023, the Board of Directors adopted resolutions with respect to the Company ESPP, providing that (i) with respect to any Current ESPP Offering Period, no employee who is not a participant in the Company ESPP as of September 20, 2023 may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on September 20, 2023, for such Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP will be suspended, (iv) no new Offering Period will be commenced under the Company ESPP prior to the termination of the Merger Agreement and (v) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period will be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder will be made on that day.
Background of the Merger
The Board of Directors and Splunk’s senior management team regularly review Splunk’s business, financial performance and strategic direction, outlook and growth prospects in light of industry and market developments. As part of this assessment, the Board of Directors and Splunk’s senior management regularly consider potential opportunities to strengthen Splunk’s business and enhance stockholder value, including by pursuing strategic opportunities such as acquisitions, dispositions, commercial partnerships or combinations with third parties. Consistent with their fiduciary duty to enhance stockholder value, the Board of Directors and management have always remained open to considering third-party interest in strategic transactions with Splunk as well.
On November 15, 2021, Doug Merritt, Splunk’s Chief Executive Officer, stepped down and Graham Smith, Chair of the Board of Directors, was appointed Interim Chief Executive Officer. Following this announcement, Splunk’s stock price declined from $167.82 per share on November 12, 2021, to $137.38 on November 15, 2021. Following such date and over the course of the ensuing several months, Splunk began its search for a permanent Chief Executive Officer.
On November 19, 2021, Chuck Robbins, Chair and Chief Executive Officer of Cisco, contacted Mr. Smith regarding Cisco’s potential interest in exploring a strategic combination with Splunk and inquired whether it would be possible to discuss the topic with Mr. Smith. On December 15, 2021, Mr. Smith spoke with Mr. Robbins and Mr. Robbins reiterated Cisco’s interest in a potential transaction involving Splunk. No terms, including price, with respect to any potential transaction were discussed.

On December 17, 2021, Splunk received an unsolicited non-binding indication of interest from Cisco to acquire Splunk for $165 to $175 per share in cash. Cisco’s indication of interest was subject to a number of conditions, including completion of its due diligence review of Splunk and finalization of definitive agreements for the proposed transaction. On December 21, 2021, Cisco supplemented its December 17th proposal with a letter to Splunk requesting access to certain key non-public diligence information regarding Splunk in order to allow Cisco to continue to evaluate its offer.
Over the ensuing several weeks, at Cisco’s request, representatives of Cisco and Splunk discussed publicly available information relating to Splunk’s business, operations and outlook. During this period of time, Splunk was also continuing its search for a permanent Chief Executive Officer and began to consider and work with Gary Steele as a candidate for this role.
On January 14, 2022, Splunk received a revised non-binding indication of interest from Cisco to acquire Splunk for $175 to $190 per share in cash, again subject to a number of conditions including completion of Cisco’s due diligence review of Splunk and finalization of definitive agreements for the proposed transaction.
On January 23, 2022, Cisco and Splunk entered into a customary confidentiality agreement (the “Confidentiality Agreement”) in order to facilitate their discussions and information sharing. The Confidentiality Agreement included a customary “standstill” provision but did not include a so-called “don’t ask, don’t waive” provision. Over the next several weeks, representatives of Cisco and Splunk continued to discuss Splunk’s business, operations and outlook. Also, in January 2022, the Board of Directors engaged Qatalyst Partners and another financial advisor to, among other things, assist Splunk in evaluating strategic alternatives for Splunk, including a possible sale of Splunk. Qatalyst Partners was selected by the Board of Directors based on its qualifications, expertise, reputation, and its knowledge of Splunk’s business and the industry in which it operates, to act as Splunk’s financial advisor.
On February 4, 2022, Splunk received a revised non-binding indication of interest from Cisco to acquire Splunk for $193 per share in cash, again subject to a number of conditions including completion of Cisco’s due diligence review of Splunk and finalization of definitive agreements for the proposed transaction.
On February 6, 2022, Mr. Smith spoke with Mr. Robbins by telephone and Mr. Smith verbally conveyed a counterproposal of $212 per share in cash.
Later that day, Cisco withdrew its indication of interest citing several key factors that would prevent Cisco from being able to move forward with a proposed transaction at the time, including the potential challenges of further exploring a transaction while Splunk was simultaneously finalizing its search for a permanent Chief Executive Officer and making other significant senior management changes.
Following such withdrawal, Splunk and Cisco ceased all transaction-related communications and information sharing and, on February 9, 2022, Splunk sent Cisco a request for return or destruction of confidential information received by Cisco pursuant to the Confidentiality Agreement. On February 24, 2022, representatives of Simpson Thacher & Bartlett LLP (“Simpson”), outside counsel to Cisco, certified the completion of such return and destruction on behalf of Cisco pursuant to the Confidentiality Agreement.
On February 11, 2022, various news outlets in the U.S. reported that Cisco and Splunk had been discussing a potential business combination transaction valuing Splunk at over $20 billion. Neither Cisco nor Splunk commented publicly on these news reports.
Throughout the remainder of 2022 and early 2023, Splunk announced several significant management changes. In March 2022, Splunk announced that Mr. Steele would join the company as its new President and Chief Executive Officer and that its President and Chief Growth Officer was resigning. In May 2022, Splunk announced that its President, Products and Technology, was resigning. In September 2022, Splunk announced that Tom Casey would join the company as its new Senior Vice President and General Manager, Platform and that its Senior Vice President and Chief Financial Officer was resigning. In October 2022, Splunk announced that Sharyl Givens would join the company as its new Chief People Officer. In November 2022, Splunk announced that it had completed its acquisition of TwinWave Security, a private cybersecurity company, and had appointed Mike Horn, TwinWave’s co-founder and Chief Executive Officer, as Splunk’s new Senior Vice President and General Manager of Security. In January 2023, Splunk announced that Brian Roberts would join the company as its new Senior Vice President and Chief Financial Officer. In addition, throughout 2022 and early 2023, Splunk also implemented a number of other personnel and organizational changes to improve efficiency and simplify and flatten Splunk’s management structure and organization.

In addition to management changes, Splunk lowered its outlook in 2022. On August 24, 2022, Splunk announced its second quarter of its fiscal year 2023 results adjusting down guidance for Splunk’s total annual recurring revenue from $3.9 billion to $3.65 billion and cloud annual recurring revenue from $2 billion to $1.8 billion.
Between December 17, 2021 (the date that Splunk received its first unsolicited indication of interest from Cisco) and April 4, 2023, the Nasdaq declined by 19%, the S&P Services and Software index declined by 25% and Splunk’s stock price declined by 15%.
On April 4, 2023, Scott Herren, Cisco’s Executive Vice President and Chief Financial Officer, contacted Mr. Steele to arrange a telephone call. On the call, Mr. Herren indicated that Cisco was impressed with the composition and performance of Splunk’s new management team and the business progress that Splunk had made since the parties ended transaction discussions in February 2022. Mr. Herren further indicated that Cisco was interested in reengaging with Splunk to explore a potential acquisition of the company if Splunk was open to such discussions. Mr. Steele indicated that he would discuss the matter with Splunk’s Board of Directors and let Mr. Herren know if the Board of Directors was willing to re-engage in potential transaction discussions. Following his call with Mr. Herren, Mr. Steele informed Mr. Smith, Chair of the Board of Directors of Splunk, of his call with Mr. Herren and also consulted with Morgan Stanley, Splunk’s long-standing financial advisor, on among other things, deal negotiations, business diligence matters, and potential next steps and responses to Mr. Herren.
On April 9, 2023, Messrs. Smith and Steele informed the rest of the Board of Directors about Cisco’s renewed interest in exploring a potential acquisition of Splunk and, on April 10, 2023, the Board of Directors convened a meeting to discuss the matter. Members of Splunk’s senior management team and a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), outside counsel to Splunk, also attended the meeting. At the meeting, Mr. Steele described his recent conversation with Mr. Herren. A representative of Skadden then provided an overview of the directors’ fiduciary duties in connection with their evaluation of a potential sale of Splunk in general and Cisco’s interest in particular. The representative of Skadden emphasized the importance of the Board of Directors’ active involvement and oversight of any engagement with Cisco and other potential buyers, if any. Following a discussion of Splunk’s business outlook and key strategic initiatives, conditions in Splunk’s key businesses, the macro-economic environment in general, and the state of the capital markets, as well as Splunk’s prior engagement with Cisco the previous year, the Board of Directors authorized and instructed Splunk’s management team to engage with Cisco in order to determine whether there was a path to a transaction that would be in the best interests of Splunk Stockholders. Given the extent of the information that Splunk had previously shared with Cisco during the companies’ prior transaction discussions, the Board of Directors also authorized and instructed the management team to update Splunk’s long-term financial forecasts and share a similar level of confidential information with Cisco to ensure that any renewed discussions regarding a potential transaction would be informed by information that reflected Splunk’s then-current business, products, technology and financial outlook.
On April 11, 2023, Mr. Steele called Mr. Herren to inform him that the Splunk Board of Directors had authorized and instructed Mr. Steele and his management team to engage in preliminary discussions with Cisco regarding a potential transaction and, in furtherance thereof, to provide Cisco with confidential information on its business and operations in order to determine whether a potential transaction was in the best interests of Splunk Stockholders. Mr. Herren expressed Cisco’s appreciation and, on April 12, 2023, Mr. Herren sent Mr. Steele a list of preliminary information requests, including a request to meet certain members of Splunk’s senior management team. During the ensuing weeks, the parties discussed logistics for their preliminary meetings and Splunk assembled information in response to Cisco’s information requests.
On April 26, 2023, Cisco and Splunk entered into an amendment to the Confidentiality Agreement to extend the term thereof in order to facilitate their discussions and information sharing.
On April 27, 2023, representatives of Splunk and Cisco held an initial information sharing meeting to discuss Splunk’s business, operations and outlook.
On May 2, 2023, the Board of Directors convened a meeting to discuss the status of Splunk’s engagement with Cisco. Members of Splunk’s management team and a representative of Skadden also attended the meeting. Mr. Steele updated the Board of Directors on Splunk’s recent engagement with Cisco, including Cisco’s request for Splunk’s current financial forecasts. Messrs. Steele and Roberts noted that, consistent with the Board of Directors’ previous authorization and in anticipation of Cisco’s request for current financial forecasts, Splunk’s management team had prepared preliminary financial forecasts for Splunk’s 2024, 2025 and 2026 fiscal years (the “Interim Management Projections”). Mr. Roberts presented the Interim Management Projections and described the methodology and the material assumptions the management team used to create the Interim Management Projections. The Board of Directors discussed the Interim Management Projections and authorized and instructed the management team to share them with Cisco. The Board of Directors then discussed the status of Splunk’s engagement with Cisco and remained supportive of continued discussions with Cisco in order to determine if Cisco would present Splunk with a compelling transaction proposal.
Between May 3, 2023 and June 19, 2023, representatives of Splunk and Cisco held several additional information sharing meetings to advance discussions on Splunk’s business, technology, operations and outlook. During these meetings, Splunk’s management team shared the Interim Management Projections with representatives of Cisco.
On June 19, 2023, Mr. Steele and Mr. Robbins met in person. During the meeting, Mr. Robbins expressed appreciation for Splunk’s recent business performance and the efforts of Splunk’s new management team. Mr. Robbins also indicated that Cisco would be sending Splunk a non-binding indication of interest to acquire Splunk for $130 per share in cash. Mr. Steele expressed his appreciation for Cisco’s interest and Mr. Robbins’ proposal and indicated that he would discuss the matter with the Board of Directors once Splunk had received Cisco’s written proposal.
On June 20, 2023, Splunk received a non-binding indication of interest from Cisco to acquire Splunk for $130 per share in cash, representing a premium of 20% to Splunk’s closing stock price of $108.02 on June 16, 2023.
On June 21, 2023, the Board of Directors convened a meeting to discuss the status of Splunk’s engagement with Cisco. Members of Splunk’s management team and representatives of Skadden also attended the meeting. Mr. Steele noted that Splunk had received a non-binding indication of interest from Cisco in which Cisco proposed to acquire Splunk for $130 per share in cash, a copy of which had been made available to the Board of Directors. Mr. Steele described the information sharing meetings that the Splunk management team had recently held with Cisco prior to receiving Cisco’s indication of interest and the information shared with Cisco, including the Interim Management Projections. The members of the Board of Directors discussed their initial reactions to Cisco’s proposal, which generally reflected the view that Cisco’s offer price was less attractive than Splunk’s standalone business plans and long-term value prospects. Given Splunk’s previous discussions with Cisco in 2021 and 2022, however, the Board of Directors concluded that Splunk should continue to engage with Cisco to determine whether Cisco could be encouraged to present a more compelling offer.
Due to the fact that Splunk had received an actual transaction proposal from Cisco at this time, the Board of Directors also discussed whether it would be prudent to establish a committee of the Board of Directors to allow for flexible and timely oversight and support of management in its discussions with Cisco under circumstances where it might not be practicable to frequently assemble the full Board of Directors. After discussion, the Board of Directors approved the formation of a committee (the “Transaction Committee”), comprised of Graham Smith, Kenneth Hao, David Tunnell and Rick Wallace, to facilitate the Board of Directors’ active involvement in Splunk’s discussions and consideration of strategic alternatives, including potential negotiations with Cisco (or any other party), but without authority to approve any transaction or the terms and conditions thereof. The Transaction Committee was not created to address any actual or perceived conflict of interest, and the members of the Transaction Committee were not paid any additional compensation for serving on the Transaction Committee. The Board of Directors also discussed the need to retain a financial advisor to conduct financial analyses of any proposal or proposed transaction (and the terms and conditions thereof), to assist Splunk in negotiations and to help the Board of Directors evaluate strategic alternatives. After discussion, the Board of Directors determined to engage Qatalyst Partners and Morgan Stanley based on their respective pre-existing relationships with Splunk, including Qatalyst Partners’ engagement during the discussions with Cisco in 2022 as well as its knowledge of Splunk and Morgan Stanley’s long-standing relationship advising Splunk since its initial public offering and ongoing strategic dialogue with Splunk, as well as their respective reputations, expertise and experience advising enterprise software companies in connection with transactions of a similar nature. The Board of Directors authorized and instructed the management team to negotiate the terms of these engagements, subject to review and approval of the Board of Directors or the Transaction Committee.
On June 27, 2023, the Transaction Committee met to consult with representatives of Qatalyst Partners and Morgan Stanley regarding Cisco’s acquisition proposal. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden also attended the meeting. Representatives of Qatalyst Partners and Morgan Stanley together reviewed their preliminary financial analyses of Cisco’s $130 per share acquisition proposal. After considering the preliminary financial analyses presented by representatives of Qatalyst Partners and Morgan Stanley, the Transaction Committee concluded that Cisco’s $130 per share offer price was not compelling but that Splunk should continue to engage in discussions with Cisco to determine whether there was a path to a transaction that was in the best interests of Splunk and its stockholders.
At this meeting, the Transaction Committee also discussed whether Splunk should conduct a “market check” to determine if any other third parties might have interest in a strategic transaction with Splunk at this time. To determine whether the Transaction Committee should conduct a “market check,” representatives of Qatalyst Partners and Morgan Stanley together reviewed a list of third parties that might have strategic interest in a transaction with Splunk based on their respective business profiles and expressed strategic plans and initiatives, as well as an ability to execute a transaction with a company with a market capitalization as large as Splunk’s. Members of the Transaction Committee and Mr. Steele discussed each of the potential acquirors identified and determined, based on their business insights and the advice of Qatalyst Partners and Morgan Stanley, that none of these parties were likely to have interest in pursuing a strategic transaction with Splunk at this time or in the near future, given among other things, the size of the transaction, other strategic priorities of strategic buyers at the time that would prevent them from pursuing such large-scale M&A opportunities. Members of the Transaction Committee actively involved in private equity investing observed that financial sponsors were unlikely to have interest in a transaction with Splunk for a variety of reasons, including the size of the transaction, Splunk’s financial profile and the then-current market conditions for leveraged acquisition financing. The Transaction Committee also noted that Splunk had not received any inbound interest from third parties in a strategic transaction with Splunk following the above-mentioned press reports of Splunk’s strategic discussions with Cisco in 2022. After such discussions, including consideration of the potential downsides of a market check, the Transaction Committee determined not to initiate a market check at this time.
At the end of the meeting, members of the Transaction Committee and Mr. Steele discussed potential responses to Cisco with representatives of Qatalyst Partners and Morgan Stanley and the appropriate means by which to convey Splunk’s response. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with representatives of Qatalyst Partners, Morgan Stanley and Skadden.
On June 29, 2023, based on guidance and instruction from the Transaction Committee, Mr. Steele called Mr. Robbins to convey Splunk’s feedback on Cisco’s $130 per share acquisition proposal. Mr. Steele informed Mr. Robbins that Splunk’s Board of Directors and management team were confident in Splunk’s standalone business prospects and that Cisco’s proposed offer price of $130 per share did not reflect a price for Splunk that was more attractive than Splunk’s standalone business prospects and long-term value. Mr. Robbins acknowledged Splunk’s response and requested additional information on Splunk’s business, technology and financial outlook in order to help Cisco refine its financial model for a potential acquisition of Splunk, including potential synergies that might be unlocked by a strategic combination of the two companies. Mr. Steele suggested the companies’ financial advisors discuss the matter further.
On July 5, 2023, a representative of Tidal Partners LLC (“Tidal Partners”), Cisco’s financial advisor, spoke with a representative of Qatalyst Partners and informed that Cisco would consider making a revised offer to acquire Splunk but needed additional diligence information from Splunk in order to determine whether to do so, and if so, what revised offer price to propose. In particular, Cisco was interested in better understanding Splunk’s technology, products and platform. The Tidal Partners representative indicated that Cisco would send a supplemental information request list to Splunk in order to focus Splunk’s information gathering efforts in support of Cisco’s financial modeling work.
On July 10, 2023, the Transaction Committee convened a meeting to discuss the status of Splunk’s engagement with Cisco. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. Mr. Steele updated the Transaction Committee on the management teams’ recent discussions with Cisco, including Mr. Steele’s conversation with Mr. Robbins and Cisco’s request to receive additional information to enable it to refine its business and financial analysis of a business combination with Splunk. While Mr. Robbins had not committed to revise Cisco’s offer price, he had requested the additional information to assess whether doing so was feasible. The Transaction Committee supported Splunk’s efforts to compile and share the supplemental information that Cisco had requested and authorized and instructed Splunk to do so. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with representatives of Qatalyst Partners, Morgan Stanley and Skadden. After some discussion, representatives of Qatalyst Partners and Morgan Stanley also departed the meeting so that the members of the Transaction Committee could discuss the terms of Qatalyst Partners’ and Morgan Stanley’s engagement, including the respective relationship disclosure letters previously provided by each of Qatalyst Partners and Morgan Stanley to the Board of Directors. After discussion, the Transaction Committee determined to authorize and instruct Splunk to formally engage both Qatalyst Partners and Morgan Stanley on the terms discussed, subject to completion of certain engagement details.
Following review and approval by the Transaction Committee of the negotiated engagement letters with each of Qatalyst Partners and Morgan Stanley, Splunk entered into a formal engagement letter with Qatalyst Partners on August 3, 2023, and a formal engagement letter with Morgan Stanley on August 16, 2023.
Between July 21, 2023, and August 3, 2023, representatives of Cisco and Splunk met in person several times to discuss, among other matters, Splunk’s business, technology, products and platform, as well as potential synergies that could be achieved through a combination of the two companies.
On July 31, 2023, Splunk completed the second quarter of its fiscal year 2024. Following the completion of the quarter, Splunk’s management team (1) refined its preliminary projections of Splunk’s fiscal year 2024 financial results as included in the Interim Management Projections based, in part, on the full year outlook implied by the second quarter results (as updated, including certain projections of Splunk’s financial results for fiscal years 2027 through 2034 prepared by Splunk’s management by extrapolating from the foregoing financial projections, the “Updated Interim Management Projections”) and (2) prepared two additional sets of alternative long-term financial projections in order to give the Board of Directors a broader perspective on possible alternative financial outcomes if macroeconomic factors impacted near-term growth and if growth rates slowed more rapidly over time (the “Sensitivity Cases”). Splunk’s management team also discussed its second quarter financial results with representatives of Cisco to explain the management team’s views on the implications of these results for Splunk’s full fiscal year 2024 estimates. Following this meeting, Splunk shared a revised fiscal year 2024 forecast with Cisco.
Following this further refinement, Splunk publicly reported its second quarter financial results on August 23, 2023. The earnings announcement reported that Splunk’s (1) total annual recurring revenue was $3.858 billion, up 16% year-over-year; (2) total revenues were $911 million, with cloud revenue growing 29% to $445 million; (3) GAAP operating expenses declined 2% year-over-year; (4) non-GAAP operating expenses declined 3% year-over-year; (5) trailing twelve-month operating cash flow was $827 million, up 247% year-over-year; (6) trailing twelve-month free cash flow was $805 million, up 273% year-over-year; and (7) number of customers with total ARR greater than $1 million was 834, an increase of 111 year-over-year. Following the earnings announcement, Splunk’s closing stock price increased from $99.93, as of the close of trading on the day of the earnings announcement, to $112.83, as of the close of trading on the day after the earnings announcement.
On August 25, 2023, Splunk received a revised non-binding indication of interest from Cisco to acquire Splunk for $142 per share in cash, representing a premium of 26% to Splunk’s closing stock price of $112.83 on August 24, 2023.
On August 27, 2023, the Transaction Committee convened a meeting to discuss the status of Splunk’s engagement with Cisco. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. At the request of the Board of Directors, representatives of Qatalyst Partners and Morgan Stanley together reviewed their preliminary financial analyses of Cisco’s $142 per share acquisition proposal based on publicly available information and Splunk’s management team’s Updated Interim Management Projections and Sensitivity Cases. The Transaction Committee considered and discussed the preliminary financial analyses and concluded that Cisco’s revised offer price of $142 per share continued to undervalue Splunk and was less attractive than Splunk’s standalone business and long-term value prospects. After discussion, the Transaction Committee authorized and instructed Qatalyst Partners, on behalf of Splunk, to deliver to Tidal Partners, on behalf of Cisco, a counterproposal for Cisco to acquire Splunk for $168 per share in cash. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with representatives of Qatalyst Partners, Morgan Stanley and Skadden.
Later that day, a representative of Qatalyst Partners verbally presented the counterproposal of $168 per share in cash to a representative of Tidal Partners.

On August 28, 2023, a representative of Tidal Partners called a representative of Qatalyst Partners and verbally conveyed a revised proposal by Cisco to acquire Splunk for $146 per share in cash, reflecting a premium of 25% to Splunk’s closing stock price of $117.15 on August 28, 2023.
On August 29, 2023, the Transaction Committee convened a meeting to discuss Cisco’s latest acquisition proposal as conveyed by Tidal Partners. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. Representatives of Qatalyst Partners and Morgan Stanley together reviewed the verbal counterproposal for Cisco to acquire Splunk for $146 per share in cash that Tidal Partners had conveyed the previous day and representatives of Qatalyst Partners and Morgan Stanley together reviewed, at the request of the Board of Directors, their preliminary financial analyses of the proposal based on publicly available information and the Updated Interim Management Projections and Sensitivity Cases. A representative of Skadden also gave the Transaction Committee a preliminary assessment of the regulatory considerations of the proposed transaction and reviewed the directors’ fiduciary duties in connection with their evaluation of a potential sale of Splunk in general and Cisco’s interest in particular. The Transaction Committee considered and discussed the preliminary financial analyses and concluded that Cisco’s revised offer price of $146 per share continued to undervalue Splunk and was less attractive than Splunk’s standalone business and long-term value prospects. After discussion, the Transaction Committee authorized and instructed Qatalyst Partners to deliver a counterproposal to Tidal Partners of $160 per share in cash. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with Splunk’s outside financial and legal advisors. Later the same day, a representative of Qatalyst Partners called a representative of Tidal Partners to convey that the Transaction Committee would be prepared to accept (and recommend to the full Board of Directors to accept) a revised offer to acquire Splunk at a transaction price of $160 per share in cash.
On August 30, 2023, a representative of Tidal Partners called a representative of Qatalyst Partners to convey that Mr. Robbins intended to call Mr. Steele to discuss Cisco’s perspective on the latest price negotiations and Cisco’s assessment of an appropriate valuation of Splunk. Later that day, Mr. Robbins called Mr. Steele to discuss the proposed transaction. During the call, Mr. Robbins presented a revised proposal for Cisco to acquire Splunk for $152 per share in cash, reflecting a premium of 26% to Splunk’s closing stock price of $120.28 on August 30, 2023.
Later that day, the Transaction Committee convened a meeting to discuss Cisco’s latest acquisition proposal. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. At the meeting, representatives of Qatalyst Partners and Morgan Stanley together reviewed their preliminary financial analyses with respect to Cisco’s latest proposal to acquire Splunk for $152 per share in cash based on publicly available information and the Updated Interim Management Projections and Sensitivity Cases. Following the discussion, the Transaction Committee authorized and instructed Mr. Steele to inform Mr. Robbins that the Transaction Committee would be prepared to support (and would recommend to the full Board of Directors to accept) a transaction price of $158 per share in cash. The Transaction Committee agreed to reconvene following Mr. Steele’s conversation with Mr. Robbins. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with Splunk’s outside financial and legal advisors.
Later that same day, Mr. Steele called Mr. Robbins and Mr. Steele indicated that the Transaction Committee was prepared to accept (and recommend to the full Board of Directors to accept) a transaction price of $158 per share in cash.
Later that evening, a representative of Tidal Partners called a representative of Qatalyst Partners to preview that Mr. Robbins would again call Mr. Steele to convey another revised verbal proposal to acquire Splunk. Mr. Robbins called Mr. Steele by telephone that evening and indicated that Cisco would be prepared to acquire Splunk for $156 per share in cash, reflecting a premium of 30% of Splunk’s closing stock price on August 30, 2023 of $120.28.
Following this conversation, the Transaction Committee convened another meeting on August 30, 2023. Members of Splunk’s management team (including Mr. Steele) and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. Representatives of Qatalyst Partners and Morgan Stanley together reviewed their preliminary financial analyses of Cisco’s latest proposal to acquire Splunk for $156 per share in cash based on publicly available information and the Updated Interim Management Projections and Sensitivity Cases. Following discussion, subject to the authorization of the Board of Directors, the Transaction Committee authorized and instructed Mr. Steele to finalize negotiations with Cisco at the highest price Mr. Steele could obtain from Cisco. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Transaction Committee could meet in executive session with Splunk’s outside financial and legal advisors.
On August 31, 2023, Mr. Steele called Mr. Robbins and Mr. Robbins made a verbal offer for Cisco to acquire Splunk for $157 per share in cash, reflecting a premium of 29% to Splunk’s closing stock price of $121.26 on August 31, 2023, subject to Splunk’s acceptance of a customary exclusivity agreement.
Later that day, Splunk received a revised non-binding indication of interest from Cisco to acquire Splunk for $157 per share in cash and a copy of a proposed exclusivity agreement (the “Exclusivity Agreement”) providing Cisco with the exclusive right to negotiate with Splunk for a period of 30 days following execution of the Exclusivity Agreement.
On September 1, 2023, the Board of Directors convened a meeting to consider Cisco’s proposal to acquire Splunk for $157 per share in cash. Members of Splunk’s management team and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. Mr. Steele updated the Board of Directors on the discussions with Cisco since the last meeting of the full Board of Directors, including the details of Cisco’s latest proposal to acquire Splunk for $157 per share in cash and Mr. Smith provided a summary of the work the Transaction Committee had completed in evaluating and overseeing the negotiation process, due diligence and other transaction-related matters. Representatives of Qatalyst Partners and Morgan Stanley together reviewed their preliminary financial analyses of Cisco’s proposal based on publicly available information and the Updated Interim Management Projections and Sensitivity Cases. A representative of Skadden then provided an overview of the directors’ fiduciary duties in connection with their evaluation of a potential sale of Splunk in general and Cisco’s interest in particular. In light of Cisco’s request for exclusive negotiations and the passage of time since the Board of Directors considered the issue in June 2023, the Board of Directors also revisited whether to conduct a market check prior to entering into the Exclusivity Agreement with Cisco in order to determine whether any other third parties might have interest in a strategic transaction with Splunk at this time. Members of the Transaction Committee confirmed that they had discussed the advisability of conducting a market check at various times during negotiations with Cisco and determined not to initiate a market check for the reasons discussed by the Board of Directors in June 2023. After considering the issues previously discussed by the Board of Directors in June 2023, the transaction price being proposed by Cisco and the state of Splunk’s business and financial outlook, the Board of Directors determined that a market check was unlikely to yield additional interest in a transaction with Splunk at this time. Following discussion of the foregoing matters, the Board of Directors authorized and instructed Splunk to commence negotiation of definitive transaction agreements and documentation with Cisco at a transaction price of $157 per share in cash and to enter into an exclusivity agreement with Cisco to enable the parties to negotiate such definitive agreements and to enable Cisco to complete its confirmatory due diligence review of Splunk. Following this discussion, members of Splunk’s management team (including Mr. Steele) departed the meeting so the Board of Directors could meet in executive session with Splunk’s outside financial and legal advisors.
On September 2, 2023, Splunk and Cisco entered into the Exclusivity Agreement and commenced confirmatory due diligence and negotiation of definitive agreements for the proposed transaction.
On September 5, 2023, Mr. Robbins called Mr. Steele to reiterate his enthusiasm for the proposed transaction and his commitment to completing confirmatory due diligence and negotiation of definitive agreements as expeditiously as possible. In addition, Mr. Robbins shared Cisco’s desired targeted announcement date of September 21, 2023 and preliminary expectations for the communications roll-out following the public announcement of a the proposed transaction.
On September 6, 2023, Simpson sent to Skadden an initial draft of the merger agreement for the proposed transaction. Such merger agreement indicated that Cisco would seek to negotiate and finalize voting agreements with certain key Splunk stockholders as a condition to entering into the merger agreement with Splunk.
Over the course of the ensuing period of time until the parties entered into the merger agreement on September 20, 2023, Cisco and its advisors continued their confirmatory due diligence review of Splunk and representatives of Splunk, Cisco, Skadden and Simpson negotiated the terms of the merger agreement and other definitive documentation for the proposed transaction.
On September 7, 2023, a representative of Simpson called a representative of Skadden seeking permission for Cisco to commence discussions with Mr. Steele and potentially other key senior executives of Splunk regarding their respective roles with Cisco following the completion of the proposed transaction. The representative of Simpson conveyed Cisco’s view that Mr. Steele and potentially other key senior executives were critical to Cisco’s willingness to proceed with the proposed transaction, so Cisco was conditioning its willingness to enter a definitive transaction agreement with Splunk on the completion of an employment agreement with Mr. Steele and potentially other key executives to be determined after further discussion (all of which would only become effective upon the completion of the proposed transaction). Mr. Steele and the Transaction Committee discussed this request and determined to authorize Cisco to discuss Mr. Steele’s role at Cisco but not his compensation at this time, and Mr. Steele agreed to abide by the parameters of this conditional authorization until the Transaction Committee authorized compensation related discussions. The Transaction Committee also authorized and instructed Mr. Steele to provide oversight of Cisco’s engagement with other key senior executives of Splunk to ensure such engagement did not affect, interfere with or disrupt ongoing negotiations with Cisco regarding the transaction in general. A representative of Skadden conveyed the Transaction Committee’s conditional authorization to Simpson. Thereafter, Mr. Steele had numerous discussions with Cisco regarding his role at Cisco following the completion of the proposed transaction but compensation matters were not discussed. During this period of time, Mr. Steele also discussed with representatives of Cisco the potential role various other senior Splunk executives may have with following the completion of the transaction. Following those discussions, it was agreed that Cisco would only seek to negotiate and finalize employment agreements with two other senior Splunk executives as a condition to entering into a definitive transaction agreement with Splunk.
On September 10, 2023, a representative of Simpson sent a draft of a voting agreement to representatives of Skadden, pursuant to which H&F would be required, among other things, to vote their shares of Common Stock in favor of adoption of the merger agreement and the merger, and against any competing transaction, so long as the merger agreement remained in effect. Over the course of the ensuing period of time until the parties entered into the merger agreement on September 20, 2023, representatives of Kirkland & Ellis LLP, outside counsel to H&F, Simpson and Skadden negotiated and finalized the terms of the voting agreement.
On September 13, 2023, the Board of Directors and the standing committees thereof held previously scheduled meetings. During these meetings, the Board of Directors and the Talent and Compensation Committee thereof discussed the status of negotiations with Cisco and its advisors and provided guidance and instruction on various transaction related issues under negotiation with Cisco, including the terms of a potential employee retention scheme.
Following this meeting of the Board of Directors, Splunk’s management team and Skadden negotiated the final terms of the definitive agreement for the proposed transaction with Cisco and Simpson. The Transaction Committee provided guidance and instruction to management and Skadden throughout these negotiations, meeting on September 17, 18 and 19, 2023 to discuss the status and terms of such negotiations.
In addition, following the September 13 meeting of the Board of Directors, Cisco also began discussions and negotiations with Mr. Steele, Mr. Casey and Christian Smith, Splunk’s Senior Vice President and Chief Revenue Officer, regarding their employment with Cisco. On or around September 14, 2023, Cisco requested permission to propose and negotiate full terms of the senior executives’ employment agreements, including compensation-related items. After discussion and consideration of the progress of Splunk’s negotiations on the overall transaction with Cisco, the Transaction Committee authorized Mr. Steele, Mr. Casey and Mr. Smith to negotiate their employment with Cisco, including compensation-related items. Thereafter, all three executives and their personal legal counsel negotiated the terms of their respective employment agreements with Cisco and Simpson.
On September 20, 2023, the Board of Directors convened a meeting to discuss the fully negotiated terms of the definitive agreement for the proposed transaction with Cisco. Members of Splunk’s management team and representatives of Skadden, Qatalyst Partners and Morgan Stanley also attended the meeting. Representatives of Qatalyst Partners reviewed with the Board of Directors its financial analyses of the merger consideration of $157 per share of Splunk common stock. Subsequently, a representative of Morgan Stanley presented Morgan Stanley’s financial analyses of the proposed transaction. A representative of Skadden then presented a detailed outline of the fully negotiated definitive merger agreement and related documentation for the proposed transaction. The Board of Directors was then presented with a summary of the terms of the proposed employment arrangements with Mr. Steele, Mr. Casey and Mr. Smith. After discussion among the Board of Directors and representatives of Qatalyst Partners, Morgan Stanley and Skadden, (1) a representative of Qatalyst Partners delivered Qatalyst Partners’ oral opinion, subsequently confirmed in writing, dated September 20, 2023, to the Board of Directors that, as of such date and based upon and subject to the various limitations, qualifications and conditions set forth in the Qatalyst Partners’ written opinion, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by Splunk Stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such Splunk Stockholders (for more information, see the section of this proxy statement captioned “The Merger—Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC”), and (2) a representative of Morgan Stanley delivered Morgan Stanley’s oral opinion to the Board of Directors, subsequently confirmed in writing, that, as of September 20, 2023, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in the written opinion, the Per Share Merger Consideration to be received pursuant to the Merger Agreement by Splunk Stockholders (other than the holders of the Excluded Shares) was fair, from a financial point of view, to such Splunk Stockholders (for more information, see the section of this proxy statement captioned “The Merger—Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC”). After additional discussions of the proposed transaction and the financial analyses and opinions and the terms of the transaction documentation summarized for the Board of Directors at the meeting, the Board of Directors, among other related matters, unanimously (1) determined that it was in the best interests of Splunk and Splunk Stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) resolved to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL.
Later in the day on September 20, 2023, Cisco and Splunk executed and delivered the Merger Agreement and Cisco, Splunk and H&F executed and delivered the Voting and Support Agreement.
Early in the morning on September 21, 2023, the parties issued a press release publicly announcing the proposed transaction.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (i) determined that it is in the best interests of Splunk and Splunk Stockholders, and declared it advisable, to enter into the Merger Agreement in accordance with the DGCL and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with Splunk management, Skadden, Qatalyst Partners and Morgan Stanley. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by Splunk, the performance by Splunk of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that Splunk Stockholders adopt the Merger Agreement in accordance with the DGCL:
•
the current and historical market prices of Splunk common stock, including the market performance of the Splunk common stock relative to those of other participants in Splunk’s industry and general market indices, and the fact that the Per Share Merger Consideration constituted a premium of approximately 31% over Splunk’s closing stock price of $119.59 on September 20, 2023 (the trading day prior to the public announcement of the Merger), and a premium of approximately 38% over Splunk’s 30-day volume-weighted average closing share price through that date;

•	the comparably low price per share at which many Splunk Stockholders acquired their stock compared to the Per Share Merger Consideration;

•
the current and prospective business environment in which Splunk operates, including international, national and local economic conditions, the competitive environment and the likely effect of these factors on Splunk and the execution of Splunk’s standalone strategic plans;

•
the belief of the Board of Directors, based upon the course of negotiations with Parent (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), that the Per Share Merger Consideration represents the highest price that Parent was willing to pay and that the terms of the Merger Agreement include the most favorable terms to Splunk, in the aggregate, to which Parent was willing to agree;

•
the potential risk of losing the favorable opportunity with Parent in the event Splunk sought to pursue discussions with all third parties who may be interested in pursuing a strategic transaction with Splunk prior to entry into the Merger Agreement and the potential negative effect that such a process might have on Splunk’s business;

•	the high degree of certainty that the closing would be achieved in a timely manner, in view of the terms of the Merger Agreement;
•
the view of the Board of Directors that the Per Share Merger Consideration was more favorable to Splunk Stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Splunk, based upon the Board of Directors’ extensive knowledge of Splunk’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Per Share Merger Consideration represented an attractive and comparatively certain value for Splunk Stockholders relative to the risk-adjusted prospects for Splunk on a standalone basis;

•
the oral opinion of Qatalyst Partners rendered to the Board of Directors, subsequently confirmed in writing, to the effect that, as of September 20, 2023, and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth in the Qatalyst Partners’ written opinion, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of Splunk common stock (other than Parent or any Affiliate of Parent) was fair, from a financial point of view, to such holders, as set forth in such opinion as more fully described below in the section of this proxy statement captioned “—Opinion of Qatalyst Partners” which full text of the written opinion is attached as Annex C-1 to this proxy statement and is incorporated by reference in this proxy statement in their entirety;

•
the financial analyses presentation and the oral opinion of Morgan Stanley rendered to the Board of Directors, subsequently confirmed by delivery of its written opinion, that, as of September 20, 2023, and based upon and subject to the various limitations, qualifications, assumptions and other matters, the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) was fair, from a financial point of view, to such holders of Splunk common stock, as more fully described below under the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC,” which full text of the written opinion is attached as Annex C-2 to this proxy statement and is incorporated by reference in this proxy statement in their entirety;

•
the reputation, management and financial resources of Parent and its extensive history of successfully completing transactions, as well as the existing and positive commercial relationship between Splunk and Parent;

•	the terms and conditions of the Merger Agreement and the other transaction documents, including the following:
○
Splunk’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of $1,000,000,000 if the Merger Agreement is terminated—an amount which the Board of Directors believed, based upon the advice of its financial and legal advisors, was unlikely to deter third parties from making Acquisition Proposals;

○
the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Splunk’s representations and warranties, is generally subject to materiality or a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualification;

○	the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Splunk common stock;
○	the fact that Splunk has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;
○
the provision of the Merger Agreement allowing the Board of Directors to effect a Change of Recommendation and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Superior Proposal (or to effect a change of recommendation in response to an intervening event) subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of a termination fee) (for more information, see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation Change; Change of Recommendation,” “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Termination Fees”);

○	the absence of a financing condition in the Merger Agreement and confirmation that Parent has, and will have at the Effective Time, sufficient funds available to consummate the Merger;
○	the end date of March 20, 2025;
○
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay Splunk a termination fee of $1,478,000,000, as more fully described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees”; and

○
the fact that the Voting and Support Agreement terminates in the event that the Merger Agreement is validly terminated in any manner thereunder, as more fully described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting and Support Agreement.”

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
•
the fact that Splunk would no longer exist as an independent, publicly traded company, and Splunk Stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Splunk;

•
the risks and costs to Splunk if the Merger is not completed in a timely manner or at all, including the potential adverse effect on Splunk’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on Splunk’s day-to-day operations and Splunk’s relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other things, could adversely affect Splunk’s overall competitive position and the trading price of its common stock;

•
the requirement under certain circumstances that Splunk pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by Splunk in order to enter into a Superior Proposal or by Parent because the Board of Directors effects a Change of Recommendation;

•
if Parent fails to complete the Merger as a result of a breach of the Merger Agreement in certain circumstances, remedies may be limited to the termination fee payable by Parent described above, which may be inadequate to compensate Splunk for the damage caused, and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•
the restrictions on the conduct of Splunk’s business prior to the consummation of the Merger, which may delay or prevent Splunk from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Splunk might have pursued;

•	the fact that an all cash transaction would be taxable to Splunk Stockholders that are U.S. Holders;
•	the fact that, under the terms of the Merger Agreement, Splunk is unable to solicit other Acquisition Proposals;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Splunk management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Splunk common stock;
•
the fact that the completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws and certain foreign investment laws, which clearances and consents could subject the Merger to unforeseen delays and risks;

•
the fact that Splunk’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Splunk Stockholders generally (see below under the caption “—Interests of Executive Officers and Directors of Splunk in the Merger”); and

•	the possible loss of key management or other personnel and potential distraction of employees of Splunk during the pendency of the Merger.
The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “—Forward-Looking Statements.”
Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC
Opinion of Qatalyst Partners LP
The Company retained Qatalyst Partners LP (“Qatalyst Partners”) to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board of Directors on September 20, 2023, Qatalyst Partners rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated September 20, 2023, to the Board of Directors following the meeting of the Board of Directors.
The full text of Qatalyst Partners’ written opinion, dated September 20, 2023, is attached hereto as Annex C-1 and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by

Qatalyst Partners in rendering its opinion. Splunk Stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Splunk common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Splunk common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C-1.
In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement dated September 20, 2023, certain related documents and certain publicly available financial statements, and other business and financial information of the Company. Qatalyst also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including the Baseline Management Projections, the Sensitivity 1 Projections and the Sensitivity 2 Projections (which we refer to, together, as the “Management Projections”), each as described in more detail in “—Management Projections—Summary of Management Projections.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. Qatalyst Partners also reviewed the historical market prices and trading activity for Splunk common stock and compared the financial performance of the Company and the prices and trading activity of Splunk common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the Management Projections, Qatalyst was advised by the management of the Company, and Qatalyst Partners assumed based on discussions with the management of the Company and the Board of Directors, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. Qatalyst Partners expressed no view as to the Management Projections or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the Merger. Qatalyst Partners has relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at Qatalyst Partners’ opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated September 20, 2023. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Management Projections and the third-party research analyst consensus estimates of the future financial performance of the Company as of September 19, 2023 (which we refer to as the “Street Estimates”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Splunk common stock as of July 31, 2023 (which is the end of the Company’s most recent completed fiscal quarter and most recent publicly available balance sheet date), with respect to each of the Baseline Management Projections, the Sensitivity 1 Projections and the Sensitivity 2 Projections, by:
•	adding:
○
the implied net present values of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of the Company based on each of the Baseline Management Projections, the Sensitivity 1 Projections and the Sensitivity 2 Projections, as applicable, for the third quarter of fiscal year 2024 through fiscal year 2034 (which implied present values were calculated using a range of discount rates of 12.0% to 14.0%, based on an estimated weighted average cost of capital for the Company);

○
the implied net present value of a corresponding terminal value of the Company, calculated by applying to the Company’s estimated UFCF in fiscal year 2034 based on each of the Baseline Management Projections, the Sensitivity 1 Projections and the Sensitivity 2 Projections, as applicable, a perpetuity growth rate range of 3.0% to 5.0% (which was chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above; and

•	subtracting:
○
net debt, as of July 31, 2023 (including approximately $42 million of non-current investments and pro forma for the paydown of the Company’s 2023 Notes, due on September 15, 2023), as provided by management of the Company; and

•
dividing the resulting amount by the number of fully diluted shares of Splunk common stock outstanding (calculated using the treasury stock method, taking into account the restricted stock units, performance-based restricted stock units, and in-the-money stock options) as of September 18, 2023, all as provided by management of the Company, with each of the above-referenced estimated future UFCFs and terminal values having also been adjusted for the degree of estimated dilution to current Splunk Stockholders through each respective applicable period (approximately 2% annually throughout the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, which estimates of future dilution were provided by management of the Company.

Based on the calculations set forth above, this analysis implied a range of values for Splunk common stock as follows:
Forecast Scenario	Implied Value Per Share Range of Splunk Common Stock ($)
Sensitivity 1 Projections	120.66–179.78
Sensitivity 2 Projections	100.95–147.31
Baseline Management Projections	132.50–196.81
Selected Companies Analysis
Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance or have other relevant or similar characteristics.
Based upon third-party research analyst consensus estimates as of September 19, 2023, and using the closing prices as of September 19, 2023, for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by (i) the consensus revenue estimates for calendar year 2024 (which are referred to as the “CY24E revenue multiples”) and (ii) the consensus levered free cash flow estimates for calendar year 2024 (which are referred to as the “CY24E LFCF multiples”), for each of the selected companies, as shown below:
Selected Software Companies	CY2024E Revenue Multiple	CY2024E LFCF Multiple
Datadog Inc.	12.5x	—
Dynatrace, Inc.	8.6x	41.6x
JFrog Ltd.	6.2x	—
Tenable Holdings, Inc.	6.2x	30.3x
Varonis Systems, Inc.	5.9x	—
Elastic N.V. Inc.	5.6x	47.0x
Okta, Inc.	5.5x	35.8x
PagerDuty, Inc.	4.6x	27.4x
DigitalOcean Holdings, Inc.	4.6x	14.9x
Jamf Holdings Corp.	4.0x	18.5x
Selected Profitable Software Companies	CY2024E Revenue Multiple	CY2024E LFCF Multiple
Adobe Inc.	11.5x	28.1x
ServiceNow, Inc.	10.7x	36.4x
Qualys, Inc.	8.7x	25.4x
Palo Alto Networks, Inc.	8.6x	23.7x
Autodesk, Inc.	7.9x	28.9x
Workday, Inc.	7.6x	32.1x
Oracle Corporation	7.3x	28.3x
ZoomInfo Technologies Inc.	5.6x	13.6x
Salesforce, Inc.	5.5x	21.2x
TeamViewer AG	4.6x	11.5x
SAP SE	4.2x	24.4x
Dropbox, Inc.	4.1x	11.6x
Box, Inc.	4.0x	12.4x
Zoom Video Communications, Inc.	3.6x	15.5x
DocuSign Inc.	3.2x	15.7x
Note:	“-” means non-meaningful. Multiples greater than 50.0x or negative are considered non-meaningful.

Based on an analysis of the CY2024E revenue multiples for the selected companies, Qatalyst Partners selected a representative multiple range of 4.0x to 7.0x. Qatalyst Partners then applied this range to the Company’s revenue estimates for fiscal year 2025, based on each of the Baseline Management Projections, the Management Sensitivities and the Street Estimates. For purposes of this analysis, Qatalyst Partners used the Company’s fiscal year ending January 31, 2025, as a proxy for calendar year 2024.
Based on an analysis of the CY2024E LFCF multiples for the selected companies, Qatalyst Partners selected a representative multiple range of 15.0x to 27.0x. Qatalyst Partners then applied this range to the Company’s levered free cash flow estimates for fiscal year 2025, based on each of the Baseline Management Projections, the Management Sensitivities and the Street Estimates. For purposes of this analysis, Qatalyst Partners used the Company’s fiscal year ending January 31, 2025, as a proxy for calendar year 2024.
Based on the fully diluted shares of Splunk common stock outstanding as of September 18, 2023 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), this analysis implied a range of values for Splunk common stock as follows:
Public Trading Multiples	Implied Value per Share Range of Splunk Common Stock ($)
Enterprise Value / CY2024E Revenue Multiple
Street Estimates	90.78–164.62
Management Sensitivities(1)	93.99–170.04
Baseline Management Projections	96.32–173.99
Equity Value / CY2024E LFCF Multiple
Street Estimates	92.19–165.74
Management Sensitivities(1)	111.83–199.90
Baseline Management Projections	114.50–204.55
(1)
As estimated revenue and estimated levered free cash flow for calendar year 2024 are each the same based on the Sensitivity 1 Projections and the Sensitivity 2 Projections, such projections are shown together as the “Management Sensitivities.”

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Selected Transactions Analysis
Qatalyst Partners compared sixty-eight selected public company transactions, including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar financial performance or other relevant or similar characteristics.
For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”), (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ EBITDA of the target company (which are referred to as the “NTM EBITDA multiples”), and (c) the implied fully diluted equity value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ levered free cash flow of the target company (which are referred to as the “NTM LFCF multiples”).
Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple
07/31/23	New Relic, Inc.	Francisco Partners Management, L.P. & TPG Fund	5.8x	30.4x	48.1x
05/04/23	Software AG	Silver Lake	2.6x	14.4x	—

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple
03/14/23	Cvent Holding Corp.	Blackstone Inc.	6.5x	34.1x	—
03/13/23	Qualtrics	Silver Lake & CPP Investments	7.1x	—	—
03/13/23	Momentive Global Inc.	STG Partners, LLC	3.0x	16.0x	17.0x
01/09/23	Duck Creek Technologies	Vista Equity Partners Management, LLC	7.0x	—	—
01/20/23	Magnet Forensics Inc.	Thoma Bravo	9.8x	—	49.3x
12/12/22	Coupa Software Inc.	Thoma Bravo	8.4x	37.5x	39.3x
05/26/22	VMware, Inc.	Broadcom Inc.	5.1x	15.1x	16.6x
05/04/22	Black Knight, Inc.	Intercontinental Exchange, Inc.	9.7x	19.7x	28.2x
04/11/22	Datto Holding Corp.	Kaseya Limited & Insight Partners	8.3x	36.0x	—
01/31/22	Citrix Systems, Inc.	Evergreen Coast Capital Corporation & Vista Equity Partners	5.1x	16.0x	17.9x
12/20/21	Cerner Corporation	Oracle Corporation	4.8x	14.1x	23.9x
12/07/21	Mimecast Limited	Permira Holdings Limited	8.8x	32.1x	40.6x
11/07/21	McAfee Corp.	Investor Group	7.4x	17.0x	14.5x
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	8.8x	25.0x	41.5x
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.9x	18.8x	18.4x
06/28/21	QAD Inc.	Thoma Bravo	5.3x	—	—
06/01/21	Cloudera Inc.	Kohlberg Kravis Roberts & Co. L.P. & CD&R	5.2x	30.4x	41.9x
04/26/21	Proofpoint, Inc.	Thoma Bravo	9.4x	—	—
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	8.4x	—	—
12/21/20	RealPage, Inc.	Thoma Bravo	8.2x	28.9x	37.8x
11/02/20	Endurance International Group Holdings, Inc.	Clearlake Capital Group, L.P.	2.6x	9.9x	12.0x
12/17/19	LogMeIn, Inc.	Francisco Partners	3.4x	10.7x	14.0x
12/04/19	Instructure Holdings, Inc.	Thoma Bravo	6.5x	—	—
11/11/19	Carbonite, Inc.	Open Text Corporation	2.7x	9.8x	13.1x
10/22/19	Cision Ltd.	Platinum Equity	3.5x	10.0x	12.9x
10/14/19	Sophos Ltd.	Thoma Bravo	5.0x	30.8x	37.2x
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes	7.5x	31.0x	—
02/12/19	Ellie Mae	Thoma Bravo	6.8x	31.0x	—
02/04/19	Ultimate Software Group, Inc.	Investor Group	8.4x	34.5x	—
12/23/18	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P.	4.9x	12.1x	27.5x
11/11/18	Apptio, Inc.	Vista Equity Partners Management, LLC	7.0x	—	—
11/11/18	athenahealth, Inc.	Veritas Capital & Elliott Management Corporation	3.9x	13.8x	34.0x
10/28/18	Red Hat, Inc.	International Business Machines Corp	9.3x	33.8x	33.8x
10/10/18	Imperva, Inc.	Thoma Bravo	5.1x	45.1x	32.2x
03/06/18	CommerceHub, Inc.	GTCR LLC & Sycamore Partners Management, L.P.	8.6x	20.5x	26.8x
01/29/18	Callidus Software Inc.	SAP SE	8.3x	—	—
12/17/17	Aconex Limited	Oracle Corporation	8.1x	—	—
11/27/17	Barracuda Networks, inc.	Thoma Bravo	3.6x	18.8x	21.5x
10/23/17	BroadSoft Inc.	Cisco Systems, Inc.	4.6x	18.3x	26.6x
12/14/16	Neustar, Inc.	Golden Gate Capital	2.3x	5.0x	5.9x
11/20/16	LifeLock, Inc.	Svmantec Corporation	3.3x	24.0x	20.0x
09/19/16	Infoblox Inc.	Vista Equity Partners Management, LLC	3.7x	19.4x	21.9x
08/31/16	Interactive Intelligence Group, Inc.	Genesys Telecommunications Laboratories, Inc.	3.2x	—	—
08/01/16	Fleetmatics Group Limited	Verizon Communications Inc.	6.3x	18.4x	35.6x
07/07/16	AVG Technologies N.V.	Avast Software	3.2x	9.0x	13.2x
06/02/16	Qlik Technologies Inc.	Thoma Bravo	3.6x	32.1x	—

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple
11/02/15	Constant Contact Inc.	Endurance International Group Holdings Inc.	2.3x	11.3x	24.2x
09/13/15	Solera Holdings, Inc.	Vista Equity Partners Management, LLC	5.2x	13.4x	20.4x
06/15/15	Dealertrack Technologies, Inc.	Cox Automotive Inc.	4.1x	19.4x	20.0x
04/07/15	Informatica Corporation	Permira Holdings Limited & CPP Investments	4.3x	18.1x	22.1x
12/15/14	Riverbed Technology Inc.	Thoma Bravo	3.2x	11.5x	15.5x
11/25/14	Advanced Computer Software Group Ltd.	Vista Equity Partners Management, LLC	3.5x	14.9x	19.2x
09/29/14	TIBCO Software Inc.	Vista Equity Partners	3.9x	17.4x	36.5x
12/20/13	Responsys, Inc.	Oracle Corporation	6.9x	—	—
11/18/13	UNIT4 NV	Advent International	2.4x	11.6x	—
05/06/13	BMC Software Inc.	Investor Group	3.1x	7.9x	10.6x
11/01/12	JDA Software Group, Inc.	RedPrairie (New Mountain Capital)	2.5x	9.4x	17.6x
10/29/12	OPNET Technologies, Inc.	Riverbed Technology, Inc.	4.4x	20.0x	32.6x
08/27/12	Deltek, Inc.	Thoma Bravo	2.6x	9.5x	14.3x
07/02/12	Quest Software, Inc.	Dell Technologies Inc.	2.5x	10.9x	12.8x
05/22/12	Ariba, Inc.	SAP America, Inc.	7.8x	32.4x	48.9x
02/09/12	Taleo Corporation	Oracle Corporation	5.3x	26.6x	46.1x
12/09/11	Blue Coat Systems Inc.	Thoma Bravo	2.0x	11.6x	18.8x
10/24/11	RightNow Technologies, Inc.	Oracle Corporation	6.2x	31.8x	—
07/01/11	Blackboard Inc.	Providence Equity	3.2x	12.6x	16.2x
04/26/11	Lawson Software, Inc.	Infor (Golden Gate Capital)	2.4x	10.8x	14.3x
Note: “-” means non-meaningful. Multiples greater than 50.0x or negative are considered non-meaningful.
Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 4.5x to 8.0x, then applied this range to the Company’s next-twelve months’ revenue estimates (calculated as the four quarters ending on July 31, 2024) based on the Street Estimates. Based on the fully diluted shares of Splunk common stock outstanding as of September 18, 2023 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of the Company, this analysis implied a range of values for Splunk common stock of approximately $97.37 to $178.26 per share.
Based on the analysis of the NTM EBITDA multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 18.0x to 34.0x, then applied this range to the Company’s next-twelve-months’ EBITDA estimates (calculated as the four quarters ending on July 31, 2024) based on the Street Estimates. Based on the fully diluted shares of Splunk common stock outstanding as of September 18, 2023 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of the Company, this analysis implied a range of values for Splunk common stock of approximately $88.22 to $172.96 per share.
Based on the analysis of the NTM LFCF multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 20.0x to 32.0x, then applied this range to the Company’s next-twelve-months’ leveraged free cash flow estimates (calculated as the four quarters ending on July 31, 2024) based on the Street Estimates. Based on the fully diluted shares of Splunk common stock outstanding as of September 18, 2023 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of the Company, this analysis implied a range of values for Splunk common stock of approximately $107.27 to $171.63 per share.
No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.
Miscellaneous
In connection with the review of the Merger by the Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Splunk common stock might actually trade or otherwise be transferable at any time.
Qatalyst Partners’ opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Splunk Stockholders (other than Parent or any affiliate of Parent) or of whether the Board of Directors would have been willing to agree to different consideration. The Per Share Merger Consideration payable in the Merger was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board of Directors. Qatalyst Partners provided advice to the Company during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the Merger.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may provide investment banking and other financial services to the Company, or Parent and their respective affiliates for which Qatalyst would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the Merger for which it will be paid an amount currently estimated at approximately $68.0 million, $7.5 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the closing of the Merger. The Company has also agreed to reimburse Qatalyst Partners for certain expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Opinion of Morgan Stanley & Co. LLC
Splunk retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of Splunk. The Board of Directors selected Morgan Stanley to act as its financial advisor based on, among other things, Morgan Stanley’s qualifications, reputation, experience and expertise, its knowledge of and involvement in recent transactions in Splunk’s industry, and its knowledge of Splunk’s business and affairs since it served as a lead underwriter on various Splunk capital markets transactions, including its initial public offering. At the meeting of the Board of Directors on September 20, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of September 20, 2023, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in its written opinion, the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) was fair, from a financial point of view, to such holders of shares of Splunk common stock.
The full text of the written opinion of Morgan Stanley, dated as of September 20, 2023, which sets forth, among other things, the various limitations, qualifications, assumptions and other matters, is attached to this proxy statement as Annex C-2 and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered to the Board of Directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how Splunk Stockholders should vote at the Special Meeting to be held in connection with the Merger.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of Splunk;
•	reviewed certain internal financial statements and other financial and operating data concerning Splunk;
•	reviewed certain financial projections prepared by the management of Splunk;
•	discussed the past and current operations and financial condition and the prospects of Splunk with senior executives of Splunk;
•	reviewed the reported prices for and trading activity of Splunk common stock;
•
compared the financial performance of Splunk and the prices and trading activity of Splunk common stock with that of certain other publicly traded companies comparable with Splunk and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in discussions and negotiations among representatives of Splunk, Parent and their financial and legal advisors;
•	reviewed a draft of the Merger Agreement dated as of September 20, 2023, and certain related documents; and
•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Splunk, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan

Stanley assumed that they had been reasonably prepared on a bases reflecting the best currently available estimates and judgments of Splunk’s management and of the future financial performance of Splunk. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the draft of the Merger Agreement dated as of September 20, 2023, without any waiver, amendment or delay of any terms or conditions, including among other things, that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Splunk and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Splunk’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares). Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Splunk, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 20, 2023. Events occurring after September 20, 2023, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion as of September 20, 2023, subsequently confirmed in writing as of such date to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board of Directors to rely upon, among other matters, certain financial projections provided by Splunk’s management and referred to below as (1) Baseline Management Projections, (2) Sensitivity 1 Projections, and (3) Sensitivity 2 Projections (collectively, the “Management Projections”). The Management Projections are more fully described below in the section of this proxy statement captioned “—Summary of Management Projections.” For purposes of the financial analyses summarized below, the term “Sensitivity Projections” refers to both Sensitivity 1 Projections and Sensitivity 2 Projections and is used where the results of such analyses under either case were the same. In addition, certain unaudited projections of Splunk’s financial results based on publicly available estimates of Morgan Stanley Research, as well as certain related extrapolations prepared by Morgan Stanley (the “Research Case”) were approved by Splunk’s management for inclusion in Morgan Stanley’s presentation to the Board of Directors on September 20, 2023. The Research Case was not considered part of Morgan Stanley’s financial analyses with respect to its opinion, but was included for reference purposes only in Morgan Stanley’s presentation to the Board of Directors and are summarized below. For purposes of Morgan Stanley’s financial analyses presented to the Board of Directors on September 20, 2023, and this section Splunk’s fiscal years are represented as calendar years, with each calendar year representing Splunk’s fiscal year ending on January 31 of the subsequent calendar year, such that, for example, a reference to Splunk’s estimated financial results for the calendar year 2023 would refer to Splunk’s estimated financial results for its fiscal year ending on January 31, 2024. In accordance with direction from the Board of Directors, Morgan Stanley utilized the Management Projections in its financial analyses described below.

Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Splunk with comparable publicly available consensus equity analyst research estimates as of September 19, 2023, for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (the “comparable companies”).
Morgan Stanley analyzed (1) the ratio of price (“P”) for each of the comparable companies to estimated levered free cash flow (“LFCF”) for calendar year 2024 and (2) the ratio of aggregate value (“AV”) for each of the comparable companies utilizing publicly available financial information as of September 19, 2023, to estimated revenue for calendar year 2024. Morgan Stanley refers to these ratios as “AV/CY2024E Revenue Multiple” and “P/CY2024E LFCF Multiple,” respectively. For purposes of its analyses, Morgan Stanley defined (a) “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents and equity investments, (b) “levered free cash flow” as a company’s operating cash flow, less capital expenditures and (c) “price” as a company’s closing stock trading price on September 19, 2023.
The following is a list of the selected comparable companies reviewed, together with the applicable P/CY2024E LFCF Multiple:
Selected Comparable Company	P/CY2024E LFCF Multiple
Adobe Inc.	28.1x
Altassian Corporation	50.2x
Autodesk, Inc.	28.6x
Box, Inc.	11.8x
Datadog, Inc.	56.9x
DocuSign, Inc.	15.5x
Dropbox, Inc.	10.6x
Dynatrace, Inc.	41.7x
Elastic N.V.	49.8x
Okta, Inc.	34.9x
Palo Alto Networks, Inc.	23.5x
Qualys, Inc.	26.1x
Salesforce, Inc.	21.5x
ServiceNow, Inc.	36.1x
Tenable, Inc.	29.7x
Varonis Systems, Inc.	72.3x
Workday, Inc.	32.3x
The following is a list of the selected comparable companies reviewed, together with the applicable AV/CY2024E Revenue Multiple:
Selected Comparable Company	AV/CY2024E Revenue Multiple
Adobe Inc.	11.4x
Altassian Corporation	11.8x
Autodesk, Inc.	7.9x
Box, Inc.	3.9x
Datadog, Inc.	12.4x
DocuSign, Inc.	3.2x
Dropbox, Inc.	4.1x
Dynatrace, Inc.	8.7x

Selected Comparable Company	AV/CY2024E Revenue Multiple
Elastic N.V.	5.6x
Okta, Inc.	5.4x
Palo Alto Networks, Inc.	8.6x
Qualys, Inc.	8.7x
Salesforce, Inc.	5.5x
ServiceNow, Inc.	10.7x
Tenable, Inc.	6.2x
Varonis Systems, Inc.	5.9x
Workday, Inc.	7.6x
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV/CY2024E Revenue Multiple of 4.0x-6.0x and P/CY2024E LFCF Multiple of 15.0x-25.0x and applied these respective ranges to Splunk’s estimated revenue and estimated levered free cash flow for calendar year 2024 based on each of the Research Case and the Management Projections, respectively.
Based on the outstanding shares of Splunk common stock on a fully diluted basis as of September 18, 2023, and cash and debt balances as of July 31, 2023, each as provided by Splunk’s management, and certain adjustments to the debt balance based on (i) maturity and subsequent repayment out of cash of Splunk’s 0.50% Convertible Senior Notes due 2023, (ii) make-whole costs associated with the remaining outstanding convertible notes, and (iii) estimated unwind values related to the treatment of Splunk’s outstanding Capped Call Transactions prepared by Morgan Stanley and reviewed and approved for Morgan Stanley’s use by Splunk’s management, Morgan Stanley calculated the estimated implied value per share of Splunk common stock as follows:
Public Trading Comparables	Selected Comparable Company P/CY2024E LFCF Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
CY 2024E Levered Free Cash Flow
Research Case (Reference Only)	15.0x–25.0x	98–163
Sensitivity Projections	15.0x–25.0x	112–186
Baseline Management Projections	15.0x–25.0x	115–191
Public Trading Comparables	Selected Comparable Company AV/CY2024E Revenue Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
CY 2024E Revenue
Research Case (Reference Only)	4.0x–6.0x	87–134
Sensitivity Projections	4.0x–6.0x	94–145
Baseline Management Projections	4.0x–6.0x	96–148
No company utilized in the public trading comparables analysis is identical to Splunk. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Splunk’s control. These include, among other things, the impact of competition on Splunk’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Splunk and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the potential future equity value of a company as a function of such company’s estimated future revenue and a range of trading multiples. The resulting estimated future implied equity value is subsequently discounted to arrive at an illustrative estimate of the implied present value for the company’s theoretical future implied stock price. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Splunk common stock on a standalone basis for each of the Research Case and the Management Projections, respectively.
To calculate these discounted fully diluted equity values, Morgan Stanley utilized calendar year 2026 revenue estimates under each of the Research Case and the Management Projections, respectively. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of price to estimated levered free cash flow multiples (based on such multiples for the comparable companies) and aggregate value to estimated revenue multiples (based on such multiples for the comparable companies) to these levered free cash flow and revenue estimates, respectively, in order to reach a future-implied fully diluted aggregate value and equity value, respectively. For each of the Research Case and the Management Projections, Morgan Stanley applied a price to estimated levered free cash flow multiple range of 15.0x to 25.0x and an aggregate value to estimated revenue multiple range of 4.0x to 6.0x, each to generate an undiscounted implied future fully diluted equity value.
In each case, Morgan Stanley then discounted the resulting implied future fully diluted equity value to September 19, 2023, at a discount rate of 12.9 percent, which rate was selected by Morgan Stanley based on Splunk’s estimated cost of equity, estimated using the capital asset pricing model method and utilizing a 6 percent market risk premium, a risk-free rate of 4.3 percent based on the 10-year U.S. Treasury yield as of September 19, 2023, and a 1.43 predicted beta per Barra. The results of this analysis are listed below:
Discounted Equity Value	Selected P/CY2026E LFCF Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
CY2026 Estimated Levered Free Cash Flow
Research Case (Reference Only)	15.0x–25.0x	98–164
Sensitivity Projections	15.0x–25.0x	132–220
Baseline Management Projections	15.0x–25.0x	146–243
Discounted Equity Value	Selected AV/CY2026E Revenue Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
CY2026 Estimated Revenue
Research Case (Reference Only)	4.0x–6.0x	92–136
Sensitivity Projections	4.0x–6.0x	105–155
Baseline Management Projections	4.0x–6.0x	115 –169
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for Splunk common stock based on a discounted cash flow analysis to value Splunk as a standalone public company. Morgan Stanley utilized estimates from the Management Projections for purposes of its discounted cash flow analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (unburdened by stock-based compensation), (i) less taxes, (ii) less stock-based compensation expense, (iii) less capital expenditures, (iv) less capitalized deferred commissions, (v) plus amortization of deferred commissions, (vi) plus or minus changes in deferred revenue, and (vii) plus or minus changes in net working capital, for calendar years 2023 through 2033, which estimated unlevered free cash flow were provided for Morgan Stanley’s use by Splunk’s management. The free cash flow and terminal value were discounted to present values as of September 19, 2023, at a discount rate ranging from 11.6 percent to 13.5 percent. These discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Splunk’s estimated weighted average cost of capital. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 3.0 percent to 5.0 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The resulting aggregate value was then adjusted for net debt.
Based on the outstanding shares of Splunk common stock on a fully diluted basis as provided by Splunk’s management as of September 18, 2023, Morgan Stanley calculated the estimated implied value per share of Splunk common stock as follows:
Discounted Cash Flow Analysis	Implied Value Per Share Range of Splunk common stock ($)
Sensitivity 2 Projections	100–154
Sensitivity 1 Projections	123–193
Baseline Management Projections	135–212
Precedent Transactions Multiples Analysis
Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected technology transactions by reviewing technology company transactions larger than $5 billion in aggregate value since 2011 (the “Selected Technology Transactions”). Morgan Stanley selected such comparable transactions based on its professional judgment and experience, including because they shared certain characteristics with the Merger, most notably because they were similar technology transactions since 2011. For such transactions, Morgan Stanley noted the multiple of aggregate value of the transaction to the estimated next 12 months’ (“NTM”) revenue and the multiple of the transaction price to the NTM levered free cash flow, in each case, based on publicly available information at the time of announcement or at the unaffected date of each such transaction.
The following is a list of the selected technology transactions reviewed, together with the applicable multiples:
Selected Technology Transactions (Target/Acquiror)	P/LFCF Revenue Multiple
athenahealth, Inc. / Veritas Capital Fund Management LLC & Evergreen Coast Capital Corp.	34.0x
Avast plc / NortonLifeLock Inc.	20.6x
Black Knight, Inc. / Intercontinental Exchange, Inc.	25.5x
BMC Software, Inc. / Investor Consortium	10.5x
CDK Global, Inc. / Brookfield Business Partners L.P.	N.A.
CA, Inc. / Broadcom Inc.	18.3x
Citrix Systems, Inc. / Evergreen Coast Capital Corp. & TIBCO Software Inc.	21.2x
Cornerstone OnDemand, Inc./ Clearlake Capital Group, L.P.	22.1x
Coupa Software Incorporated / Thoma Bravo, L.P.	37.3x
Datto, Inc. / Kaseya Holdings Inc.	N.M.
Innovation Holding Company Ltd / Investor Consortium	44.7x
McAfee Corp. / Investor Consortium	14.7x
Medidata Solutions, Inc. / Dassault Systèmes SA	N.M.
Mimecast Limited / Permira Advisers LLC	42.7x
New Relic, Inc. / TPG Inc. & Francisco Partners Management LLC	46.9x
Proofpoint, Inc. / Thoma Bravo, L.P.	58.2x
Qualtrics International Inc. / Silver Lake Group L.L.C.	N.M.
RealPage, Inc. / Thoma Bravo, L.P.	39.8x
Red Hat, Inc. / International Business Machines Corporation	33.9x
Solera Holdings, Inc./Vista Equity Partners Management, LLC	18.5x
Stamps.com Inc. / Thoma Bravo, L.P.	55.5x

Selected Technology Transactions (Target/Acquiror)	P/LFCF Revenue Multiple
The Ultimate Software Group, Inc. / Investor Consortium	61.4x
VMware, Inc. / Broadcom Inc.	16.1x
Zynga Inc. / Take-Two Interactive Software, Inc.	26.8x
Selected Technology Transactions (Target/Acquiror)	AV/NTM Revenue Multiple
athenahealth, Inc. / Veritas Capital Fund Management LLC & Evergreen Coast Capital Corp.	3.9x
Avast plc / NortonLifeLock Inc.	9.6x
Black Knight, Inc. / Intercontinental Exchange, Inc.	10.1x
BMC Software, Inc. / Investor Consortium	3.0x
CDK Global, Inc. / Brookfield Business Partners L.P.	4.5x
CA, Inc. / Broadcom Inc.	4.3x
Citrix Systems, Inc. / Evergreen Coast Capital Corp. & TIBCO Software Inc.	5.0x
Cornerstone OnDemand, Inc. / Clearlake Capital Group, L.P.	6.2x
Coupa Software Incorporated / Thoma Bravo, L.P.	8.4x
Datto, Inc. / Kaseya Holdings Inc.	8.2x
Innovation Holding Company Ltd / Investor Consortium	9.7x
McAfee Corp. / Investor Consortium	7.3x
Medidata Solutions, Inc. / Dassault Systèmes SA	7.5x
Mimecast Limited / Permira Advisers LLC	9.2x
New Relic, Inc./TPG Inc. & Francisco Partners Management LLC	6.0x
Proofpoint, Inc. / Thoma Bravo, L.P.	9.3x
Qualtrics International Inc. / Silver Lake Group L.L.C.	7.0x
RealPage, Inc. / Thoma Bravo, L.P.	8.2x
Red Hat, Inc. / International Business Machines Corporation	9.4x
Solera Holdings, Inc. / Vista Equity Partners Management, LLC	4.6x
Stamps.com Inc. / Thoma Bravo, L.P.	7.6x
The Ultimate Software Group, Inc. / Investor Consortium	8.2x
VMware, Inc. / Broadcom Inc.	5.0x
Zynga Inc. / Take-Two Interactive Software, Inc.	4.2x
Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of the price to the estimated NTM levered free cash flow multiples and the aggregate value to the estimated NTM revenue multiples of these selected technology transactions, respectively, and applied these ranges of multiples to Splunk’s estimated NTM levered free cash flow and estimated NTM revenue, respectively, based on the Research Case to calculate a range of implied equity values per share of Splunk common stock. The following table summarizes the results of Morgan Stanley’s analysis:
Precedent Transaction Multiples (LFCF NTM CY2023E)	Selected Transactions P/LFCF Revenue Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
Research Case (Reference Only)	20.0x–40.0x	131–262
Sensitivity Projections	20.0x–40.0x	130–260
Baseline Management Projections	20.0x–40.0x	132–263

Precedent Transaction Multiples (Revenue NTM CY2023E)	Selected Transactions AV/NTM Revenue Multiple Range	Implied Value Per Share Range of Splunk common stock ($)
Research Case (Reference Only)	4.0x–8.0x	85–178
Sensitivity Projections	4.0x–8.0x	88–184
Baseline Management Projections	4.0x–8.0x	89–186
No company or transaction utilized in the precedent transactions analysis is identical to Splunk or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Splunk’s control. These include, among other things, the impact of competition on Splunk’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Splunk and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of Splunk common stock derived from the valuation of precedent transactions were less than or greater than the $157.00 per share in cash to be received pursuant to the Merger Agreement by holders of shares of Splunk common stock (other than the holders of the Excluded Shares) is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger but is one of many factors Morgan Stanley considered.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion but were noted as reference data for the Board of Directors.
Illustrative Precedent Transaction Premiums
Morgan Stanley performed an illustrative precedent transactions premiums analysis on the Selected Technology Transactions. For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (i) the implied premium to the acquired company’s closing stock price on the last trading day prior to announcement (or, as applicable, on the last trading day prior to the stock price being affected by acquisition rumors or similar merger-related news); and (ii) the implied premium to the acquired company’s 30-trading day average closing stock price prior to announcement (or, as applicable, on the last trading day prior to the stock price being affected by acquisition rumors or similar merger-related news).
Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected (1) a representative range of premia and applied such range to Splunk’s closing Splunk common stock price on September 19, 2023, and (2) a representative range of premia and applied such range to Splunk’s unaffected 30-trading day average closing Splunk common stock price on September 19, 2023. The following table summarized the results of Morgan Stanley’s analysis:
Precedent Transaction Premia	Representative Range	Implied Value per Share of Splunk common stock ($)
Premia to Unaffected Spot	20%–40%	143–167
Premia to Unaffected 30-Trading Day Average	20%–40%	134–157
Historical Trading Ranges
Morgan Stanley noted certain trading ranges with respect to the historical stock prices of Splunk common stock for the 30-day and 365-day periods ending on September 19, 2023. Morgan Stanley observed the following:
Historical Trading Ranges	Range of Trading Prices Per Share of Splunk common stock ($)
Last 30 days ending on September 19, 2023	98–125

Historical Trading Ranges	Range of Trading Prices Per Share of Splunk common stock ($)
Last 365 days ending on September 19, 2023	68–125
Equity Research Analysts’ Future Price Targets
Morgan Stanley noted certain future public market trading price targets for Splunk common stock prepared and published by equity research analysts and provided to Morgan Stanley by Splunk management on August 30, 2023, which excluded reports published prior to Splunk’s release of its earnings results for the second fiscal quarter of 2023 and where no future public market trading price target was indicated. These targets reflected each analyst’s estimate of the future public market trading price of Splunk common stock. The range of undiscounted analyst price targets for Splunk common stock was $105.00 to $150.00 per share. Morgan Stanley then discounted the range of analyst price targets per share for Splunk common stock by one year at a rate of 12.9 percent, which was the discount rate selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect Splunk’s cost of equity, estimated using the capital asset pricing model method and utilizing a 6 percent market risk premium, a risk-free rate of 4.3 percent based on the 10-year U.S. Treasury yield as of September 19, 2023, and a 1.43 predicted beta per Barra. This analysis indicated an implied range of fully diluted equity values for Splunk common stock of $93.00 to $133.00 per share.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Splunk common stock, and these estimates are subject to uncertainties, including the future financial performance of Splunk and future financial market conditions.
General
In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Splunk. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Splunk’s control. These include, among other things, the impact of competition on Splunk’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Splunk and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) and in connection with the delivery of its opinion dated as of September 20, 2023, to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Splunk common stock might actually trade.
The Per Share Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Splunk common stock (other than the holders of the Excluded Shares) was determined through arm’s-length negotiations between Splunk and Parent and was approved by the Board of Directors. Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to Splunk or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how Splunk Stockholders should vote at the Special Meeting.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors to approve the Merger Agreement. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of the Parent, Splunk and their respective affiliates, or any other party, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Board of Directors with financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex C-2, in connection with the Merger, and Splunk has agreed to pay Morgan Stanley an aggregate fee of approximately $45 million, approximately $7.5 million of which was earned following delivery of the opinion described in this section and attached to this proxy statement as Annex C-2 (regardless of the conclusion reached in such opinion) and the remainder of which is contingent upon the consummation of the Merger. In addition, upon the closing of the Merger, Morgan Stanley may receive additional value resulting from adjustments to the 2027 Base Capped Call Transaction between Morgan Stanley and Splunk entered into in connection with Splunk’s issuance of 2027 Convertible Notes. Splunk has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses, including fees of outside counsel and other professional advisors, actually incurred in connection with its engagement. In addition, Splunk has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages or liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement.
In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not received any fees from Splunk in connection with financial advisory services or financing services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates received aggregate fees of approximately less than $1 million in connection with financing services provided to Parent and majority-controlled affiliates of Parent. Morgan Stanley may also seek to provide financial advisory services and/or financing services to Splunk, Parent, and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Convertible Notes
The closing of the Merger will constitute both a “Fundamental Change” and a “Make-Whole Fundamental Change” under each of the Convertible Notes Indentures (as defined below). Under the terms of the Convertible Notes Indentures, Splunk will be required to offer to repurchase the Convertible Notes (as defined below) in connection the Fundamental Change after the closing of the Merger at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. In addition, holders of the 2025 Convertible Notes and the 2026 Convertible Notes may convert their Convertible Notes in connection with the Make-Whole Fundamental Change during a period after the closing of the Merger and receive additional make-whole consideration determined by reference to the applicable make-whole table in the applicable Convertible Note Indenture. Following the closing the Merger, the cash Per Share Merger Consideration will become the reference property into which the 2025 Convertible Notes, 2026 Convertible Notes and 2027 Convertibles Notes (collectively, the “Convertible Notes”) are convertible.
“Convertible Note Indentures” means (i) the Indenture dated as of September 21, 2018, between Splunk and U.S. Bank National Association, as trustee, with respect to Splunk’s 1.125% Convertible Senior Notes due 2025 (such convertible notes, the “2025 Convertible Notes,” and such indenture, the “2025 Convertible Notes Indenture”), (ii) the Indenture dated as of July 9, 2021, between Splunk and U.S. Bank National Association, as trustee, with respect to Splunk’s 0.75% Convertible Senior Notes due 2026 (such convertible notes, the “2026 Convertible Notes,” and such indenture, the “2026 Convertible Notes Indenture”), and (iii) the Indenture dated as of June 5, 2020, between Splunk and U.S. Bank National Association, as trustee, with respect to Splunk’s 1.125% Convertible Senior Notes due 2027 (such convertible notes, the “2027 Convertible Notes,” and such indenture, the “2027 Convertible Notes Indenture”).

Capped Call Transactions
On September 18, 2018, in connection with the pricing of the 2025 Convertible Notes, Splunk entered into privately negotiated capped call transactions (the “2025 Base Capped Call Transactions”) with Barclays Bank PLC, Credit Suisse Capital LLC, Jefferies International Limited and UBS AG, London Branch, (the “2025 Capped Call Counterparties”). On September 20, 2018, in connection with the initial purchasers’ exercise of their option to purchase additional 2025 Convertible Notes, Splunk entered into additional capped call transactions with the 2025 Capped Call Counterparties (the “2025 Additional Capped Call Transactions” and, together with the 2025 Base Capped Call Transactions the “2025 Capped Call Transactions”).
On June 2, 2020, in connection with the pricing of the 2027 Convertible Notes, Splunk entered into privately negotiated capped call transactions (the “2027 Base Capped Call Transactions”) with Barclays Bank PLC, Morgan Stanley & Co. LLC, Bank of America, N.A. and JPMorgan Chase Bank, National Association, New York Branch, (the “2027 Capped Call Counterparties”). On June 4, 2020, in connection with the initial purchasers’ exercise of their option to purchase additional 2027 Convertible Notes, Splunk entered into additional capped call transactions with the 2027 Capped Call Counterparties (the “2027 Additional Capped Call Transactions” and, together with the 2027 Base Capped Call Transactions the “2027 Capped Call Transactions,” which, together with the 2025 Capped Call Transactions, constitute the “Capped Call Transactions”).
The Capped Call Transactions initially covered, subject to customary anti-dilution adjustments, the number of shares of Splunk common stock that initially underlie the Convertible Notes. The strike price of the 2025 Capped Call Transactions is $148.30 per share of Splunk common stock, and the cap price of the 2025 Capped Call Transactions is $232.62 per share of Splunk common stock, and is subject to certain adjustments under the terms of the 2025 Capped Call Transactions. The strike price of the 2027 Capped Call Transactions is $255.34 per share of Splunk common stock, and the cap price of the 2027 Capped Call Transactions is $378.28 per share of Splunk common stock, and is subject to certain adjustments under the terms of the 2027 Capped Call Transactions. The Capped Call Transactions were generally expected to reduce potential dilution to Splunk Stockholders upon conversion of the Convertible Notes and/or offset the potential cash payments that Splunk could be required to make in excess of the principal amount of any converted Convertible Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.
The Capped Call Counterparties may adjust certain terms of the Capped Call Transactions in connection with the announcement of the Merger, regardless of whether the Merger is consummated, pursuant to the terms of the Capped Call Transactions. In addition, Splunk expect that the Capped Call Transactions will be terminated in connection with the closing of the Merger.
Management Projections
Summary of Management Projections
Other than providing near term financial guidance in connection with its ordinary course earnings announcements, Splunk does not typically provide public forecasts, projections, estimates or predictions of its future earnings, income or other financial results due to the inherent unpredictability of such financial results and variability in the underlying assumptions necessary to forecast, project, estimate and predict future financial results, especially over longer periods of time. In connection with the Merger, however, at the direction of the Board of Directors, Splunk’s management prepared projections of Splunk’s financial results for the third and fourth quarters of its fiscal year 2024, as well as its fiscal years 2025 and 2026. In addition, in order to facilitate the financial analyses of the Merger by Splunk’s financial advisors, Splunk’s management prepared projections of Splunk’s financial results for fiscal years 2027 through 2034 by extrapolating from the foregoing financial projections. We refer to these projections, including the extrapolations, as the “Baseline Management Projections.” At the direction of the Board of Directors, Splunk’s management also prepared two additional sets of alternative long-term financial projections covering the same forecast period covered in the Baseline Management Projections, which are referred to in this section as the “Sensitivity 1 Projections” and the “Sensitivity 2 Projections,” respectively, in order to give the Board of Directors a broader perspective on possible alternative financial outcomes if macroeconomic factors caused growth rates to slow over time (the “Sensitivity 1 Projections” and the “Sensitivity 2 Projections,” together with the Baseline Management Projections, the “Management Projections”).
Splunk is including below a summary of the Management Projections in order to provide Splunk Stockholders with access to information that was made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger. The Management Projections were also reviewed and approved by the Board of Directors for use and reliance by Qatalyst Partners and Morgan Stanley in connection with each financial advisor’s respective financial analyses and opinion delivered to the Board of Directors as described in the section of this proxy statement captioned “—Opinions of Qatalyst Partners LP and Morgan Stanley & Co. LLC.” A subset of the Baseline Management Projections was also made available to Parent (at Parent’s request) in connection with its due diligence review of Splunk and the Merger.
The following table presents a summary of the Management Projections.
(In millions)	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E	FY2032E	FY2033E	FY2034E
	Baseline Management Projections
Revenue	$4,038	$4,668	$5,511	$6,438	$7,369	$8,288	$9,195	$10,115	$11,126	$12,239	$13,462
Non-GAAP Operating Income(1)	$1,006	$1,272	$1,824	$2,253	$2,727	$3,149	$3,678	$4,046	$4,450	$4,895	$5,385
Unlevered Free Cash Flow(2)	$937	$1,322	$1,771	$2,195	$2,666	$3,104	$3,638	$4,031	$4,469	$4,950	$5,483
Stock-Based Compensation	($791)	($672)	($525)	($579)	($663)	($746)	($828)	($809)	($779)	($734)	($673)
	Sensitivity 1 Projections
Revenue	$4,038	$4,564	$5,188	$5,916	$6,718	$7,555	$8,382	$9,220	$10,142	$11,157	$12,272
Non-GAAP Operating Income(1)	$1,006	$1,264	$1,574	$1,980	$2,418	$2,871	$3,353	$3,688	$4,057	$4,463	$4,909
Unlevered Free Cash Flow(2)	$937	$1,284	$1,610	$1,967	$2,459	$2,830	$3,317	$3,676	$4,075	$4,513	$4,999
Stock-Based Compensation	($791)	($657)	($494)	($532)	($605)	($680)	($754)	($738)	($710)	($669)	($614)
	Sensitivity 2 Projections
Revenue	$4,038	$4,564	$5,188	$5,916	$6,623	$7,181	$7,619	$8,019	$8,440	$8,883	$9,350
Non-GAAP Operating Income(1)	$1,006	$1,264	$1,574	$1,980	$2,384	$2,729	$3,048	$3,208	$3,376	$3,553	$3,740
Unlevered Free Cash Flow(2)	$937	$1,284	$1,610	$1,967	$2,426	$2,692	$3,017	$3,199	$3,392	$3,596	$3,811
Stock-Based Compensation	($791)	($657)	($494)	($532)	($596)	($646)	($686)	($642)	($591)	($533)	($467)
(1)
“Non-GAAP Operating Income” a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude stock-based compensation and related employer payroll tax, amortization of intangible assets, acquisition-related adjustments, restructuring and facility exit charges, and capitalized software development costs.

(2)
“Unlevered Free Cash Flow” is Non-GAAP Operating Income plus (1) depreciation and amortization expense, (2) increases in deferred revenue, and (3) amortization of deferred commissions, less (1) cash taxes, (2) capital expenditures, (3) capitalized deferred commissions, and plus or minus changes in net working capital (excluding deferred revenue).

Important Information Regarding the Management Projections
The Management Projections were developed by Splunk management on a standalone basis without giving effect to the Merger and any other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. Although the Management Projections are presented with numerical specificity, they were based on numerous variables and assumptions made by Splunk management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Splunk’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Splunk’s control. The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, general business and economic conditions, conditions in the industries and businesses in which Splunk operates, Splunk’s business and financial performance, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions, and the various risks set forth in Splunk’s periodic reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than the Management Projections. The Management Projections cover numerous years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Splunk’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections herein should not be regarded as an indication that Splunk, Qatalyst Partners and Morgan Stanley, their respective directors, officers, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Splunk or any other person regarding the Management Projections or Splunk’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Splunk contained in Splunk’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “—Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, Splunk Stockholders are cautioned not to place undue, if any, reliance on the Management Projections.
The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Management Projections included in this document have been prepared by, and are the responsibility of, Splunk's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Management Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Splunk’s previously issued financial statements. It does not extend to the Management Projections and should not be read to do so.
Non-GAAP Operating Income and Unlevered Free Cash Flow contained in the Management Projections summarized above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Management Projections were relied upon by the Board of Directors in connection with its evaluation of the Merger and, at the direction of the Board of Directors, by Qatalyst Partners and Morgan Stanley for purposes of each financial advisor’s respective financial analyses and opinion delivered to the Board of Directors. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board of Directors in connection with its evaluation of the Merger or by either Qatalyst Partners or Morgan Stanley for purposes of such financial advisor’s respective opinion delivered to the Board of Directors. Accordingly, Splunk has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Splunk may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The summary of the Management Projections above is included herein solely to give Splunk Stockholders access to the information that was made available to the Board of Directors, Qatalyst Partners and Morgan Stanley, as well as Parent (who was provided a subset of the Management Projections), in connection with the Merger and is not included in this proxy statement in order to influence any Splunk Stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Splunk common stock in connection with the Merger. In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Splunk does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Interests of Executive Officers and Directors of Splunk in the Merger
In considering the recommendation of the Board of Directors that Splunk Stockholders vote to adopt the Merger Agreement, Splunk Stockholders should be aware that Splunk’s executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, those of Splunk Stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Splunk Stockholders.
Executive Officers and Non-Employee Directors
For purposes of this disclosure, Splunk’s current executive officers are as follows:
Name	Position
Gary Steele*	President and Chief Executive Officer
Tom Casey	Senior Vice President, Products & Technology
Scott Morgan*	Senior Vice President, Chief Legal Officer, Global Affairs and Secretary
Brian Roberts*	Senior Vice President and Chief Financial Officer
Christian Smith	Senior Vice President and Chief Revenue Officer
*	Each of Messrs. Steele, Morgan and Roberts were “named executive officers” for purposes of Splunk’s annual proxy statement for fiscal year ended January 31, 2023.
Although the following individuals are considered executive officers for purposes of this disclosure, none hold any unvested or outstanding Splunk equity awards or have any interests in the Merger except as they may be Splunk Stockholders: (i) Jason Child, the former Senior Vice President and Chief Financial Officer of Splunk, who terminated employment with Splunk effective as of November 1, 2022; (ii) Teresa Carlson, the former President and Chief Growth Officer of Splunk, who terminated employment with Splunk effective as of March 31, 2022; and (iii) Shawn Bice, the former President of Products and Technology of Splunk, who terminated employment with Splunk effective as of June 16, 2022.
Graham Smith, our current Chairman of the Board of Directors and former Interim Chief Executive Officer, who stepped down from such position upon the appointment of Mr. Steele in April 2022, is also considered an executive officer for purposes of this disclosure. Mr. Smith did not receive any equity-based compensation from Splunk in respect of his service as Interim Chief Executive Officer, and has no other interests in the Merger except as he holds Company RSUs in respect of his service as a non-employee member of the Board of Directors and as he is a Splunk Stockholder.
For purposes of this disclosure, Splunk’s current non-employee directors are as follows:
Name
Mark Carges
Kenneth Hao
Patricia Morrison
Graham Smith
Elisa Steele
David Tunnell
General Dennis Via
Luis Visoso
Richard Wallace
Yamini Rangan
Although the following individuals are considered non-employee directors for purposes of this disclosure, none hold any unvested or outstanding Splunk equity awards or have any interests in the Merger except as they may be Splunk

Stockholders: (i) Sean Boyle, who ceased serving on the Board of Directors effective as of March 16, 2023; (ii) Stephen Newberry, who ceased serving on the Board of Directors effective as of December 12, 2022; (iii) Sara Baack, who ceased serving on the Board of Directors effective as of December 12, 2022; and (iv) Sri Viswanath, who ceased serving on the Board of Directors effective as of June 16, 2022.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is October 15, 2023, which is the assumed date of the Closing solely for purposes of the disclosure in this section;
•
Each executive officer of Splunk experiences a qualifying termination of employment (i.e., a termination of employment by Splunk and/or Parent without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) immediately following the assumed Effective Time of October 15, 2023;

•
The performance metrics applicable to Company PSUs granted in and after our fiscal year 2023 will have been achieved at the maximum level of performance, and the stock price metrics applicable to Company PSUs granted prior to our fiscal year 2023 will not have been achieved;

•
The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•	No director or executive officer receives any additional equity grants or other awards on or prior to the assumed Effective Time of October 15, 2023.
None of our executive officers or non-employee directors hold Unvested Company Options or Unvested Company Shares. As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment and Quantification of Company Equity Awards
Vested Company Equity Awards
At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time will terminate and be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company RSU or Vested Company PSU, less any applicable taxes.
For each Vested Company RSU, including each Company RSU held by a non-employee director, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk Common Stock issuable upon settlement of such Vested Company RSU by (y) the Per Share Merger Consideration.
For each Vested Company PSU, including each Company PSU that vests effective as of the Effective Time based on attainment of the actual level of performance as determined prior to the Closing by the Board of Directors or a committee thereof in accordance solely with the terms of the applicable contract with the Company as in effect immediately prior to the Effective Time, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk Common Stock issuable upon settlement of such Vested Company PSU by (y) the Per Share Merger Consideration.
Unvested Company Equity Awards
Unvested Company RSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, will be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company RSU (such amount, the “Unvested Cash (RSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (RSUs) will vest and become payable at the same time as the Unvested Company RSU, as applicable, from which such resulting Unvested Cash (RSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company RSUs, as applicable, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk Common Stock issuable upon settlement of such Unvested Company RSU by (y) the Per Share Merger Consideration.
Unvested Company PSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (PSUs) will vest and be payable at the same time as the Unvested Company PSU from which such Unvested Cash (PSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the total number of shares of Splunk common stock underlying such Company PSU based on the attainment of the applicable performance metrics at the actual level of performance through Closing as determined prior to the Closing by the Board of Directors or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU, by (y) the Per Share Merger Consideration.
Quantification of Company Equity Awards
At the Effective Time, each Vested Company RSU (the only type of equity award held by the non-employee members of the Board of Directors) will convert into Per Share Merger Consideration in the manner described above. Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Certain Assumptions,” the estimated aggregate amount that would become payable to Splunk’s ten (10) non-employee directors in respect of their Vested Company RSUs is $5,325,597, which excludes any grants of Company RSUs that may be made by Splunk to the non-employee directors following the date of this proxy statement.
At the Effective Time, each Unvested Company RSU and Unvested Company PSU held by Splunk’s executive officers will convert into unvested cash awards in the manner described above and will generally remain subject to the same time-based vesting conditions and other terms and conditions as were applicable immediately prior to and after giving effect to the Effective Time, except as described below under the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent.” Each unvested cash award will vest in the event that the executive officer experiences a termination of employment by Splunk and/or Parent without cause or by the executive officer for good reason, in either case, within six (6) months prior to the Effective Time or within eighteen (18) months following the Effective Time. At the Effective Time, and as a result of the attainment of the performance metrics applicable to Company PSUs at the actual level of performance, a portion of each Company PSU will become a Vested Company PSU and will be paid to the executive officers shortly following the Effective Time. With respect to the Company PSUs granted in our fiscal years 2023 and 2024, except as described below under the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent—Treatment of Mr. Steele’s Splunk Equity Awards,” (i) the applicable performance metrics will be determined by the Board of Directors or a committee thereof as of immediately prior to the Effective Time, and the Company PSUs will correspondingly performance-vest, effective as of the Effective Time, (ii) a portion of the performance-vested Company PSUs will become Vested Company PSUs effective as of the Effective Time on a prorated basis

(based on months of service in such performance period through such date), and (iii) the portion of the performance-vested Company PSUs that do not become Vested Company PSUs will remain Unvested Company PSUs as described above. Company PSUs granted prior to our fiscal year 2023 will not become Vested Company PSUs solely as a result of the Effective Time.
See the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Golden Parachute Compensation” for an estimate of the amounts that would become payable to each Splunk named executive officer in respect of his Unvested Company RSUs, Unvested Company PSUs and Vested Company PSUs. Based on the assumptions described above under the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Certain Assumptions,” the estimated aggregate amounts that would become payable to Splunk’s two current executive officers who are not named executive officers in respect of their Unvested Company RSUs is $26,411,325, Unvested Company PSUs is $30,025,465, and Vested Company PSUs is $15,605,957.
Potential Severance Payments Upon a Qualifying Termination Prior to or Following the Effective Time
Employment Agreements
Splunk maintains employment agreements with each of its current executive officers (the “Employment Agreements”). The Employment Agreements generally provide that if the executive officer is terminated by Splunk and/or Parent without cause or by the executive officer for good reason, in either case, within six (6) months prior to the Effective Time or within eighteen (18) months following the Effective Time, then the executive officer will receive:
•
a lump sum payment equal to twelve (12) months of the executive officer’s then-current base salary (twenty-four (24) months, in the case of Mr. Steele), plus 100% of the executive officer’s annual target bonus for the year of termination (twenty-four (24) months of annual target bonus plus a pro-rated portion of the annual target bonus for the year of termination, in the case of Mr. Steele), less any amounts already paid for such year;

•
payment of up to twelve (12) months of COBRA premiums to continue health insurance coverage for our executive officers and their eligible dependents (eighteen (18) months, in the case of Mr. Steele) or a lump sum payment of $24,000 ($36,000, in the case of Mr. Steele); and

•	accelerated vesting of then-outstanding equity awards, as discussed above in “—Interests of Executive Officers and Directors of Splunk in the Merger— Quantification of Company Equity Awards”.
Severance benefits are subject to the executive officer timely executing and not revoking a release of claims in favor of Splunk. The Employment Agreements further provide that if an executive officer receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that the executive officer would receive without any such reduction following imposition of the excise tax and all income and related taxes.
Messrs. Steele, Smith and Casey have entered into employment agreements with Parent providing for severance benefits, as described below under “—Compensation Arrangements with Parent.” See the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Splunk in the Merger—Golden Parachute Compensation” for an estimate of the amounts that each of Splunk’s named executive officers would receive under their respective employment agreements upon a qualifying termination of employment. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amount of the cash severance payments to be provided to Splunk’s two executive officers who are not named executive officers under their employment agreements with Parent upon a qualifying termination of employment is $2,115,000.
FY25 Annual Bonus
To the extent the Effective Time occurs in Splunk’s fiscal year 2025 or prior to the payment of annual incentive bonuses in respect of fiscal year 2025, and if a continuing employee, including our executive officers, is terminated from employment following the Effective Time by Parent and its affiliates (including the Surviving Corporation and its subsidiaries) without cause, the continuing employee would receive a bonus for fiscal year 2025 of no less than the pro-rata portion of such annual bonus that such continuing employee would have been entitled to receive under the applicable annual incentive plan determined based on the level of achievement of the applicable performance criteria as of the Effective Time as determined by the Board of Directors or a committee thereof prior to the Effective Time, and pro-rated based on the number of days in the applicable portion of the performance period that have elapsed as of the Effective Time. As the Effective Time for purposes of this disclosure is assumed to be October 15, 2023, termination without cause protection for the pre-Closing portion of the fiscal year 2025 annual bonus will not be in effect.
FY26 Annual Bonus
To the extent the Effective Time occurs in Splunk’s fiscal year 2026 or prior to the payment of annual incentive bonuses in respect of fiscal year 2026, and if a continuing employee, including our executive officers, is terminated from employment following the Effective Time by Parent and its affiliates (including the Surviving Corporation and its subsidiaries) without cause, the continuing employee would receive a bonus for fiscal year 2026 of no less than the pro-rata portion of such annual bonus that such continuing employee would have been entitled to receive under the applicable annual incentive plan determined based on the level of achievement of the applicable performance criteria as of the Effective Time as determined by the Board of Directors or a committee thereof prior to the Effective Time, and pro-rated based on the number of days in the applicable portion of the performance period that have elapsed as of the Effective Time. As the Effective Time for purposes of this disclosure is assumed to be October 15, 2023, termination without cause protection for the pre-Closing portion of the fiscal year 2026 annual bonus will not be in effect.
Retention Bonus
Splunk is permitted to provide Mr. Roberts with a cash retention bonus of $4,000,000. As of the date of this proxy statement, Mr. Roberts has not yet received the retention bonus.
280G Mitigation Actions
In connection with the Merger, Splunk may, subject to prior consultation with Parent, take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger. The tax-planning and mitigation actions may include accelerating payments that would have vested and otherwise become payable in calendar year 2024 or later in the ordinary course of business. As of the date of this proxy statement, the Board of Directors or a committee thereof has not approved specific actions that it will take to mitigate the potential impact of the excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Code on any affected individuals (including Splunk’s executive officers).
Compensation Arrangements with Parent
On September 20, 2023, Parent entered into an at-will employment agreement with each of Messrs. Steele, Casey and Smith (collectively, the “Parent Employment Agreements”), setting forth the terms and conditions of these executives’ continued employment with Parent from and after Closing. The effectiveness of the Parent Employment Agreements is contingent on Closing. The chairman of our Board of Directors approved the retention of outside legal counsel to represent the executives in the Parent Employment Agreement negotiations.
The Parent Employment Agreements provide, following the Effective Time of the Merger, for (a) a base salary of $900,000, $575,000 and $600,000 for Messrs. Steele, Casey and Smith, respectively, (b) participation in Parent’s bonus plan, (c) payment of a cash retention bonus equal to (i) for Mr. Steele, $15,000,000, of which $5,000,000 will vest on the 12-month anniversary of Closing and the remainder will vest in quarterly installments over the immediately following twenty-four (24) months and (ii) for each of Messrs. Casey and Smith, $12,000,000, of which $2,400,000 will vest upon Closing and the remainder will vest in quarterly installments over a three-year period ending on the third anniversary of Closing, in each case, subject to continued employment on the applicable vesting date, (d) for each of Messrs. Casey and Smith, a one-time award of restricted stock units of Parent with a grant date value of $6,000,000, of which one-third will vest on the first anniversary of Closing and the remainder will vest in equal quarterly installments over the following two-year period ending on the third anniversary of Closing, subject to continued employment on the applicable vesting date, and (e) for Mr. Smith, payment of a cash bridging bonus of $120,000 for each of the next three years following his commencement of employment with Parent, subject to continued employment on the applicable payment date.
Treatment of Mr. Steele’s Splunk Equity Awards
Under Mr. Steele’s Parent Employment Agreement, (a) Mr. Steele’s Company RSUs that are converted into Unvested Cash (RSUs) shall be subject to the same vesting schedule as Mr. Steele’s corresponding Splunk RSUs, provided that all outstanding Unvested Cash (RSUs) shall vest and be paid on the first anniversary of Closing and (b) Mr. Steele’s Company PSUs that are converted into Unvested Cash (PSUs) will vest and be paid 50% on Closing and 50% on the first anniversary of Closing, in each case, subject to Mr. Steele’s continued employment through the applicable vesting date.
Termination Protections for Mr. Steele
Under Mr. Steele’s Parent Employment Agreement, (a) if Mr. Steele’s employment is terminated without cause, (b) if Mr. Steele resigns with good reason, (c) in the event of Mr. Steele’s death or permanent disability, or (d) if Mr. Steele voluntarily terminates active employment following the first anniversary of Closing (as such terms are defined in Mr. Steele’s Parent Employment Agreement), in each case, within eighteen (18) months following Closing, then, subject to Mr. Steele’s execution of an effective release of claims, Mr. Steele will be entitled to receive (i) a cash amount as severance equal to the sum of (x) twenty-four (24) months of Mr. Steele’s monthly base salary, (y) two times 125% of Mr. Steele’s annual base salary, and (z) a pro-rated portion of Mr. Steele’s target annual bonus, (ii) the cost of COBRA coverage for eighteen (18) months, which amount will be grossed up to cover applicable taxes, and (iii) if such termination occurs within twelve (12) months following Closing, an amount equal to one-third of Mr. Steele’s retention bonus, as described above.
Under Mr. Steele’s Parent Employment Agreement, (a) if Mr. Steele’s employment is terminated without cause, (b) if Mr. Steele resigns with good reason, or (c) in the event of Mr. Steele’s death or permanent disability, then, subject to Mr. Steele’s execution of an effective release of claims, any Unvested Cash (RSUs) or Unvested Cash (PSUs) held by Mr. Steele will vest.
Termination Protections for Messrs. Casey and Smith
Under each of Messrs. Casey’s and Smith’s Parent Employment Agreement, (a) if an executive’s employment is terminated without cause, (b) if an executive resigns with good reason, or (c) in the event of an executive’s death or permanent disability (as such terms are defined in Messrs. Casey’s and Smith’s Parent Employment Agreement), in each case, within eighteen (18) months following Closing, then, subject to executive’s execution of an effective release of claims, such executive will be entitled to receive (i) a cash amount as severance equal to the sum of (x) twelve (12) months of executive’s monthly base salary, and (y) a target annual bonus for the year in which executive’s termination occurs, and (ii) the cost of COBRA coverage for twelve (12) months, which amount will be grossed up to cover applicable taxes.
Under each of Messrs. Casey’s and Smith’s Parent Employment Agreement, (a) if an executive’s employment is terminated without cause, (b) if an executive resigns with good reason, or (c) in the event of executive’s death or permanent disability, in each case, within thirty-six (36) months of Closing, then, subject to executive’s execution of an effective release of claims, any Unvested Cash (RSUs) or Unvested Cash (PSUs) held by such executive will vest.
Following Closing, the severance benefits set forth in the Parent Employment Agreements will supersede the severance benefits previously set forth in the executives’ Employment Agreements.
The Parent Employment Agreements require each executive to execute a non-competition agreement restricting the executive from competing with Parent and from soliciting employees of Parent, (a) with respect to Mr. Steele, until the second anniversary of Closing and (b) with respect to Messrs. Casey and Smith, during employment and for a period of twelve (12) months following termination of employment.
As of the date of this proxy statement, no other Splunk executive officers or any non-employee directors of Splunk have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. The Merger is not conditioned upon any executive officer or director of Splunk entering into any such agreement, arrangement or understanding. However, it is anticipated that some or all of the other Splunk executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates, effective as of the completion of the Merger.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Splunk’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Golden Parachute Compensation
The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Splunk that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the named executive officers of Splunk.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger transaction. For purposes of calculating such amounts, the following assumptions were used:
•	The Effective Time is October 15, 2023, which is the assumed date of Closing solely for purposes of the disclosure in this section;
•
Each named executive officer of Splunk experiences a qualifying termination of employment (i.e., a termination of employment by Splunk and/or Parent without “cause” or by the executive officer for “good reason,” as such terms are defined in the relevant plans and agreements) immediately following the assumed Effective Time of October 15, 2023;

•
The performance metrics applicable to Company PSUs granted in and after our fiscal year 2023 will have been achieved at the maximum level of performance, and the stock price metrics applicable to Company PSUs granted prior to our fiscal year 2023 will not have been achieved;

•
The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•	No named executive officer receives any additional equity grants or other awards on or prior to the assumed Effective Time of October 15, 2023.
For purposes of this disclosure, Splunk’s named executive officers are: (i) Gary Steele, President and Chief Executive Officer; (ii) Graham Smith, former Interim Chief Executive Officer and current non-employee Chairman of the Board of Directors; (iii) Brian Roberts, Senior Vice President and Chief Financial Officer; and (iv) Scott Morgan, Senior Vice President, Chief Legal Officer, Global Affairs and Secretary.
Although the following individuals are considered named executive officers for purposes of this disclosure, none hold any unvested or outstanding Splunk equity awards or have any interests in the Merger except as they may be Splunk Stockholders: (i) Jason Child, the former Senior Vice President and Chief Financial Officer of Splunk, who terminated employment with Splunk effective as of November 1, 2022; (ii) Teresa Carlson, the former President and Chief Growth Officer of Splunk, who terminated employment with Splunk effective as of March 31, 2022; and (iii) Shawn Bice, the former President of Products and Technology of Splunk, who terminated employment with Splunk effective as of June 16, 2022.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Gary Steele	$9,842,123	$90,343,609	$30,802	$100,216,534
Graham Smith	—	$327,031	—	$327,031
Brian Roberts	$5,150,000	$50,700,324	$32,624	$55,882,948
Scott Morgan	$945,000	$22,965,865	$33,386	$23,944,251
(1)
Cash. Represents (i) the cash severance payable to Messrs. Steele, Roberts and Morgan upon a termination of employment by Splunk and/or Parent without cause or by such named executive officer for good reason, in each case, pursuant to the named executive officer’s Employment Agreement (or, in the case of Mr. Steele after the Effective Time, his Parent Employment Agreement) and (ii) for Mr. Roberts, and to the extent Splunk provides him with the permitted cash retention bonus, his $4,000,000 retention bonus. The cash severance payable to Messrs. Steele, Roberts and Morgan are “double-trigger” payments, which means that the amounts will become payable only upon a qualifying termination of employment within six (6) months prior to and eighteen (18) months following Closing. The portion of the retention bonus under Mr. Steele’s Parent Employment Agreement included in this disclosure is “double-trigger” in nature in that it becomes payable to him by Parent upon a termination of employment within twelve (12) months following Closing. The retention bonus that may become payable to Mr. Roberts is deemed to be “single-trigger” in nature in that it is being paid to him by Splunk in connection with the transaction. Mr. Smith does not have any entitlement to any transaction-related cash compensation. For further details regarding the cash severance and the retention bonus that may become payable to Splunk’s named executive officers, see “—Interests of Executive Officers and Directors of Splunk in the Merger—Employment Agreements,” “—Interests of Executive Officers and Directors of Splunk in the Merger—Retention Bonus” and “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent.” The estimated amount of each such payment is shown in the following table:
Name	Base Salary Severance ($)	Annual Target Bonus Severance ($)	Prorated Annual Target Bonus ($)	Retention Bonus ($)	Total ($)
Gary Steele	$1,800,000	$2,250,000	$792,123	$5,000,000	$9,842,123
Brian Roberts	$575,000	$575,000	—	$4,000,000	$5,150,000
Scott Morgan	$525,000	$420,000	—	—	$945,000
(2)
Equity. Represents (i) the value of those Company PSUs held by Messrs. Steele, Roberts and Morgan that will become Vested Company PSUs in accordance with their terms (or, in the case of Mr. Steele, in accordance with the terms of his Parent Employment Agreement) and in connection with the Effective Time, (ii) the value of those Company RSUs held by Mr. Smith that will become Vested Company RSUs effective as of the Effective Time, and (iii) the value of those Unvested Company RSUs and Unvested Company PSUs held by Messrs. Steele, Roberts and Morgan that will vest and become payable upon a termination of employment by Splunk and/or Parent without cause or by such named executive officer for good reason, in each case, pursuant to the named executive officer’s Employment Agreement (or, in the case of Mr. Steele after the Effective Time, his Parent Employment Agreement). The accelerated vesting of those Company PSUs that become Vested Company PSUs in accordance with their terms (or, in the case of Mr. Steele after the Effective Time, in accordance with the terms of his Parent Employment Agreement) and in connection with the Effective Time are “single-trigger” payments, which means that the amounts will vest and become payable solely as a result of continued employment through the Effective Time. The accelerated vesting of those Company RSUs held by Mr. Smith that become Vested Company RSUs in accordance with their terms and in connection with the Effective Time are also “single-trigger” payments. The accelerated vesting of Unvested Company RSUs and Unvested Company PSUs held by Messrs. Steele, Roberts and Morgan are “double-trigger” payments, which means that they will vest and become only upon a qualifying termination of employment within six (6) months prior to and eighteen (18) months following the Closing. For further details regarding the treatment of the Company Equity Awards held by the named executive officers, see “—Interests of Executive Officers and Directors of Splunk in the Merger—Treatment and Quantification of Company Equity Awards,” “—Interests of Executive Officers and Directors of Splunk in the Merger—Employment Agreements” and “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent.” The estimated amount of each such payment is shown in the following table:

Name	Vested Company PSUs		Unvested Company PSUs		Vested Company RSUs		Unvested Company RSUs		Total ($)
	Number (#)	Value ($)	Number (#)	Value (#)	Number (#)	Value ($)	Number (#)	Value ($)
Gary Steele	223,291	$35,056,765	223,292	$35,056,766	—	—	128,854	$20,230,078	$90,343,609
Graham Smith	—	—	—	—	2,083	$327,031	—	—	$327,031
Brian Roberts	72,482	$11,379,674	190,648	$29,931,736	—	—	59,802	$9,388,914	$50,700,324
Scott Morgan	40,857	$6,414,549	73,205	$11,493,247	—	—	32,217	$5,058,069	$22,965,865
(3)
Perquisites/Benefits. Represents the estimated total cost to Splunk and/or Parent of the continued medical, dental and vision benefits provided to Messrs. Steele, Roberts and Morgan pursuant to the Employment Agreements and after the Effective Time to Mr. Steele pursuant to his Parent Employment Agreement. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause or by the named executive officer for good reason, in each case within six (6) months prior to and eighteen (18) months following the Closing. Mr. Smith does not have any entitlement to any transaction-related benefits. For further details regarding these benefits, see “—Interests of Executive Officers and Directors of Splunk in the Merger—Employment Agreements” and “—Interests of Executive Officers and Directors of Splunk in the Merger—Compensation Arrangements with Parent—Termination Protections for Mr. Steele.”

(4)
Section 280G. The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid any applicable excise tax thereunder. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Financing of the Merger
Parent and Merger Sub have represented to Splunk that, as of September 20, 2023, they had and will have available to them sufficient funds to make the payments required to be paid at the Effective Time by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (1) pay Splunk Stockholders the amounts due under the Merger Agreement for their Splunk common stock and (2) make payments in respect of outstanding Company Options, Company RSUs and Company PSUs payable at the Effective Time pursuant to the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Closing and Effective Time
The closing of the Merger will take place at a time specified by Splunk, Parent and Merger Sub on the third (3rd) business day following the satisfaction or waiver of all conditions to closing of the Merger (other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions) (as described in the section of this proxy statement captioned, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”) or such other time agreed to in writing by Parent, Splunk and Merger Sub.
Dissenters’ Rights
General
Under the DGCL, Splunk Stockholders have the right to demand appraisal and to receive payment in cash for the fair value of their shares of Splunk common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the Per Share Merger Consideration, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Splunk Stockholders of record and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Splunk Stockholder of record or beneficial owner should exercise his, her or its right to seek appraisal under Section 262 of the DGCL.
Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of record, and beneficial owners, of shares of Splunk common stock who: (1) submit a written demand for appraisal of such Person’s shares to Splunk prior to the vote on the Merger Agreement; (2) have not consented to or otherwise voted in favor of the Merger Agreement or otherwise withdrawn, lost or waived appraisal rights; (3) continuously are the record holders or beneficial holders, as applicable, of such shares through the Effective Time; and (4) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Per Share Merger Consideration. Any such Splunk Stockholder of record or beneficial holder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Per Share Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as the Per Share Merger Consideration.
Section 262 of the DGCL requires that Splunk Stockholders for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. Either a copy of Section 262 of the DGCL or information directing Splunk Stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This Proxy Statement constitutes our notice to the Splunk Stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL, which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. Splunk Stockholders of record and beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Splunk unless certain stock ownership conditions are satisfied by the Splunk Stockholders of record and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, Splunk Stockholders of record and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Splunk Stockholder of record or beneficial owner who loses, waives or otherwise fails to properly exercise his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration.

How to Exercise and Perfect Your Appraisal Rights
If you are a Splunk Stockholder of record or a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Splunk common stock, you must satisfy each of the following conditions:
•
You must deliver to Splunk a written demand for appraisal before the vote on approval of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Voting against or failing to vote for the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Splunk Stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger Agreement is taken will constitute a waiver of appraisal rights.

•
In the case of a Splunk Stockholder of record, you must not vote in favor of, or consent in writing to, the Merger Agreement. A vote in favor of the Merger Agreement, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Splunk Stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the Merger Agreement or abstain from voting on the Merger Agreement. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s), or abstain from voting, in favor of the Merger Agreement;

•
You must continuously hold or beneficially own, as applicable, shares of Splunk common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•
You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another Company Stockholder who has complied with the requirements of Section 262 or Splunk must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. Splunk is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, but you will have no appraisal rights with respect to your shares of Splunk common stock.
In addition, because shares of Splunk common stock are listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Splunk common stock, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Splunk common stock eligible for appraisal or (2) the value of the Per Share Merger Consideration for such total number of shares entitled to appraisal exceeds $1 million (collectively, the “Ownership Thresholds”). At least one of the Ownership Thresholds must be met in order for Splunk Stockholders to be entitled to seek appraisal with respect to such shares of Splunk common stock.
In the case of a record holder of shares of Splunk common stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares of Splunk common stock via the Internet during the Special Meeting or by proxy in favor of the Merger Agreement.
In the case of a beneficial owner of shares of Splunk common stock, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Splunk common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Merger Agreement, and does not revoke such instruction prior to the vote on the Merger Agreement, then such shares will be voted in favor of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of shares of Splunk common stock who wishes to exercise appraisal rights, you must either not provide any instructions to your broker, bank or other nominee how to vote on the Merger Agreement or instruct such broker, bank or other nominee to vote against the Merger Agreement or abstain from voting on such proposal.
Who May Exercise Appraisal Rights
A holder of record or beneficial owner of shares of Splunk common stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Splunk common stock held of record or beneficially in that holder’s name. A demand for appraisal must be executed by or on behalf of the Splunk Stockholder of record or beneficial owner, as applicable, and must reasonably inform Splunk of the identity of the Splunk Stockholder of record or beneficial owner and that the Splunk Stockholder intends to demand appraisal of his, her or its shares of Splunk common stock. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must (1) reasonably identify the holder of record of the shares for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by Splunk and to be set forth on the verified list of persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Splunk common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Splunk Inc.
Attention: Chief Legal Officer and Corporate Secretary
270 Brannan Street
San Francisco, California 94107
(415) 848-8400
Accounting Treatment
The Merger will be accounted for as a business combination, using the acquisition method of accounting, in accordance with Accounting Standards Codification 805, Business Combinations. Parent will record assets acquired, including identifiable intangible assets, and liabilities assumed from Splunk, at their respective estimated fair values at the date of completion of the acquisition.
U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of the U.S. federal income tax consequences of the Merger that may be relevant to Splunk Stockholders that are U.S. Holders whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Splunk common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular facts and circumstances, nor does it address any consequences to holders subject to special rules under the U.S. federal income tax laws, such as:
•	banks and other financial institutions;
•	insurance companies;
•	brokers or dealers in securities;
•	traders in securities who elect to apply a mark-to-market method of accounting;

•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities or governmental organizations;
•	mutual funds;
•	holders who hold their shares of Splunk common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	persons subject to the minimum tax;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Splunk common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	holders of options granted under any Splunk benefit plan;
•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Splunk common stock (by vote or value); and
•	holders that received their shares of Splunk common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.
This discussion does not address any U.S. federal tax consequences other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Splunk common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Splunk common stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the Merger, whether or not in connection with the Merger, including, without limitation, the tax consequences to holders of options, warrants or similar rights to purchase shares of Splunk common stock.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Splunk common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Splunk common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Splunk common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Splunk common stock. Capital gains of a non-corporate U.S. Holder will generally be eligible for preferential U.S. federal income tax rates that are applicable to long-term capital gains if the U.S. Holder has held its Splunk common stock for more than one year as of the effective date of the Merger. Capital gains of a non-corporate U.S. Holder will generally be short-term capital gains (and taxed at ordinary income tax rates) if such U.S. Holder has held its Splunk common stock for one year or less as of the date of the Merger. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Splunk common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of Splunk common stock.
SPLUNK STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
Regulatory Approvals Required for the Merger
General
Splunk and Parent have agreed to use its respective reasonable best efforts to obtain all consents, waiting period expirations or terminations, waivers and approvals required to be obtained by it to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and certain other applicable antitrust and foreign investment laws.
In addition, each of Splunk and Parent have agreed, to the extent permitted by applicable legal requirements, to use its reasonable best efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing and related submissions and presentations, (ii) coordinate with one another in preparing and exchanging such materials, (iii) keep the other party reasonably informed of the status of matters related to the Merger and the other transactions contemplated by the Merger Agreement and (iv) promptly provide one another (and its counsel) with copies of all filings, presentations (and a summary of any oral presentations) made by such party to any applicable governmental entity. Further, Parent and Splunk have agreed that no party will independently participate in any substantive meeting (including telephonically) with a governmental entity without first giving the other party notice of the meeting and, to the extent practicable and permitted by law and the governmental entity, the opportunity to attend and/or participate. Subject to these and certain other limitations, Parent shall control the strategy related to obtaining and/or satisfying all such applicable consents, waiting period expirations or terminations, waivers and approvals.
To the extent necessary to obtain such regulatory approvals, Parent will timely make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or Splunk or any of their respective affiliates, (B) the termination of existing relationships, contractual rights, or obligations of Parent or Splunk or any of their respective affiliates, other than in respect of foreign investment laws or (C) the termination of any venture or other arrangement of Parent or Splunk or any of their respective affiliates, other than in respect of foreign investment laws. Notwithstanding the foregoing, Parent will not be required to propose, execute, carry out or agree or submit to any action or remedy that would reasonably be expected to have, individually or in the aggregate, (i) a material impact on the Splunk business or Splunk and its subsidiaries, taken as a whole, (ii) a material impact on the benefits expected to be derived by Parent or its affiliates from the Merger and the other transactions contemplated by the Merger Agreement or (iii) a material impact on any business or product line of Parent or its affiliates (other than Splunk and its subsidiaries). Further, Parent and Splunk will, to the extent necessary to obtain the applicable regulatory approvals, engage in litigation to contest or resist any action instituted (or threatened to be instituted) challenging the Merger as in violation of any antitrust law, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Merger, including by appeal of any adverse ruling.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Splunk and Parent each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period (and any extension thereof) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documents (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
Splunk and Parent each filed a Notification and Report Form under the HSR Act with respect to the Merger with the FTC and DOJ on October 12, 2023. The HSR waiting period is expected to expire at 11:59 p.m., Eastern time on November 13, 2023.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Approvals
The Merger is also subject to clearance or approval under certain other antitrust regimes, including in the European Union. The Merger cannot be completed until all applicable waiting periods (and any extensions thereof) applicable to the Merger under the antitrust laws in the relevant jurisdictions have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto have been obtained.
The Merger is subject to the expiration or otherwise termination of the applicable review periods (and any extensions) under, or the receipt of approvals, clearances, consents and approvals under, the relevant foreign investment laws of certain jurisdictions. In addition, relevant regulatory bodies could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Merger on regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Splunk, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Splunk, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Splunk, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Splunk, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Splunk, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Splunk and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Closing Date (as defined in the section of this proxy statement captioned “—Closing and Effective Time”): (i) Merger Sub will be merged with and into Splunk, with Splunk becoming a wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) Splunk will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Splunk and Merger Sub, and all of the debts, liabilities and duties of Splunk and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. At the Effective Time, the certificate of incorporation of Splunk as the Surviving Corporation will be amended and restated in its entirety and the bylaws attached as an exhibit to the Merger Agreement will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The closing of the Merger (the “Closing”) will take place at a time to be specified by Parent, Splunk and Merger Sub on the third (3rd) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent, Splunk and Merger Sub.

On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The time at which the Merger will become effective will occur at the Effective Time.
Merger Consideration
Splunk Common Stock
At the Effective Time, and without any action required by any Splunk Stockholder, each share of Splunk common stock (other than Excluded Shares, which include, for example, shares of Splunk common stock owned by Splunk Stockholders who have properly exercised and not withdrawn their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, less any applicable withholding taxes.
Treatment of Company Equity Awards
The Merger Agreement provides that Company Equity Awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment:
Vested Company Equity Awards
At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, will terminate and be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU, less any applicable withholding taxes.
For each Vested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Vested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Vested Company Option in effect immediately prior to the Effective Time (provided, that if the exercise price per share of such Vested Company Option is equal to or greater than the Per Share Merger Consideration, the Cash-Out Amount for such Vested Company Option will be zero).
For each Vested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company RSU by (y) the Per Share Merger Consideration.
For each Vested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Vested Company PSU by (y) the Per Share Merger Consideration.
Unvested Company Equity Awards
Unvested Company Shares. At the Effective Time, each Unvested Company Share will remain subject to the same restrictions, vesting arrangements or repurchase rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time, and will become payable by Parent on the date that such unvested Company share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time, and will otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying unvested Company share immediately prior to the Effective Time, and each outstanding repurchase right will be assigned to Parent in the Merger and will thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time.
Unvested Company Options and Unvested Company RSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company Option or Unvested Company RSU (the “Unvested Cash (Options/RSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash

(Options/RSUs) will vest and become payable at the same time as the Unvested Company Option or Unvested Company RSU, as applicable, from which such resulting Unvested Cash (Options/RSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, as applicable, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company Option, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock subject to such Unvested Company Option by (y) the Per Share Merger Consideration less the exercise price per share of such Unvested Company Option in effect immediately prior to the Effective Time (provided, that if the exercise price per share of such Unvested Company Option is equal to or greater than the Per Share Merger Consideration, the Cash-Out Amount for such Unvested Company Option will be zero).
For each Unvested Company RSU, the Cash-Out Amount will be determined by multiplying (x) the number of shares of Splunk common stock issuable upon settlement of such Unvested Company RSU by (y) the Per Share Merger Consideration.
Unvested Company PSUs. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the applicable “Cash-Out Amount” from Parent for such Unvested Company PSU (the “Unvested Cash (PSUs)”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, the Unvested Cash (PSUs) will vest and be payable at the same time as the Unvested Company PSU from which such Unvested Cash (PSUs) was converted would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, as in effect from time to time unless otherwise superseded by any applicable contract between the holder thereof and Splunk or Parent or their respective affiliates, but effective from and after the Effective Time.
For each Unvested Company PSU, the Cash-Out Amount will be determined by multiplying (x) the total number of shares of Splunk common stock underlying such Unvested Company PSU (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting and based on the attainment of the applicable performance metrics at the actual level of performance through Closing as determined prior to the Closing by the Board of Directors or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU), by (y) the Per Share Merger Consideration.
Treatment of Company ESPP
The Merger Agreement provides that, with respect to the Company ESPP, as soon as practicable following the Agreement Date, Splunk will take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any Current ESPP Offering Period, no employee who is not a participant in the Company ESPP as of September 20, 2023 may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on September 20, 2023 for such Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP will be suspended, (iv) no new Offering Period will be commenced under the Company ESPP prior to the termination of the Merger Agreement and (v) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period will be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Splunk common stock thereunder shall be made on that day. Splunk shall provide all required notices of the foregoing to the participants in accordance with the Company ESPP.
Treatment of Convertible Notes and Capped Calls
The Merger Agreement provides that, on the Closing Date, Parent, Merger Sub and Splunk are required, as and to the extent required by the Convertible Notes Indentures (as defined in the section of this proxy statement captioned “—Financing of the Merger”), to execute any supplemental indentures required by the Convertible Notes Indentures and deliver any certificates and other documents required by the Convertible Notes Indentures. Splunk must provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indentures prior to the dispatch or making thereof.
Prior to the Effective Time, Splunk is required to (i) use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with the counterparties to the Capped Call Transactions (as defined in the section of this proxy statement captioned “The Merger—Capped Call Transactions”) to cause the Capped Call Transactions to be exercised, settled, cancelled or otherwise terminated as of the Closing Date, and to enter into any documentation required to effect such termination, (ii) use reasonable efforts to keep Parent informed of any discussions and negotiations with the counterparties to the Capped Call Transactions with respect to the Capped Call Transactions and give Parent reasonable opportunity to participate (or have its counsel participate) in any such discussions and negotiations, (iii) as promptly as reasonably practicable, provide Parent with any notices or other written communication received from any counterparties to the Capped Call Transactions with respect to the Capped Call Transactions and (iv) provide Parent and its counsel reasonable opportunity to review and comment on any such notice or other written communication prior to making any response.
Exchange and Payment Procedures
Computershare Inc. (or such other agent or agents as may be appointed by Parent as reasonably acceptable to Splunk) shall act as exchange agent (the “Exchange Agent”) to make payments of the Per Share Merger Consideration to Splunk Stockholders. At or promptly following the Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent cash sufficient to pay the aggregate Per Share Merger Consideration to Splunk Stockholders.
As soon as reasonably practicable following the Effective Time (and in any event within three (3) business days), the Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing outstanding shares of Splunk common stock (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Splunk common stock represented by such holder’s certificate(s). Upon the Exchange Agent’s receipt of such letter of transmittal with respect to such certificated shares, or receipt of an appropriate “agent’s message” in customary form (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) with respect to any book-entry shares of Splunk common stock, such holder will be entitled to receive in exchange therefor a check for the cash amount of the Per Share Merger Consideration in respect of such shares. The amount of any Per Share Merger Consideration paid to Splunk Stockholders may be reduced by any applicable withholding taxes.
Representations and Warranties
The Merger Agreement contains representations and warranties of Splunk, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Splunk are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Splunk and its subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect that, individually or taken together with all other changes, events, occurrences, circumstances, conditions or effects, (1) would, or would reasonably be expected to, be or become materially adverse to the business, financial condition, operations or results of operations of Splunk and its subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, prohibit, materially impede or materially delay Splunk’s ability to consummate the transactions in accordance with the Merger Agreement, except that in respect of (1) no events, changes, occurrences, effects or developments relating to or resulting from the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect, taken as a whole, has occurred or would reasonably be expected to occur:
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changes in general economic conditions or financial (including changes in interest rates or monetary policies), credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world or the global economy generally;

•	changes generally affecting the industry in which the Splunk and its subsidiaries operate;
•	changes in Applicable Legal Requirements after the Agreement Date;

•	changes in GAAP, or other accounting standards or regulations or principles or interpretations thereof, that apply to Splunk and its Subsidiaries, in each case, after the Agreement Date;
•	political, economic or regulatory conditions (or changes therein), any outbreak or escalation of hostilities, insurrection or war, sabotage or acts of terrorism;
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epidemics, pandemics, or contagions (including COVID-19), quarantine restrictions or other COVID-19 Measures, social or political conditions, protests or public demonstrations (including civil unrest), wildfires, earthquakes, hurricanes, tornadoes, other natural disasters, cyber attacks, data breaches or any escalation or worsening of any of the foregoing;

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changes in the trading volume or trading prices of such entity’s capital stock (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades);

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any failure to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by Splunk (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of Splunk’s securities (provided that such exception shall not apply to any underlying Effect that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades);

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the negotiation, execution, announcement, performance, existence or pendency of the Merger Agreement or the anticipated consummation of the Merger and the other Transactions, including (1) by reason of the identity of Parent, any communications by Parent, Merger Sub or any of their respective Affiliates or Representatives, (2) changes in Splunk’s and its Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors, regulators or other business partners as a result of the foregoing and (3) departures of officers or employees;

•	any actions taken or failure to take action, in each case, that Parent has expressly in writing approved, consented to or requested; or
•	any stockholder litigation relating to or resulting from the Merger Agreement or the transactions contemplated thereby.
Except, with respect to bullets 1-6 above, shall not apply to the extent that such changes disproportionately and adversely affect Splunk and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Splunk and its subsidiaries operate, in which case only the incremental disproportionate adverse impact of such change, event, occurrence, circumstance, condition or effect may be taken into account when determining whether there is a Company Material Adverse Effect
In the Merger Agreement, Splunk has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and confidential disclosure schedules. These representations and warranties relate to, among other things:
•	due organization, valid existence and good standing of Splunk and its subsidiaries;
•	the subsidiaries of Splunk;
•	the organizational documents of Splunk and its subsidiaries;
•	the capital structure of Splunk;
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the absence of any undisclosed contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Splunk’s securities (other than the Convertible Notes and the Capped Call Transactions);

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Splunk’s corporate power and authority to enter into and perform the Merger Agreement, the approval of the Board of Directors, the necessary vote of Splunk Stockholders in connection with the Merger Agreement, the enforceability of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

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the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Splunk or the resulting creation of any lien upon Splunk’s assets (except in limited circumstances) due to the performance of the Merger Agreement;

•	the accuracy and required filings of Splunk’s SEC filings and financial statements;
•	Splunk’s disclosure controls and procedures;
•	Splunk’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•	since February 1, 2021, the absence of certain changes;
•	Splunk’s compliance with laws, standards and requirements, including applicable criteria for continued listing on Nasdaq, and possession of necessary permits;
•	export controls matters and compliance with applicable anti-corruption and anti-money laundering laws;
•	litigation and regulatory matters;
•	employee benefit plans;
•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Splunk common stock (other than the Convertible Notes and the Capped Call Transactions);
•	labor matters;
•	tax matters;
•	valid title of property and assets;
•	certain real property leased by Splunk and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters, including data security requirements and privacy;
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the existence and enforceability of specified categories of Splunk’s material contracts, and certain limitations with respect thereto, such as restrictions on operations, and any notices with respect to disputes, termination or intent not to renew those material contracts therefrom;

•	insurance matters;
•	absence of any undisclosed transactions, relations or understandings between Splunk or any of its subsidiaries, on the one hand, and any affiliate or related person thereof, on the other hand;
•	this proxy statement;
•	the rendering of Qatalyst Partners’ and Morgan Stanley’s fairness opinions to the Board of Directors;
•	payment of fees to Qatalyst Partners and Morgan Stanley in connection with the Merger Agreement and the absence of any other brokers used;
•	the inapplicability of anti-takeover statutes to the Merger;
•	compliance with, and no threats, actions or investigations under, government contracts;
•	environmental matters;
•	certain indebtedness of Splunk; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Splunk that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;
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Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

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the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the capital structure of Merger Sub;
•	the absence of litigation, orders and investigations;
•	accuracy of information to be provided in the proxy statement;
•	ownership of capital stock of Splunk or other interested party arrangements;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;
•	the availability and sufficiency of Parent’s funds; and
•	the exclusivity and terms of the representations and warranties made by Splunk.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
During the period of time between the date of signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “interim period”), except (i) as required by applicable law, (ii) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by the Merger Agreement, (iv) to the extent necessary to comply with the express obligations set forth in any material contract in effect on the date of the Merger Agreement, or (v) as disclosed in the confidential disclosure schedules to the Merger Agreement, Splunk shall, and shall cause its subsidiaries to:
•	conduct its business in all material respects in the ordinary course consistent with past practices; and
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use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

During the interim period, except (i) as required by applicable law, (ii) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as contemplated, required or permitted by the Merger Agreement, or (iv) as disclosed in the confidential disclosure schedules to the Merger Agreement, Splunk will not, and will not allow its subsidiaries, as applicable to, among other things (and subject to certain exceptions):
•	amend the organizational documents of Splunk or its subsidiaries;
•	declare, set aside or pay any dividend or other distribution;
•	adjust, split, subdivide, combine, reclassify or repurchase any of its capital stock;
•	accelerate, amend or change any rights under Splunk’s equity or equity-based compensation or benefits in respect of or accelerate the funding, vesting or payment of any compensation or benefit;
•	enter into, violate, waive material terms of, terminate or amend certain material contracts;

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issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in Splunk or its subsidiaries;

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(a) hire or engage any person (other than with respect to employees with a title below vice president or to backfill vacancies of current employees having a title of vice president, in each case, in the ordinary course of business), (b) terminate the employment (other than for cause) or change the title, office or position of any employee of Splunk or any of its subsidiaries at the level of vice president or above, (c) enter into any new collective bargaining agreement a labor union or similar labor organization and (d) engage in a “mass layoff” or “plant closing” which would trigger the notice requirements of the WARN Act,

•	make any loans or advances to any other person or entity in excess of $1,000,000 or forgive, discharge, materially adversely modify any outstanding loan;
•	transfer, license, abandon, or permit to lapse or expire any intellectual property that is material to the business of Splunk and its subsidiaries;
•	make any material adverse change to the operation or security of certain IT assets or any of Splunk’s or its subsidiaries’ privacy policies;
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incorporate open source software into software of the Company or its subsidiaries in such a way that requires such software to be disclosed, distributed, licensed for the purpose of making derivative works, or redistributable at no charge;

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sell, lease, exclusively license or otherwise dispose of or encumber any of its properties, rights or assets in a manner material, individually or in the aggregate, to Splunk and its subsidiaries, taken as a whole (other than in the certain exceptions in the ordinary course of business),

•	incur, assume or guarantee any indebtedness for borrowed money;
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make or authorize any capital expenditures other than those (i) not in excess of $20,000,000 in the aggregate in any trailing four (4) calendar quarter period or (ii) not in excess of $6,000,000 in the aggregate in any individual calendar quarter;

•	materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);
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increase the compensation or other benefits payable or provided to any director, officer, employee or other service provider of Splunk or its subsidiaries, adopt or amend any employee or compensation benefit plan, deferred compensation plan, or pay any special bonus or renumeration;

•	enter into any severance agreement with any employee with a title of vice president or above;
•	commence certain legal proceedings or settle any proceeding, other than any settlement that involves only the payment of monetary damages not in excess of $5 million, individually or in the aggregate;
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acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or division thereof, or otherwise acquire or agree to acquire any assets or equity or debt securities (other than publicly traded marketable securities), in each case, for consideration in an amount not to exceed, individually or in the aggregate, $50,000,000, or enter into any contract with respect to a joint venture, strategic alliance or partnership, in each case, that are material, individually or in the aggregate, to the business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Splunk or its subsidiaries;
•	undertake certain tax-related actions;
•	materially change accounting practices;
•	place, allow the creation of or assume any encumbrance on any of its assets or properties, other than permitted encumbrances;

•	materially change the manner in which it extends warranties, discounts or credits to customers (other than in the ordinary course of business);
•	enter into any contract that would be required to be reported by Splunk pursuant to Item 404 of Regulation S-K;
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enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business; and

•	enter into agreements to do any of the foregoing.
Notwithstanding the restrictions set out above, nothing shall prevent Splunk or its subsidiaries from taking any reasonable action that would otherwise be prohibited in response to COVID-19 or any other COVID-19 Measures so long as Splunk reasonably consults with Parent prior to taking such action.
No Solicitation of Other Offers
From the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated and the Effective Time, Splunk and its subsidiaries have agreed not to, and to cause and their respective representatives not to, directly or indirectly:
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solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any Acquisition Proposal) or negotiations regarding, or deliver or make available to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information (including providing access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Splunk or any of its subsidiaries) with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;
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enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

•	submit any Acquisition Proposal to the vote of any securityholders of Splunk or any of its subsidiaries;
•	approve any transaction, or any third-party becoming an “interested stockholder,” under Section 203 of the DGCL; or
•	authorize, resolve, propose or agree to do any of the foregoing.
In addition, Splunk has agreed, and cause its subsidiaries and direct its representatives, to (i) cease any and all existing activities, discussions or negotiations with any persons conducted prior to or on the date of the Merger Agreement with respect to any Acquisition Proposal and (ii) use reasonable best efforts to cause any person (and such person’s representatives) with which Splunk has engaged in any such activities within the twelve (12) month period preceding the date of the Merger Agreement to promptly return or destroy all confidential information previously provided to such person (and such person’s representatives)
Notwithstanding these restrictions, Splunk and its subsidiaries are permitted to, waive any rights under any “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with or applicable to an Acquisition Proposal to which Splunk or any of its subsidiaries is a party to allow a person to make, or amend, an Acquisition Proposal (or make any related communications).
Splunk shall advise Parent in writing as promptly as practicable (but in no event more than forty-eight (48) hours) after receipt by Splunk and/or any of its subsidiaries (and/or to the knowledge of Splunk, by any Splunk representative) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any person is planning to submit an Acquisition Proposal or (iv) any request for non-public information (including access to any of the properties, books or records of Splunk or any of its subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and the identity of the person or group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request. Splunk shall keep Parent informed as promptly as practicable (but in no event more than forty-eight (48) hours after receipt) of the status of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than twenty-four (24) hours after receipt) a true, correct and complete copy of all written materials and information provided to Splunk, one of its subsidiaries or a Splunk representative in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request (including any material amendments or modifications or proposed material amendments or modifications), or a reasonable written summary thereof if such material or information is not written.
Notwithstanding these restrictions, if, at any time prior to the time that Splunk’s Stockholders approve the adoption of the Merger Agreement, Splunk or any of its representatives receives an Acquisition Proposal that the Board of Directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a Superior Proposal, Splunk may:
•	enter into discussions with such person regarding such Acquisition Proposal; and
•	deliver or make available to such person non-public information regarding Splunk and its subsidiaries.
However, prior to taking any of the actions listed above, Splunk must have complied with the following:
•	none of Splunk, its subsidiaries or any of their respective representatives has violated the non-solicitation and related provisions contained in the Merger Agreement in any material respect;
•
the Board of Directors must first conclude in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to Splunk Stockholders under applicable laws;

•
prior to making available to any such person any material non-public information, Splunk first shall have received from such person an executed Acceptable Confidentiality Agreement (a copy of which executed Acceptable Confidentiality Agreement shall be provided to Parent, for informational purposes only, within forty-eight (48) hours of its execution); and

•
prior to or contemporaneously with delivering or making available any such non-public information to such Person, Splunk shall have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by Splunk to Parent).

Splunk is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four-(4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
If Splunk terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, Splunk must pay a $1,000,000,000 termination fee to Parent.
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in the aggregate to Splunk than those contained in the confidentiality agreement entered into between Splunk and Parent, including with respect to the treatment of confidential information and the non-solicitation of Splunk’s employees and (ii) that does not include any provision for any exclusive right to negotiate with such person or having the effect of restricting Splunk from fulfilling its obligations under the Merger Agreement, including under the non-solicitation and related provisions contained in the Merger Agreement; provided that such confidentiality agreement need not contain any direct or indirect “standstill” or similar covenant or other provision that would restrict the making, or amendment, of any Acquisition Proposal (and related communications) to Splunk or the Board of Directors.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any transaction or series of related transactions (other than the Merger) involving (i) any direct or indirect purchase or other acquisition by any person or group, whether from Splunk or any other person(s), of securities representing more than 15% of the total outstanding voting power of Splunk after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 15% of the total outstanding voting power of Splunk after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any person or group of assets (including equity securities of any subsidiary of Splunk) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of Splunk and its subsidiaries, taken as a whole; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Splunk (or any of its subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of Splunk and its subsidiaries, taken as a whole) in which the stockholders of Splunk (or such subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.
“Superior Proposal” means, with respect to Splunk, a bona fide written offer submitted after the Agreement Date by a person or group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of Splunk or (ii) 50% or more of the assets of Splunk, in each case, that the Board of Directors has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the offer, including conditions to consummation and the person making the offer, in each case deemed relevant by the Board of Directors (x) would be, if consummated, more favorable, from a financial point of view, to Splunk’s Stockholder (in their capacities as stockholders) than the terms of the Merger Agreement (after giving effect to any adjustments to the terms of the Merger Agreement proposed by Parent in response to such Acquisition Proposal) and (y) is reasonably likely to be consummated on the terms proposed (as determined in the good faith judgment of the Board of Directors).
The Board of Directors’ Recommendation; Change of Recommendation
As described above, and subject to the provisions described below, the Board of Directors has made the unanimous recommendation (the “Company Board Recommendation”) that Splunk Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Change of Recommendation except as described below.
Prior to the adoption of the Merger Agreement by Splunk Stockholders, the Board of Directors or any committee thereof may not take any action described in the following (any such action, a “Change of Recommendation”):
•
withhold, withdraw, qualify, amend or modify, or publicly propose to resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

•	adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; or
•	fail to include the Company Board Recommendation in this proxy statement.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by Splunk Stockholders, the Board of Directors may effect a Change of Recommendation if (i) Splunk has received a Superior Proposal or (ii) there has been an Intervening Event (as defined herein), in each case, that the Board of Directors has determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law.

The Board of Directors may only effect a Change of Recommendation or authorize Splunk to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal if:
•	the Merger Agreement has not yet been adopted by Splunk Stockholders;
•	Splunk has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Superior Proposal;
•	such Superior Proposal has been submitted to Splunk, has not been withdrawn and continues to be a Superior Proposal;
•
Splunk has provided prior written notice to Parent at least four (4) business days in advance of Splunk’s intention to effect a Change of Recommendation or terminate the Merger Agreement in response to such Superior Proposal, which shall include a description of the material terms and conditions of the Superior Proposal, the identity of the person or group submitting such Superior Proposal, and a copy of any proposed definitive agreement(s) relating to such Superior Proposal, including any related financing commitments, if any;

•
Splunk has negotiated in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal;

•
Parent has not, within such four (4) business-day period, made a written, binding and irrevocable (through the expiration of such four (4) business-day period) offer that the Board of Directors has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to Splunk’s Stockholders as such Superior Proposal (it being agreed that (A) the Board of Directors shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Board of Directors will not effect a Change of Recommendation and Splunk will not terminate the Merger Agreement for four (4) business days after receipt by Parent of any notice of a Superior Proposal and (C) any change to the financial or other material terms of such Superior Proposal shall require a new notice of Superior Proposal to Parent and a new three (3) business-day period and discussion process (and all references to four (4) business-day periods will be deemed three (3) business-day periods; provided that such new notice of Superior Proposal shall in no event shorten the original four (4) business-day period);

•
the Board of Directors has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; and

•
in the event of a termination of the Merger Agreement in order to cause Splunk to enter into a definitive agreement with respect to such Superior Proposal, Splunk will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $1,000,000,000 if the Merger Agreement is terminated for the purposes of entering into a definitive agreement in respect of a Superior Proposal.

In addition, the Board of Directors may only effect a Change of Recommendation for an Intervening Event if:
•	the Merger Agreement has not yet been adopted by Splunk Stockholders;
•	Splunk has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Intervening Event;
•
the Board of Directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the date of the Merger Agreement, were previously unknown by the Board of Directors and were not reasonably foreseeable as of the date of the Merger Agreement by the Board of Directors (or if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement) (an “Intervening Event”) and taking into account the results of any discussions with Parent and any offer from Parent, the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law; provided that in no event shall any of the following, in and of itself, constitute or be deemed an Intervening Event: (A) any determination by the Board of Directors that the consideration payable in the Merger is not sufficient (provided that such exception shall not apply to any underlying cause for such determination), (B) Splunk exceeding any earnings projections or predictions made by Splunk (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of Splunk’s securities or any change in the trading price of the Splunk common stock (provided that such exception shall not apply to any underlying cause for such performance), (C) any facts, events or circumstances resulting from any breach of the Merger Agreement by Splunk or (D) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or the consequences thereof;
•
Splunk has provided to Parent at least four (4) business days’ prior written notice that the Board of Directors intends to effect a Change of Recommendation and if requested by Parent, Splunk shall have made Splunk’s representatives available during the four (4) business-day period to discuss with Parent’s representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Board of Director’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of the Merger Agreement that Parent desires to propose that that would obviate the need for the Board of Director to effect such Change of Recommendation; and

•
Parent has not, within such four (4) business-day period, made a written, binding and irrevocable (through the expiration of such four (4) business-day period) offer that the Board of Directors has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Board of Directors to effect such Change of Recommendation (it being agreed that (A) the Board of Directors shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Board of Directors will not effect a Change of Recommendation and Splunk will not terminate the Merger Agreement for four (4) business days after receipt by Parent of any notice of an Intervening Event and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new notice of Intervening Event to Parent and a new three (3) business-day period and discussion process (and all references to four (4) business-day periods will be deemed three (3) business-day periods; provided that such new notice of Intervening Event shall in no event shorten the original four (4) business-day period).

Employee Benefits
The Merger Agreement provides that each employee of Splunk and its subsidiaries who continues to be employed by Parent or any of its subsidiaries (including Splunk and its subsidiaries) as of the Effective Time (such employees collectively, the “Continuing Employees”), will be provided with certain compensation and benefits protections and entitlements, as set forth in the confidential disclosure schedules to the Merger Agreement.
The Merger Agreement further provides that, except to the extent necessary to avoid the duplication of benefits, Parent will, and will cause the Surviving Corporation and its other affiliates to, recognize the service of each Continuing Employee with Splunk or its affiliates before the Effective Time (to the same extent recognized by Splunk or its affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its affiliates under any employee benefit plans or arrangements maintained by Parent or its affiliates that such employees may be eligible to participate in after the Effective Time.
With respect to any welfare plan maintained by Parent or its affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent will, and will cause the Surviving Corporation and its other affiliates, to the extent permitted by the relevant welfare plan and consistent with such plans’ application to similarly situated employees of Parent or its affiliates who are not Continuing Employees, to (i) cause each such Continuing Employee to be immediately eligible to participate in such plans to the extent that coverage pursuant to such plans replaces coverage pursuant to a comparable Splunk employee plan in which such Continuing Employee participates immediately prior to the Effective Time and (ii) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their qualified dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their qualified dependents under the welfare plans maintained by Splunk or its affiliates prior to the Effective Time.
The Merger Agreement further provides that Parent acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Splunk employee plans, as applicable, will occur as of the Effective Time. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Splunk employee plans and compensation and severance arrangements in accordance with their terms. However, no provision of the Merger Agreement will require Parent, the Surviving Corporation or any subsidiary thereof to continue any Splunk employee plan or prohibit the Surviving Corporation or any of its subsidiaries from amending or terminating any such plans in accordance with their terms or if otherwise required pursuant to applicable law. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause each outstanding award under the Company Long-Term Cash Award Plan to continue in accordance with its terms from and after the Effective Time.
The Merger Agreement further provides that, unless otherwise requested by Parent in writing, the Board of Directors, at least five (5) Business Days prior to the Effective Time, will adopt, and Splunk will deliver to Parent a true, correct and complete copy of, resolutions terminating any and all Splunk employee plans (i) intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”) and (ii) that are flexible spending accounts for health and dependent care, in each case, effective no later than the day immediately preceding the date Splunk becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent but contingent upon the occurrence of the Closing. In such event, prior to the Closing Date and thereafter (as applicable), Splunk and Parent will take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its subsidiaries (each, a “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described in the Merger Agreement, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan as soon as practicable on or following the Closing Date.
Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Splunk agreed to use, and agreed to cause their respective affiliates to use, reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable, pursuant to applicable law or otherwise to consummate the Merger.
Indemnification and Insurance
Parent, Merger Sub and Splunk have agreed that all indemnification or other similar agreements between any current or former directors, officers or employees, on the one hand, and Splunk or any of its subsidiaries, on the other hand, as in effect on the date of the Merger Agreement, will survive the Merger and remain in full force and effect in accordance with their respective terms for a period of six (6) years after the Effective Time. Additionally, for a period of six (6) years after the Effective Time, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws or similar organizational documents of Splunk and of any subsidiaries as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Splunk or any of its subsidiaries.
In addition, Splunk will maintain for six (6) years after the Effective Date Splunk’s current policies of directors’ and officers’ liability insurance with respect to acts or omissions prior to the Effective Date or, prior to the Effective Time, Splunk will purchase a six-(6)-year “tail” insurance policy on Splunk’s current policies of directors’ and officers’ liability insurance on terms and conditions providing comparable coverage with respect to matters arising before the Effective Time; provided that the annual premium of maintaining such current policy or purchasing such “tail” policy will not exceed 300% of the last annual premium paid by Splunk, and if the annual premium of such insurance coverage exceeds the maximum amount, Splunk, Parent, or the Surviving Corporation will only be required to obtain as much coverage as possible for such amount.
Parent has also agreed to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnification obligations provided in the Merger Agreement in the event Parent is found to have been in breach.
Other Covenants
Stockholders Meeting
Splunk has agreed to take all necessary action (in accordance with applicable law and Splunk’s organizational documents) to establish a record date for, duly give notice of, convene and hold the Special Meeting as soon as reasonably practicable following the date upon which Splunk receives confirmation from the SEC that it will not review, or that it has completed its review of this proxy statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Splunk prior to the tenth (10th) calendar day after filing this proxy statement that the SEC will or will not be reviewing this proxy statement).
Stockholder Litigation
Splunk has agreed to keep Parent reasonably informed of any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by the Merger Agreement. Splunk will also: (i) give Parent a reasonable opportunity to participate in the defense, prosecution or settlement of any such litigation or claim, (ii) consult in good faith with Parent with respect to the defense, settlement and prosecution of any such litigation or claim and (iii) subject to certain exceptions, not compromise or settle, or agree to compromise or settle, any such litigation or claim without the prior written consent of Parent.
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Splunk, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	the adoption of the Merger Agreement by the requisite affirmative vote of Splunk Stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act and the receipt of approvals, consents, waivers or clearances under the relevant antitrust laws;
•	the expiration of the applicable review periods under, or the receipt of approvals or clearances under, certain relevant foreign investment regimes; and
•	the absence of any laws or court orders by a governmental entity of competent jurisdiction in an applicable jurisdiction making the Merger illegal or otherwise prohibiting the Merger.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•	Splunk having performed and complied in all material respects with all covenants required by the Merger Agreement prior to Closing;
•
the representations and warranties of Splunk relating to the absence of any Company Material Adverse Effect between January 31, 2023 and the date of the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date;

•
the representations and warranties of Splunk relating to organization, good standing, corporate power, enforceability, board approval, anti-takeover laws, required Splunk Stockholder approval, non-contravention with charter or bylaws, certain aspects of Splunk’s capitalization, subsidiaries and brokers being generally true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of such time;

•
the representations and warranties of Splunk relating to certain aspects of Splunk’s capitalization being generally true and correct as of the date of the Merger Agreement and as of the Closing Date, except for inaccuracies that do not have more than a de minimis effect (including more than a de minimis impact on the merger consideration payable under the Merger Agreement);

•
the other representations and warranties of Splunk set forth elsewhere in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•
the receipt by Parent of a certificate of Splunk, dated as of the Closing Date and signed by its chief executive officer, certifying that the conditions described in the preceding five (5) bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of Splunk to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•
Parent and Merger Sub having performed and complied in all material respects with all obligations and covenants required by the Merger Agreement to be performed or complied with by Parent or Merger Sub prior to the closing of the Merger;

•
the representations and warranties of Parent set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as if made at and as of such time, except for such failures to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or materially impair the ability of Parent or Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement; and

•
the receipt by Splunk of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by a duly authorized officer of each, certifying that the conditions described in the preceding two (2) bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Splunk Stockholders, in the following ways:
•	by mutual written agreement of Splunk and Parent;
•	by either Splunk or Parent if:
○	the Merger has not been consummated by the March 20, 2025;
○	any specified governmental entity has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Merger and has become final and non-appealable; or
○	Splunk Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;
•	By Splunk if:
○
Parent has breached or failed to perform any of their covenants or other agreements under the Merger Agreement or any of the representations and warranties of Parent under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following Splunk’s delivery of written notice to Parent that Splunk is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy;

○
at any time prior to the adoption of the Merger Agreement by Splunk Stockholders if (i) Splunk has received a Superior Proposal after the date of the Merger Agreement, (ii) concurrently with such termination, Splunk enters into a definitive agreement with respect to that Superior Proposal in accordance with the terms of the Merger Agreement, (iii) Splunk has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, and (iv) Splunk pays or has paid Parent a termination fee of $1,000,000,000;

•	by Parent if:
○
Splunk has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of Splunk under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to Splunk that Parent is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy; or

○
prior to the adoption of the Merger Agreement by Splunk Stockholders, the Board of Directors effects a Change of Recommendation or fails to reaffirm the Company Board Recommendation under certain specified circumstances, Splunk fails to hold a meeting of the Splunk Stockholders or Splunk otherwise violates the non-solicitation and related provisions contained in the Merger Agreement in any material respect.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud or willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Splunk and Parent, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fees
If Splunk terminates the Merger Agreement at any time prior to receipt of the approval of Splunk Stockholders for the purposes of entering into a definitive agreement in connection with a Superior Proposal, Splunk would be required to pay a $1,000,000,000 termination fee to Parent. If the Merger Agreement is terminated under specified circumstances including the instances described below, Parent must pay a $1,478,000,000 termination fee to Splunk.
Parent will also be entitled to receive a termination fee of $1,000,000,000 from Splunk if the Merger Agreement is terminated:
•
by Parent, because the Board of Directors has effected a Change of Recommendation or fails to reaffirm the Company Board Recommendation under certain specified circumstances, because Splunk fails to hold a meeting of the Splunk Stockholders or because Splunk otherwise violates the non-solicitation and related provisions contained in the Merger Agreement in any material respect; or

•
(i) after the date of the Merger Agreement, an Acquisition Proposal (for purposes of termination under this bullet substituting in the definition of “Acquisition Proposal” (as defined in this proxy statement) “50%” for “15%” in each place such reference appears in such definition) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn, (ii) the Merger Agreement is terminated because (A) Splunk Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof or (B) Splunk has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of Splunk under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (x) would result in a failure of a condition set forth in the Merger Agreement and (y) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to Splunk that Parent is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy, and (iii) concurrently with or within twelve (12) months after such termination, Splunk has (a) consummated any Acquisition Proposal or (b) entered into a definitive agreement providing for (and later consummated) any Acquisition Proposal.

Splunk will be entitled to receive a termination fee of $1,478,000,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:
•
by Splunk or Parent, (i) due to an order or any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust law in certain applicable jurisdictions or (ii) because the Merger has not been consummated by the End Date and at such time, all conditions to the Merger Agreement are satisfied or waived, other than those conditions related to (a) obtaining approval of antitrust law in the certain applicable jurisdictions and (b) an order or any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust law in certain applicable jurisdictions.

Specific Performance
Parent, Merger Sub and Splunk agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the

Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and Splunk acknowledge and agree that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement: the non-breaching party will be entitled (in addition to any other remedy to which they are entitled at law or in equity, including monetary damages), to obtain (A) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (B) an injunction restraining such breach or threatened breach.
Parent, Merger Sub and Splunk agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Splunk, on the one hand, or Parent and Merger Sub, on the other hand; and (ii) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses.
Amendment
The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by Splunk Stockholders. However, after adoption of the Merger Agreement by Splunk Stockholders, no amendment that requires further approval by such Splunk Stockholders pursuant to applicable law or in accordance with the rules and regulations of Nasdaq may be made without such approval.
Governing Law; Venue
The Merger Agreement is governed by Delaware law. The parties have agreed to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware. Both parties waive, and agree not to assert, any defense in a legal proceeding that may not be brought in said courts.
The Voting and Support Agreement
On September 20, 2023, in connection with the Merger Agreement, Parent also entered into a Voting and Support Agreement with H&F and Splunk. As of the Record Date, H&F owns [•] shares of Splunk common stock, representing approximately [•]% of the shares of Splunk common stock outstanding as of the Record Date. The Voting and Support Agreement provides H&F with certain registration rights pursuant to which, among other things, the Company has agreed to prepare and file a registration statement with the SEC as soon as practicable for purposes of registering the resale of any Registrable Securities (as defined in the Voting and Support Agreement). A copy of the Voting and Support Agreement is attached as Annex B and is incorporated herein by reference.
Pursuant to the Voting and Support Agreement, H&F has agreed, among other things, to (i) vote in favor of the proposal to adopt and approve the Merger Agreement and (ii) vote against (x) any action or agreement that would reasonably be expected to result in any of the conditions of Splunk’s obligations set forth in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger” not being fulfilled and (y) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, prevent, materially impede or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE SPLUNK COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Splunk is required to submit a proposal to Splunk Stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Splunk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Executive Officers and Directors of Splunk in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.
Accordingly, Splunk is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Splunk approve, on a non-binding, advisory basis the compensation that will or may become payable to Splunk’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘‘—The Merger—Interests of Executive Officers and Directors of Splunk in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Splunk. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Splunk common stock representing a majority of the outstanding shares present at the Special Meeting in person or by proxy, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will not be counted as votes “FOR” or “AGAINST” and will have no effect on the outcome of the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Splunk common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Splunk Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Splunk common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). If Splunk Stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Splunk Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 13, 2023, by each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 168,534,629 shares of our common stock outstanding on October 13, 2023. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within sixty (60) days of October 13, 2023, and the shares subject to restricted stock unit awards that will be released within sixty (60) days of October 13, 2023, to be outstanding and to be beneficially owned by the person holding the option and the restricted stock unit award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Splunk Inc., 270 Brannan Street, San Francisco, California 94107.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
5% Stockholders
The Vanguard Group, Inc.(1)	16,014,851	9.5%
Hellman & Friedman LLC(2)	12,799,822	7.6%
BlackRock, Inc.(3)	11,085,883	6.6%
PRIMECAP Management Company(4)	10,945,923	6.5%
Directors and Named Executive Officers
Gary Steele(5)	31,826	*
Tom Casey(6)	34,964	*
Graham Smith(7)	34,518	*
Shawn Bice	—	*
Teresa Carlson	—	*
Jason Child	39,288	*
Scott Morgan(8)	76,242	*
Brian Roberts	—	*
Christian Smith(9)	60,194	*
Mark Carges(10)	22,681	*
Kenneth Hao(11)	7,503	*
Patricia Morrison(12)	35,872	*
Yamini Rangan(13)	1,870	*
Elisa Steele(14)	9,719	*
David Tunnell(15)	5,431	*
General Dennis Via (ret)(16)	8,297	*
Luis Visoso(17)	4,990	*
Richard Wallace(18)	5,431	*
All executive officers and directors as a group (15 persons)(19)	339,538	*
*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)
As of December 30, 2022, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed in February 9, 2023, The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, has shared voting power with respect to 130,799 shares, sole dispositive power with respect to 15,660,803 shares, and shared dispositive power with respect to 354,048 shares reported as beneficially owned. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
As of September 20, 2023, the reporting date of Hellman & Friedman LLC’s most recent filing with the SEC pursuant to Section 13(d) of the Exchange Act filed on September 22, 2023. The Schedule 13D was filed on behalf of H&F Corporate Investors X, Ltd. (“H&F X”), Hellman & Friedman Investors X, L.P. (“H&F Investors X”), Hellman & Friedman Capital Partners X, L.P. (“HFCP X”), H&F Shadowfax Holdings GP, LLC (“Shadowfax Holdings GP”), H&F Shadowfax Holdings, L.P. (together with H&F X, H&F Investors X, HFCP X and Shadowfax Holdings GP, “Hellman”), H&F Shadowfax Holdings 2 GP, LLC (“H&F Holdings 2 GP”), and H&F Shadowfax Holdings 2, L.P. (together with H&F Holdings 2 GP, “H&F Holdings 2”). Hellman has sole voting power with respect to 12,799,822 shares and sole dispositive power with respect to 12,799,822 shares reported as beneficially owned. H&F Holdings 2 has sole voting power with respect to 11,909,197 shares and sole dispositive power with respect to 11,909,197 shares reported as beneficially owned. The address for Hellman & Friedman LLC is 415 Mission Street, Suite 5700, San Francisco, CA 94105.

(3)
As of December 31, 2022, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 7, 2023, BlackRock, Inc. (“BlackRock”), which is a parent holding company or control person, has sole voting power with respect to 10,149,374 shares and sole dispositive power with respect to 11,085,883 shares reported as beneficially owned. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
As of December 31, 2022, the reporting date of PRIMECAP Management Company’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 9, 2023, PRIMECAP Management Company (“PRIMECAP”), in its capacity as an investment advisor, has sole voting power with respect to 10,535,623 shares and sole dispositive power with respect to 10,945,923 shares reported as beneficially owned. The address for PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(5)	Includes 6,002 restricted stock units (“RSUs”) vesting within 60 days of October 13, 2023.
(6)	Includes 24,206 RSUs and 10,758 performance-based performance units (“PSUs”) vesting within 60 days of October 13, 2023.
(7)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(8)	Includes 3,850 RSUs and 4,923 PSUs vesting with 60 days of October 13, 2023.
(9)	Includes 5,066 RSUs and 3,583 PSUs vesting with 60 days of October 13, 2023.
(10)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(11)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(12)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(13)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(14)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(15)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(16)	Includes 1,277 RSUs vesting within 60 days of October 13, 2023.
(17)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(18)	Includes 694 RSUs vesting within 60 days of October 13, 2023.
(19)	Includes 46,647 RSUs and 19,264 PSUs vesting within 60 days of October 13, 2023.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Splunk’s directors, executive officers and any persons who own more than 10% of Splunk’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Splunk with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Splunk and written representations from the directors and executive officers, Splunk believes that all Section 16(a) filing requirements were timely met in 2023.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Splunk Stockholders. However, if the Merger is not completed, Splunk Stockholders will continue to be entitled to attend and participate in stockholder meetings.
If the Merger is completed, Splunk does not expect to hold a 2024 annual meeting of Splunk Stockholders. However, if the Merger is not completed, Splunk will hold a 2024 annual meeting of Splunk Stockholders.
As described in our annual proxy statement for the 2023 annual meeting of Splunk Stockholders filed on May 9, 2023, Splunk Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of Splunk Stockholders currently scheduled for June 24, 2024 (the “2024 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner by January 9, 2024, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including Splunk Stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2024 annual meeting by a Splunk Stockholder, such Splunk Stockholder must deliver written notice to our Secretary at our principal executive offices no later than March 24, 2024, and no earlier than February 23, 2024. If the date of our 2024 annual meeting is advanced by more than thirty (30) calendar days or delayed by more than sixty (60) calendar days from the anniversary date of the 2023 annual meeting, notice of a proposal will be timely if it is received by our Secretary at our principal executive offices no earlier than the close of business on the one hundred twentieth (120th) day prior to the 2024 annual meeting and not later than the later of the close of business on the ninetieth (90th) day before the 2024 annual meeting or the tenth (10th) day following the day we first publicly announce the date of the 2024 annual meeting.
A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. All notices of proposals and director nominations by Splunk Stockholders should be sent to Splunk Inc., 270 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates herein by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated herein by reference.
The following Splunk filings with the SEC are incorporated herein by reference:
•	Splunk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed on March 23, 2023;
•	Splunk’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023, filed on May 25, 2023;
•	Splunk’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2023, filed on August 24, 2023;
•	Splunk’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9, 2023; and
•
Splunk’s Current Report on Form 8-K, filed on February 1, 2023; Splunk’s Current Report on Form 8-K, filed on March 21, 2023; Splunk’s Current Report on Form 8-K, filed on April 14, 2023; Splunk’s Current Report on Form 8-K, filed on April 18, 2023; Splunk’s Current Report on Form 8-K, filed on June 23, 2023; and Splunk’s Current Report on Form 8-K, filed on September 21, 2023 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated herein by reference.
You may obtain any of the documents we file with the SEC through the SEC’s website at www.sec.gov, or from our website at https://investors.splunk.com/financial-information/sec-filings. The information included on our website is not incorporated herein by reference.
You may also request copies of any of the documents we file with the SEC by requesting in writing or by telephone from us at the following address:
Splunk Inc.
Attn: Investor Relations
270 Brannan Street
San Francisco, California 94107
(415) 848-8400
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of Splunk common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)
Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS
Splunk has supplied all information relating to Splunk, and Parent has supplied, and Splunk has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Splunk Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Agreement and Plan of Merger

by and among

Cisco Systems, Inc.,

Spirit Merger Corp.

and

Splunk Inc.

September 20, 2023

A-i

A-ii

Exhibits
Exhibit A	-	Form of Voting Agreement
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Bylaws
A-iii

Agreement And Plan Of Merger
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 20, 2023 (the “Agreement Date”), by and among Cisco Systems, Inc., a Delaware corporation (“Parent”), Spirit Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Splunk Inc., a Delaware corporation (the “Company”).
Recitals
A. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Merger Sub (or duly authorized committees thereof) have determined that it would be advisable to, and in the best interests of, their respective companies and the stockholders of their respective companies that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).
B. Parent, Merger Sub and the Company desire to set forth certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain of the Company’s stockholders are entering into voting agreements in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which such stockholders have, among other matters, agreed to vote their shares of Company Common Stock in favor of, and otherwise support, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in their respective Voting Agreements.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

THE MERGER
1.1. Certain Definitions.
(a) As used in this Agreement, the following terms shall have the meanings indicated below.
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, including with respect to the treatment of confidential information and the non-solicitation of the Company’s employees and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 5.3; provided that such confidentiality agreement need not contain any direct or indirect “standstill” or similar covenant or other provision that would restrict the making, or amendment, of any Acquisition Proposal (and related communications) to the Company or the Company Board.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or Group of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other applicable federal, state, multinational, or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition, including through merger or acquisition.
“Applicable Legal Requirements” means any federal, state, foreign, local, municipal, multi-national or other law, statute, constitution, resolution, decree, ordinance, order (including any executive order), directive, judgment, code, permit, rule, regulation, ruling or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders.
“Business” means the business of the Company and its Subsidiaries.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.
“Capped Call Counterparties” means, in respect of the Capped Call Transactions entered into in 2018, each of Barclays Bank PLC, Credit Suisse Capital LLC, Jefferies International Limited and UBS AG, London Branch and in respect of the Capped Call Transactions entered into in 2020, Barclays Bank PLC, Morgan Stanley & Co. LLC, Bank of America, N.A. and JPMorgan Chase Bank, National Association, New York Branch.
“Capped Call Documentation” means the letter agreements related to call options on the shares of Company Common Stock, dated as of September 18, 2018, September 20, 2018, June 2, 2020, and June 4, 2020, by and between the Company and each Capped Call Counterparty, together with any related side letters or other ancillary documents (as may be amended, restated or otherwise modified from time to time).
“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other applicable Legal Requirement enacted in connection with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).
“Cash-Out Amount” means: (i) with respect to (A) a Vested Company Option or (B) an Unvested Company Option, to the extent such Unvested Company Option would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time assuming satisfaction of such service-based vesting schedule (each such amount that would have become vested, an “Option Vesting Portion”), an amount of cash, without interest, equal to (I) the number of shares of Company Common Stock subject to such Vested Company Option or Option Vesting Portion, as applicable, multiplied by (II) the Per Share Cash Amount less the exercise price per share of such Vested Company Option or Option Vesting Portion, as applicable, in effect immediately prior to the Effective Time; provided that if the exercise price per share of such Company Option is equal to or greater than the Per Share Cash Amount, the Cash-Out Amount for such Company Option shall be zero and (ii) with respect to (A) (I) a Vested Company RSU or (II) an Unvested Company RSU, to the extent such Unvested Company RSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time assuming satisfaction of such service-based vesting schedule (each such amount that would have become vested, an “RSU Vesting Portion”)

or (B) (I) a Vested Company PSU or (II) an Unvested Company PSU, to the extent such Unvested Company PSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting schedule (and the number of shares of Company Common Stock subject thereto as a result of such conversion based on actual performance through Closing as determined prior to the Closing by the Company Board or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU)) (each such amount that would have become vested, a “PSU Vesting Portion”), an amount of cash, without interest, equal to (x) the number of shares of Company Common Stock issuable upon settlement of such Vested Company RSU, RSU Vesting Portion, Vested Company PSU or PSU Vesting Portion, as applicable, multiplied by (y) the Per Share Cash Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended on September 7, 2022.
“Company Equity Plans” means the equity incentive plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2003 Equity Incentive Plan, the Company’s 2012 Equity Incentive Plan, the Company’s 2022 Equity Incentive Plan, the Company’s 2022 Inducement Plan and the Company’s Amended and Restated 2022 Equity Incentive Plan.
“Company Material Adverse Effect” means with respect to the Company and its Subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects (i) would, or would reasonably be expected to, be or become materially adverse to the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in and of themselves, either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, such an Effect, taken as a whole: (A) changes in general economic conditions or financial (including changes in interest rates or monetary policies), credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world or the global economy generally, (B) changes generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes in Applicable Legal Requirements after the Agreement Date, (D) changes in GAAP, or other accounting standards or regulations or principles or interpretations thereof, that apply to the Company and its Subsidiaries, in each case, after the Agreement Date, (E) political, economic or regulatory conditions (or changes therein), any outbreak or escalation of hostilities, insurrection or war, sabotage or acts of terrorism, (F) epidemics, pandemics, or contagions (including COVID-19), quarantine restrictions or other COVID-19 Measures, social or political conditions, protests or public demonstrations (including civil unrest), wildfires, earthquakes, hurricanes, tornadoes, other natural disasters, cyber attacks, data breaches or any escalation or worsening of any of the foregoing or (G) changes in the trading volume or trading prices of such entity’s capital stock (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades), (H) any failure to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities (provided that such exception shall not apply to any underlying Effect that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades), (I) the negotiation, execution, announcement, performance, existence or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions, including (1) by reason of the identity of Parent, any communications by Parent, Merger Sub or any of their respective Affiliates or Representatives, (2) changes in the Company’s and its Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors, regulators or other business partners as a result of the foregoing and (3) departures of officers or employees (provided that the exceptions in this clause (I) will not apply with respect to the representations and warranties contained in Section 2.3(b) or to Section 6.3(a) and Section 7.1(f) to the extent related to such portions of such representations and warranties), (J) any actions taken or failure to take action, in each case, that Parent has expressly in writing approved, consented to or requested or (K) any Transaction Litigation; provided that the exceptions in clauses (A) through (F) shall not apply to the extent that such changes disproportionately and adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact of such Effect may be taken into account when determining whether there is a Company Material Adverse Effect or (ii) would, or would reasonably be expected to, prohibit, materially impede or materially delay the Company’s ability to consummate the Transactions in accordance with this Agreement (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws or Foreign Investment Laws with respect to the Transactions shall not in and of itself constitute a Company Material Adverse Effect under this clause (ii)).
“Company Options” means options to purchase shares of Company Common Stock.
“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
“Company PSUs” means performance-based restricted stock units granted under the Company Equity Plans.
“Company RSUs” means restricted stock units granted under the Company Equity Plans.
“Continuing Employees” means the employees of the Company or its Subsidiaries as of the Effective Time.
“Contract” means any legally binding written agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature.
“Convertible Notes” means, collectively, (i) the 1.125% convertible senior notes due September 15, 2025 (the “2025 Convertible Notes”) issued pursuant to the Indenture, dated as of September 21, 2018 (the “2025 Convertible Notes Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), (ii) the 1.125% convertible senior notes due June 15, 2027 (the “2027 Convertible Notes”) issued pursuant to the Indenture, dated as of June 5, 2020 (the “2027 Convertible Notes Indenture”), by and between the Company and the Trustee and (iii) the 0.75% convertible senior notes due July 15, 2026 (the “2026 Convertible Notes”) issued pursuant to the Indenture, dated as of July 9, 2021 (the “2026 Convertible Notes Indenture”), by and between the Company and the Trustee.
“Convertible Notes Indentures” means, collectively, the 2025 Convertible Notes Indenture, the 2027 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.
“COVID-19” means SARS-Co V-2, SARS-Co V-2 or COVID-19 or any evolutions, variants or mutations thereof.
“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.
“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.
“Encumbrance” means, with respect to any asset or security, right, property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset, right, property or security (including any restriction on (i) the voting of any security or the transfer of any security, (ii) the use of any owned asset and (iii) the possession, exercise or transfer of any other attribute of ownership of any tangible asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests on national interest, national security or public order grounds.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, quasi-judicial or administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on behalf of, such public international organization, including, but not limited to, directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Knowledge” means, with respect to the Company and its Subsidiaries, the actual knowledge (and not constructive or imputed knowledge) of any individual set forth on Schedule 1.1 of the Company Disclosure Letter with respect to a fact, circumstance, event or other matter, in each case, as of the time any representation with respect to the foregoing was made, with no duty to make any inquiry.
“Legal Proceeding” means any action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, lawsuit, litigation, arbitration, mediation, audit, inquiry, investigation, or other similarly formal legal proceeding in each case brought by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal, in each case, other than in connection with the ordinary course prosecution of trademarks or patents.
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Legal Requirement, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room established in connection with the Transactions at least twenty-four (24) hours prior to the execution of this Agreement or (ii) the relevant part of which is contained in unredacted form in the Company SEC Reports; provided that any information, document or material that has been made available or delivered to Parent or its Representatives pursuant to a request by Parent or its Representative that was made within a twenty-four (24) hour period immediately prior to the execution of the Agreement shall be deemed made available or delivered, as long as such information, document or material was made available or delivered at least six (6) hours prior to the execution of the Agreement.
“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Order” means any judgment, writ, decree, stipulation, determination, assessment, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity or any arbiter, whether temporarily, preliminarily or permanently in effect.
“Ordinary Course of Business” means, in reference to any action taken by the Company, or its Subsidiaries, directly or indirectly, including through any Subsidiary, that, in reference to such action (or inaction) (i) is consistent with the Company’s past practices and (ii) is taken (or refrained from being taken) in the ordinary course of the Company’s normal day-to-day operations.
“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prohibit, materially impede or materially delay Parent’s or Merger Sub’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws or Foreign Investment Laws with respect to the Transactions shall not in and of itself constitute a Parent Material Adverse Effect).
“Per Share Cash Amount” means $157.00 in cash per share of Company Common Stock.
“Permitted Encumbrance” means (i) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (ii) statutory liens that are incurred in the Ordinary Course of Business and that are not yet due and payable or that are being contested in good faith (provided that reserves established in accordance with GAAP have been recorded on the Company Balance Sheet for any such contest), (iii) any Encumbrance representing the rights of suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business), (iv) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the Ordinary Course of Business, that are not reasonably likely to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (v) liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (vi) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company and the Subsidiaries, (vii) liens securing indebtedness of the Company or its Subsidiaries for borrowed money or notes, bonds or other debt securities of the Company or its Subsidiaries in each case that is reflected on the Company Balance Sheet or Schedule 2.4(d) of the Company Disclosure Letter, (viii) any Encumbrances arising under equipment leases with third parties (to the extent the Company is not in breach of such leases), (ix) liens arising under applicable securities laws, (x) with respect to leases of real property, Encumbrances on the underlying real property, (xi) licenses of or covenants not to assert under Intellectual Property Rights, or (xii) non-exclusive licenses granted to customers in the Ordinary Course of Business.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization, Governmental Entity or other entity or organization.
“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, financial advisor, consultant or other authorized representative of such Person.
“Repurchase Rights” means outstanding rights to repurchase Unvested Company Shares that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).
“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, contribution, governmental fee or other like assessment or charge of any kind whatsoever, in each case, in the nature of a tax, together with any interest, penalty or addition to tax (whether disputed or not) imposed by any Tax Authority.
“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.
“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.
“Unvested Company Options” means any Company Options that are not Vested Company Options.
“Unvested Company PSUs” means any Company PSUs that are not Vested Company PSUs.
“Unvested Company RSUs” means any Company RSUs that are not Vested Company RSUs.
“Unvested Company Shares” means any shares of Company Capital Stock that are restricted, subject to Repurchase Rights or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement).
“Vested Company Options” means any Company Options that (i) are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement or (ii) vest effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any stock option agreement).
“Vested Company PSUs” means any Company PSUs that (i) are vested but not yet settled under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement or (ii) vest effective as of the Effective Time based on attainment of the actual level of performance as determined prior to the Closing by the Company Board or a committee thereof in accordance solely with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any performance stock unit agreement).
“Vested Company RSUs” means any Company RSUs that are (i) vested but not yet settled under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement), (ii) outstanding as of immediately prior to the Effective Time and held by a non-employee member of the Company Board or (iii) vest effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any restricted stock unit agreement).

Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following Sections:
“Agreement”	Preamble
“Agreement Date”	Preamble
“Anti-Corruption Law”	2.8
“Author”	2.10(k)
“Certificate of Merger”	1.2
“Certificates”	1.9(c)
“Change of Recommendation”	5.2(b)
“Closing”	1.3
“Closing Date”	1.3
“COBRA”	2.13(c)
“Company”	Preamble
“Company 401(k) Plan”	5.14
“Company Associate”	4.2(b)
“Company Authorizations”	2.7(b)
“Company Balance Sheet Date”	2.4(b)
“Company Board”	Recitals
“Company Board Recommendation”	5.2(b)
“Company Customer End-Users”	2.10(w)
“Company Customers”	2.10(w)
“Company Disclosure Letter”	Article II
“Company Employee Plans”	2.13(a)
“Company IAA”	2.18(b)
“Company Insiders”	5.15
“Company Intellectual Property”	2.11(a)(i)
“Company Intellectual Property Agreements”	2.11(a)(ii)
“Company-Owned Intellectual Property”	2.11(a)(iii)
“Company Products”	2.11(a)(iv)
“Company Registered Intellectual Property”	2.11(a)(v)
“Company Representatives”	5.3(a)
“Company SEC Reports”	2.4(a)
“Company Source Code”	2.10(a)(vi)
“Company Stockholder Approval”	2.3(a)
“Company Stockholder Meeting”	5.2(a)
“Company Termination Fee”	7.3(b)
“Company Voting Debt”	2.2(c)
“Confidential Information”	2.10(o)
“Confidentiality Agreement”	5.5(a)
“Current ESPP Offering”	5.11
“Effect”	Company Material Adverse Effect
“Effective Time”	1.4
“Electronic Delivery”	8.4
“End Date”	7.1(b)
“Enforceability Limitations”	2.3(a)
“Environmental and Safety Laws”	2.11(a)(i)
“ERISA”	2.13(a)
“ERISA Affiliate”	2.13(a)
“EU”	2.19(a)(ii)
“Exchange Agent”	1.9(a)
“Existing D&O Policy”	5.15(b)
“Facilities”	2.11(a)(ii)
“FASB ASC”	2.4(b)

“Financial Statements”	2.4(b)
“Foreign Plan”	2.13(h)
“Government Contract”	2.18(a)(xiii)
“Hazardous Materials”	2.11(a)(iii)
“Indemnified Parties”	5.15(a)
“Intellectual Property Rights”	2.10(a)(vii)
“Intervening Event”	5.3(e)(iii)
“ITAR”	2.19(a)(i)
“Leased Real Property”	2.11(b)
“Material Contract”	2.19(a)
“Maximum Premium”	5.15(b)
“Measurement Date”	2.2(a)
“Merger”	Recitals
“Merger Notification and Foreign Investment Filings”	5.6(a)
“Merger Sub”	Preamble
“Notice of Intervening Event”	5.3(e)
“Notice of Superior Proposal”	5.3(d)(iv)
“Option Vesting Portion”	Cash-Out Amount
“Parent”	Preamble
“Parent 401(k) Plan”	5.14
“Parent Termination Fee”	7.3(d)
“Pre-Closing Period”	4.1
“Property”	2.11(a)(iv)
“Proxy Statement”	2.22
“PSU Vesting Portion”	Cash-Out Amount
“Regulation S-K”	2.4(b)
“Rejection Recommendation”	7.1(h)
“Release”	2.11(a)(v)
“Repurchase Transaction”	5.22(c)
“Required Fiduciary Disclosure”	5.3(f)
“RSU Vesting Portion”	Cash-Out Amount
“Sales Taxes”	2.12(l)
“SCHIP”	2.16
“Significant Customer”	2.17(a)
“Significant Supplier”	2.17(b)
“SOXA”	2.4(e)
“Standard Inbound IP Agreements”	2.10(a)(xi)
“Standard NDA”	2.10(a)(xi)
“Standard Outbound IP Agreements”	2.10(a)(xii)
“Superior Proposal”	5.3(c)
“Superior Proposal Materials”	5.3(d)(iv)
“Surviving Corporation”	1.2
“Third-Party Intellectual Property”	2.10(a)(xiii)
“Transactions”	Recitals
“Triggering Event”	7.1(h)
“Trustee”	1.1(a)
“Uncertificated Shares”	1.9(c)
“Unvested Cash”	1.8(a)(v)
“Unvested Cash (Shares)”	1.8(a)(ii)
“Unvested Cash (Options/RSUs)”	1.8(a)(iv)
“Unvested Cash (PSUs)”	1.8(a)(v)
“WARN Act”	2.13(n)
“Workbook”	5.13

1.2. The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation, and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
1.3. Closing. Unless this Agreement is earlier and validly terminated in accordance with Section 7.1, the closing of the Transactions (the “Closing”) shall take place (i) at a time to be specified by the parties hereto on the third (3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) at such other date and time as the parties hereto agree in writing. The Closing shall take place by remote communication and by the exchange of executed documents by electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date.”
1.4. Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.
1.6. Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended as provided by Delaware Law and such certificate of incorporation (subject to Section 5.14(a)).
(b) At the Effective Time, the parties hereto shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit C attached hereto, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 5.14(a)).
1.7. Directors and Officers of the Surviving Corporation.
(a) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the sole members of the board of directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.8. Effect on Company Capital Stock, Unvested Company Shares, Company Options, Company RSUs and Company PSUs.
(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:
(i) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, an amount of cash equal to the Per Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Cash Amount, without interest, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 1.9.
(ii) Unvested Company Shares. The cash payment pursuant to Section 1.8(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions, vesting arrangements or Repurchase Rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, cash otherwise payable pursuant to Section 1.8(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time (“Unvested Cash (Shares)”) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time and shall otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying Unvested Company Share immediately prior to the Effective Time; provided that if the vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time, and a portion of the Unvested Cash (Shares) remains unvested (after giving effect to any accelerated vesting provisions applicable thereto), no cash payments shall be made in respect of such unvested portion of the Unvested Cash (Shares), except the repurchase price described below, with respect to such portion of the Unvested Cash (Shares) allocable to Unvested Company Shares. To the extent vested, Parent shall make, or in its discretion shall cause a paying agent authorized by Parent to administer such payments on Parent’s behalf to make, all such required payments to holders of Unvested Cash (Shares) no later than the end of the second completed payroll cycle of Parent following the date on which the corresponding Unvested Cash Shares would have become vested under the vesting schedule in place for such awards at the Effective Time and in no event later than two and one-half (2.5) months following the end of the calendar year in which the corresponding Unvested Cash Shares would have become vested (subject to other restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under any agreement (or form thereof) set forth on Schedule 2.13(a) of the Company Disclosure Letter). All amounts payable pursuant to this Section 1.8(a)(ii) shall be treated as payment in respect of the sale of such Unvested Company Shares, subject to any required withholding of Taxes, and shall be paid without interest. All outstanding Repurchase Rights shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash (Shares) into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to such Repurchase Right immediately prior to the Effective Time. No Unvested Cash (Shares), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Shares) in accordance with this Agreement.
(iii) Vested Company Options, Vested Company RSUs and Vested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Vested Company Option, Vested Company RSU or Vested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time shall terminate and be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such Cash-Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. The Cash-Out Amount payable pursuant to this Section 1.8(a)(iii) shall be rounded down to the nearest cent and computed after aggregating Cash-Out Amounts for all Vested Company Options, Vested Company RSUs or Vested Company PSUs represented by a particular grant held by such Person.

The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, Vested Company RSU or Vested Company PSU the applicable Cash-Out Amount, within ten (10) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.
(iv) Unvested Company Options and Unvested Company RSUs. Notwithstanding anything to the contrary herein, Parent will not assume the obligation to deliver shares with respect to any Unvested Company Option or any Unvested Company RSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company Option or Unvested Company RSU in accordance with the terms of this Section 1.8(a)(iv) and subject to Section 1.8(a)(vi) (the “Unvested Cash (Options/RSUs)”).
(v) Unvested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume the obligation to deliver shares with respect to any Unvested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU in accordance with the terms of this Section 1.8(a)(v) and subject to Section 1.8(a)(vi) (the “Unvested Cash (PSUs)” and, together with the Unvested Cash (Shares) and the Unvested Cash (Options/RSUs), the “Unvested Cash”).
(vi) Payment of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs). The cash payment pursuant to (i) Section 1.8(a)(iv) for Unvested Company Options and Unvested Company RSUs shall remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, including those provisions for accelerated vesting on certain terminations of employment and (ii) Section 1.8(a)(v) for Unvested Company PSUs shall remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable Contract between the holder thereof and the Company or Parent or their respective Affiliates, but effective from and after the Effective Time; provided that any performance-based vesting conditions shall no longer apply from and after the Effective Time. Therefore, the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Option, Unvested Company RSU or Unvested Company PSUs would have become vested in accordance with their terms. To the extent vested, Parent shall make, or in its discretion shall cause the Surviving Corporation to make, all such required payments to holders of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) no later than the end of the second completed payroll cycle following the date on which the corresponding Unvested Company Option, Unvested Company RSU and Unvested Company PSU would have become vested under the vesting schedule in place for such awards at the Effective Time and in no event later than two and one-half (2.5) months following the end of the calendar year in which the corresponding Unvested Company Option, Unvested Company RSU or Unvested Company PSU, would have become vested (subject to other restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under any agreement (or form thereof) set forth on Schedule 2.13(a) of the Company Disclosure Letter); provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty. The Unvested Cash (Options/RSUs) payable pursuant to Section 1.8(a)(iv) and Unvested Cash (PSUs) payable pursuant to Section 1.8(a)(v) on a given payment date shall be rounded down to the nearest cent and computed after aggregating Cash-Out Amounts for all Unvested Company Options, Unvested Company RSUs and Unvested Company PSUs represented by a particular grant previously held by such Person that would have vested on the relevant vesting date. No Unvested Cash (Options/RSUs) or Unvested Cash (PSUs), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) in accordance with this Agreement.
(vii) Certain Non-U.S. Tax Matters. Notwithstanding anything herein to the contrary, with respect to Company Options, Company PSUs, and Company RSUs held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall use commercially reasonable efforts to cooperate in good faith prior to the Effective Time to consider alternatives to minimize the Tax impact of the provisions set forth in this Section 1.8(a), to include cooperating in good faith to apply for a revenue ruling or determination from a Governmental Entity on behalf of Parent or the Company, as applicable, to address such Tax impact (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs (or accelerate the timing of payment) associated with the treatment set forth in this Section 1.8(a)).
(b) Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.
(c) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or Subsidiary of Parent immediately prior to the Effective Time, shall be cancelled without any conversion thereof.
(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e) Appraisal Rights. Notwithstanding anything to the contrary set forth in this Agreement, if required by Delaware Law (but only to the extent required thereby), any shares of Company Common Stock held by any stockholder of the Company who has (i) neither voted in favor of adoption of this Agreement nor consented thereto in writing and (ii) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of Delaware Law (the “Dissenting Company Shares”), will not be converted into, or represent the right to receive, the merger consideration pursuant to Section 1.8(a) and instead will entitle the holders thereof to such rights as are granted to such holders by Section 262 of Delaware Law. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal and (ii) the right to participate in (but not direct) all negotiations and proceedings with respect to any demand for appraisal under Delaware Law, including any determination to make any payment to a holder of Dissenting Company Shares under Section 262(h) of Delaware Law prior to the entry of judgment in the Legal Proceedings with respect to any demand for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares, pursuant to Section 262 of Delaware Law, will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the merger consideration pursuant to Section 1.8(a) upon surrender of the Certificate or Uncertificated Shares that formerly evidenced such share of Company Capital Stock in the manner provided in Section 1.9(c).
1.9. Surrender of Certificates.
(a) Exchange Agent. Parent’s transfer agent, Computershare Inc. (or such other agent or agents as may be appointed by Parent and reasonably acceptable to Company), shall act as exchange agent (the “Exchange Agent”) in the Merger.
(b) Parent to Deposit Cash. At or promptly following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i) and Section 1.8(a)(iii) (which, for the avoidance of doubt, excludes the Unvested Cash) (provided that the cash payable pursuant to Section 1.8(a)(iii) may instead be paid directly by either Parent through its payroll provider or, if so directed by Parent, by the Surviving Corporation through its payroll provider and to the extent payment would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty).
(c) Exchange Procedures. Promptly (and in any event within three (3) Business Days) following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for the cash payable pursuant to Section 1.8(a). Each holder of record of book-entry shares (“Uncertificated Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the cash payable pursuant to Section 1.8(a). In lieu thereof, each holder of record of one or more Uncertificated Shares may provide an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares (which, for the avoidance of doubt, excludes any Unvested Cash), and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(e).
(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or otherwise in connection with the Merger.
(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other similar Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within 12 months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a). Notwithstanding anything to the contrary herein, if any Certificate or Uncertificated Shares have not been surrendered immediately prior to the date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by Applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.
1.10. No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.
1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided that Parent or the Exchange Agent may, in its respective reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a customary bond in such reasonable sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective Representatives with respect to such Certificate.
1.12. Withholding Rights. Parent, the Surviving Corporation, their respective Subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Company PSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation, their respective Subsidiaries or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Legal Requirements and shall timely pay any such amount deducted or withheld to the appropriate Tax Authority. To the extent that amounts are so withheld and paid over to or credited by the relevant Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
1.13. Tax Consequences. The parties hereto intend the Merger to be a taxable sale of the Company Capital Stock by the Company’s stockholders.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) (w) the Company’s Proxy Statements on Form DEF 14A filed on May 9, 2023 and May 2, 2022, (x) the Company’s Annual Reports on Form 10-K filed on March 23, 2023 and March 24, 2022, (y) the Company’s quarterly report on Form 10-Q filed on August 23, 2023 and (z) any other Company SEC Reports publicly filed and available on the SEC’s Electronic Data Gathering and Retrieval System on or after February 1, 2021 and prior to the date that is at least two (2) Business Days prior to the Agreement Date (in each case, other than any disclosures contained under the caption “Risk Factors” or “Forward-Looking Statements” or under any similar precautionary sections or disclosures that are predictive, cautionary or forward-looking in nature) or (ii) the exceptions set forth in the disclosure letter of the Company delivered to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) arranged in sections that correspond to the representations and warranties set forth in this Article II and such exceptions shall qualify (x) the Section and, if applicable, the Subsection of this Article II to which it corresponds and (y) the other Sections and Subsections of this

Article II (to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the disclosed exception, in which case such disclosed exception shall be deemed so applicable to such other representations and warranties, whether or not an explicit reference or cross-reference is made), the Company represents and warrants to Parent and Merger Sub as follows:
2.1. Organization, Standing and Power; Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, (i) in the case of good standing, any jurisdiction that does not recognize such concept and (ii) where the failure to be so organized, formed, existing or in good standing in any jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and each of its Subsidiaries has the corporate or other applicable power to own its rights, assets and properties and to conduct the Business and is duly qualified to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction), except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect. The Company is not in violation in any material respect of any of the provisions of its certificate of incorporation or bylaws.
(b) The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each of its Subsidiaries, in each case as amended to date. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect. Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company and their respective jurisdictions of organization or formation. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary of the Company, created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary of the Company, or otherwise obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no material outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is bound to make any loan to, or any equity or other similar investment (in the form of a capital contribution or otherwise) in, any other Person (other than the Company or its Subsidiaries).
2.2. Capital Structure.
(a) The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of 5:00 p.m. (Pacific time) on September 18, 2023 (such time and date, the “Measurement Date”), a total of 168,521,028 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. The Company has not designated, authorized or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the close of business on the Measurement Date. As of the Measurement Date, the Company has reserved (A) 22,072,398 shares reserved for issuance upon conversion of the Convertible Notes, 18,251,558 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 82,641 shares are subject to outstanding and unexercised Company Options, 9,918,524 shares are subject to outstanding Company RSUs, 671,920 shares are subject to outstanding Company PSUs assuming achievement of applicable performance goals at target levels (and 1,401,301 shares assuming achievement of applicable performance goals at maximum levels) and 6,849,092 shares remain available for issuance thereunder and (B) 25,343,109 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP (and the Company has received aggregate contributions of $21,022,685 for the current offering period pursuant to the Company ESPP). There are outstanding (a) $862,500,0000 aggregate principal amount of 2025 Convertible Notes (with a conversion rate as of the date hereof equal to 6.7433 Shares per thousand dollar principal amount, subject to adjustment as provided in the 2025 Convertible Notes Indenture), (b) $1,265,000,000 aggregate principal amount of 2027 Convertible Notes (with a conversion rate as of the date hereof equal to 3.9164 shares per thousand dollar principal amount, subject to adjustment as provided in the 2027 Convertible Notes Indenture) and (c) $1,000,000,000 aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of the date hereof equal to 6.2500 shares per thousand dollar principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture). All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound. As of the Agreement Date, no shares of Company Capital Stock are subject to a right of repurchase or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement. There is no liability for dividends accrued and unpaid by the Company or any of its Subsidiaries. As of the Agreement Date, there are no shares of Company Capital Stock that have become outstanding since the Measurement Date other than pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PSUs outstanding on the Measurement Date and included in the amounts set forth above or granted in accordance with Section 4.2.
(b) The Company has no Company Options, Company RSUs or Company PSUs other than those granted pursuant to the Company Equity Plans. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of any Unvested Company Shares (by grantee identification number), including the number and kind of shares of Company Capital Stock unvested as of the Measurement Date, the purchase price paid per share, the vesting schedule, including the vesting commencement date and the terms of any acceleration thereof in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options (by grantee identification number), whether or not granted under the Company Equity Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (including identification of any Company Options that may be exercised in advance of vesting), the vesting commencement date and the terms of any acceleration thereof, the extent vested and unvested as of the Measurement Date, the exercise price per share, the Tax status of such option under Section 422 of the Code (or any intended applicable foreign tax scheme), the plan from which such Company Option was granted, the term of each such Company Option and the country of residence of each such holder. Schedule 2.2(b)-3 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of Company RSUs and Company PSUs (by grantee identification number), including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs and Company PSUs (at both target and maximum performance levels), the performance metrics and vesting schedule, the vesting commencement date and the terms of any acceleration thereof, the plan from which such Company RSU or Company PSU was granted and the country of residence of each such holder. All issued and outstanding shares of Company Capital Stock and all outstanding Company Options, Company RSUs and Company PSUs were issued, and all repurchases of Company securities were made, in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares that may be issued upon the exercise of Company Options, settlement of Company RSUs or Company PSUs will, if and when issued, be validly issued in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any of its Subsidiaries now outstanding or that may be subsequently issued.
(c) There is no indebtedness of the Company or its Subsidiaries for borrowed money or notes, bonds or other debt securities of the Company or its Subsidiaries, in each case, (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), issued or outstanding as of the Agreement Date.
(d) Schedule 2.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list of individuals as of the Agreement Date who have been offered an opportunity to receive Company Options, Company RSUs or Company PSUs under an offer letter from, Contract with or other commitment from the Company or any of its Subsidiaries (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, Company RSUs or Company PSUs, including the number of Company Options, Company RSUs or Company PSUs (at both target and maximum performance levels), the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.
(e) Except for (i) the Company’s right to repurchase any Unvested Company Shares listed on Schedule 2.2(b)-1 of the Company Disclosure Letter, (ii) the Company Options listed on Schedule 2.2(b)-2 of the Company Disclosure Letter, (iii) the Company RSUs and Company PSUs listed on Schedule 2.2(b) of the Company Disclosure Letter and (iv) the Company Options, Company RSUs or Company PSUs listed on Schedule 2.2(d) of the Company Disclosure Letter, as of the Agreement Date, there are no options, restricted stock units (including performance stock units), warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units (including performance stock units) or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit (including performance stock unit), warrant, put, call, right or Contract. Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (A) between or among the Company and any of the Company’s stockholders, other than written Contracts granting the Company the right to purchase Unvested Company Shares upon termination of employment or service or (B) to the Knowledge of the Company, between or among any of the Company’s stockholders. The terms of each of the Company Equity Plans and the applicable stock option agreements and restricted stock unit (including performance stock units) award agreements permit the treatment of each Company Option, Company RSU and Company PSU as provided in Section 1.8, without the consent or approval of the holders thereof, the Company’s stockholders or otherwise. No change in the exercise price, exercise period or other modifications (excluding, for this purpose, acceleration as disclosed on any sub-part of Schedule 2.2(b) of the Company Disclosure Letter or otherwise provided in accordance with the terms of a Company Employee Plan) in the terms of any Company Option, Company RSU, Company PSU will arise in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any of its Subsidiaries, or with Parent or any of its Subsidiaries, following the Merger or otherwise.
2.3. Authority; Non-contravention.
(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). The Company Board, by resolutions duly adopted prior to or on the Agreement Date (and, subject to Section 5.3, not thereafter modified or rescinded in a manner adverse to Parent or that would materially impair or delay the consummation of the Merger) by the unanimous vote of the full Company Board, has (i) approved this Agreement and the Merger, (ii) determined that the Merger and the terms and conditions of this Agreement are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (iii) directed that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4, the affirmative vote of the Company’s stockholders holding a majority of all shares of Company Common Stock issued and outstanding on the record date set for the determination of stockholders entitled to vote on such matter at the Company Stockholder Meeting (such affirmative vote, the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to adopt this Agreement under Applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.
(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other Transactions will not, (i) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the material rights, properties or assets of the Company and its Subsidiaries, taken as a whole, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any of its Subsidiaries, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval, the accuracy of Parent’s representations in Section 3.4 and compliance with the requirements set forth in Section 2.3(c), any Applicable Legal Requirement or Privacy Obligation or (C) any Material Contract, other than, in the case of clauses (B) and (C) of this Section 2.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings and notifications as may be required under the HSR Act and the approvals or deemed approvals under any applicable foreign Antitrust Law and any applicable Foreign Investment Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law and any applicable Foreign Investment Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) Subject to the accuracy of the representation set forth in Section 3.4, the approval of this Agreement and the Transactions referred to in Section 2.3(a) by the Company Board constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of Delaware Law (as such terms are defined therein), and represent the only action necessary to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. No other takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other Transactions.
2.4. SEC Filings; Financial Statements; Internal Controls.
(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since February 1, 2021. All such required forms, statements, schedules, reports and documents (including those that the Company may file following the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) as applicable, complied, or will comply in all material respects when filed, with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (prior to the Agreement Date in the case of Company SEC Reports originally filed prior to the Agreement Date), revised, amended, modified or superseded by a subsequently filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will be) prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and its Subsidiaries, taken as a whole). The balance sheet of the Company as of January 31, 2023 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities except for: (i) Liabilities reflected on, accrued on or reserved against on the Company Balance Sheet in accordance with GAAP, (ii) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities incurred under executory Contracts to which the Company is a party, other than as a result of a breach thereunder, (iv) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with this Agreement, (v) Liabilities expressly required by or incurred pursuant to the terms of this Agreement and (vi) Liabilities incurred after the Agreement Date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP in all material respects. The Financial Statements comply in all material respects with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) FASB ASC 606–Revenue Recognition. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in FASB ASC 450–Contingencies) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year. The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with Applicable Legal Requirements and applicable accounting requirements and the Financial Statements are consistent in all material respects with such books and records. There has been no material change in the Company’s accounting policies since February 1, 2021, except as described in the Financial Statements.
(c) The Company has made available to Parent a true, correct and complete copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be so filed to agreements, documents or other instruments that were filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three (3) most recently completed fiscal years and its current fiscal year. The SEC has not provided written comments to the Company in connection with any Company SEC Reports that to the Knowledge of the Company remain unresolved. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.
(d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all indebtedness of the Company or its Subsidiaries for borrowed money and all notes, bonds and other debt securities of the Company or its Subsidiaries (other than indebtedness owed by the Company to any directly or indirectly wholly-owned Subsidiary thereof or by any directly or indirectly owed by the wholly-owned Subsidiary of the Company to the

Company or another directly or indirectly wholly-owned Subsidiary of the Company), each in excess of $10,000,000, as of the Agreement Date, including, for each item of such indebtedness, the Contract governing such indebtedness. All such indebtedness for borrowed money may be prepaid at the Closing without penalty under the terms of the agreements governing such indebtedness.
(e) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since February 1, 2021, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. To the Knowledge of the Company, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any material violation or waiver of such code of ethics, to the extent required by Section 406(b) of SOXA. To the Knowledge of the Company, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.
(f) Since February 1, 2021, neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any Company Representative has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company, or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding the foregoing, (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or (iv) any material inaccuracy in the Company’s Financial Statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of fraud or a material violation of securities laws or other Applicable Legal Requirements, breach of fiduciary duty or similar violation by the Company or any Company Representative.
(g) The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq Global Select Market, including all applicable corporate governance rules and regulations.
(h) All Company Options, Company RSUs and Company PSUs granted by the Company have been duly and validly approved by (i) the Company Board, or by a duly constituted committee of the Company Board to which the administration of such awards under the applicable Company Equity Plan has been delegated, at a valid meeting of such Company Board or committee or pursuant to a valid unanimous written consent of the members of such Company Board or committee or (ii) the Chief Executive Officer of the Company in cases where such officer has been duly authorized by the Company Board to approve such awards. All grants of Company Options, Company RSUs and Company PSUs are in compliance in all material respects with the terms of the applicable Company Equity Plan under which such Company Options, Company RSUs and Company PSUs were granted.
2.5. Absence of Certain Changes. From the Company Balance Sheet Date to the Agreement Date: (i) the Company and its Subsidiaries have conducted the Business only in the Ordinary Course of Business (other than with respect to compliance with COVID-19 Measures) except in connection with the Transactions and the consideration of other strategic alternatives to the Transactions that were not consummated, (ii) there has not occurred a Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has done, caused or permitted any of the actions that, if taken after the Agreement Date, would be prohibited under Section 4.2 (other than Section 4.2(d), (f), (l), (m) and (o)(iii)).
2.6. Litigation. There is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or supervisory employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) individually or in the aggregate that (i) would reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries in excess of $5,000,000, (ii) that seeks non-monetary or equitable relief or (iii) would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Order against the Company or any of its Subsidiaries, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or supervisory employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has a material Legal Proceeding pending against any other Person. There has not been since February 1, 2021, any material internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.
2.7. Compliance with Laws; Governmental Permits.
(a) The Company and each of its Subsidiaries, and all directors, officers, and to the Knowledge of the Company, employees, agents, or third parties, in each case, acting on behalf of the Company and its Subsidiaries have complied with, are not in violation of, and since February 1, 2021, have not received any written, or to the Knowledge of the Company, oral, notice regarding any default, violation or alleged violation with respect to, any Applicable Legal Requirement or Privacy Obligation with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) The Company and each of its Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, license, permit, registration or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, registrations, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Authorizations, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, employees, agents, or third parties, in each case, acting on behalf of the Company and its Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity regarding (A) any violation of Applicable Legal Requirements or any Company Authorization, any audit, inquiry or investigation concerning compliance with Applicable Legal Requirements or any Company Authorization, or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of, any Company Authorization, except, in each case, where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the material Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the Transactions.
2.8. Anti-Corruption. The Company, its Subsidiaries, and each of their respective directors, officers, and, to the Company’s Knowledge, their respective employees, and, to Company’s Knowledge, its agents, and representatives have at all times since February 1, 2020, complied in all material respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). Since February 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s Knowledge, their respective employees, agents, or representatives has offered or given anything of value to: (i) any Government Official, any political party or official thereof, or any candidate for foreign political office or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Government Official, any foreign political party or official thereof, or candidate for foreign political office, for the purpose of any of the following: (A) influencing any action or decision of such Person, in its, his or her official capacity, including a decision to fail to perform its, his or her official function, (B) inducing such Person to use its, his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or (C) where such payment would constitute a bribe, kickback or illegal or improper payment, in each case of clauses (A)-(C) to assist the Company or its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person, or in securing any improper advantage. To the Company’s Knowledge, since February 1, 2020, there have been no false or fictitious entries made in the books or records of the Company or its Subsidiaries relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, and to the Company’s Knowledge, no Governmental Entity is investigating or has since February 1, 2020, conducted, initiated or threatened any investigation of the Company or its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.
2.9. Title to Property and Assets.
(a) Each of the Company and each of its Subsidiaries has good and valid title to all of their respective material properties, interests in properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such material properties and assets that afford the Company or such Subsidiary leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries have no material liability in respect of escheat and unclaimed property.
(b) Neither the Company nor any of its Subsidiaries owns any real property or interests in real property. Schedule 2.9(b) of the Company Disclosure Letter is a true, correct and complete list as of the Agreement Date of all real property and interests in real property leased by the Company or any Subsidiary that is material to the Company and any of its Subsidiaries, taken as a whole, in any such case involving annual base rent payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum (each such property or interest, “Leased Real Property”). With respect to Leased Real Property, neither the Company nor any of its Subsidiaries has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein, in each case in a manner that would interfere in any material respect with the Company’s use of such Leased Real Property in the Ordinary Course of Business. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the plant, property and equipment of the Company and each of its Subsidiaries that are used in the operations of the Business are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained substantially consistent with the practices of similarly situated companies in the industry in which the Company operates, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business and (v) to the Knowledge of the Company, free from any material defects.
2.10. Intellectual Property and Data Privacy & Security.
(a) As used in this Agreement, the following terms shall have the meanings indicated below:
(i) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed by the Company or any of its Subsidiaries.
(ii) “Company Intellectual Property Agreements” means any material Contract (A) under which the Company or any of its Subsidiaries has granted or received an exclusive license to, exclusive rights in or exclusive rights to use any Company-Owned Intellectual Property, (B) otherwise materially restricting the Company or any of its Subsidiaries’ ability to use, enforce, or disclose any Company-Owned Intellectual Property, (C) under which the Company or any of its Subsidiaries has the right to use any Third-Party Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, (D) under which the Company or any of its Subsidiaries has granted a right to any Company-Owned Intellectual Property, which grant is material to the Company and its Subsidiaries taken as a whole or (E) under which the Company or any of its Subsidiaries has delivered, made available, licensed, or placed into escrow any source code owned by any of them that is material to the Company and its Subsidiaries taken as a whole, other than, with respect to each of (A) through (E), Standard Inbound IP Agreements, Standard Outbound IP Agreements, and maintenance and support and professional services contracts with the Company or any of its Subsidiaries.
(iii) “Company-Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.
(iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries.
(v) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity owned by, registered or filed in the name of, the Company or any of its Subsidiaries.
(vi) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code or any material proprietary information or algorithm contained in or relating to any of the foregoing for any Company-Owned Intellectual Property or Company Products.
(vii) “Intellectual Property Rights” means any and all forms of intellectual property, and all rights in, arising out of, or associated therewith, throughout the world, including all patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor (including copyrights in software), and all other rights corresponding thereto, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
(viii) “IT Systems” means all hardware, firmware, software, databases, websites, applications, code, systems, networks and other computer, communication and information technology assets and equipment.
(ix) “Personal Data” means any information, in any form or medium, that identifies, relates to, describes or is reasonably capable of being associated with an individual person or household, including any information that is defined as “personal information,” “personal data,” “personal health information,” “personally identifiable information,” “cardholder data” or similar terms under any Applicable Legal Requirement or Privacy Obligation.
(x) “Process” or “Processing” means, with respect to data (including Personal Data), the use, collection, creation, erasure, de-identification, pseudonymizing or anonymizing, receipt, processing, aggregation, maintenance, storage, recording, organization, adaption, alteration, enrichment, transfer, retrieval, consultation, disclosure, sharing, dissemination, transmission, destruction or combination of such data, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any Applicable Legal Requirement or Privacy Obligation.
(xi) “Standard Inbound IP Agreements” means: (A) non-disclosure agreements entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business or Company IAAs (each, a “Standard NDA”), (B) non-exclusive trademark licenses, (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $5,000,000 in any year and (D) licenses for Open Source Materials.
(xii) “Standard Outbound IP Agreements” means: (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into by the Company or any of its Subsidiaries and (C) non-exclusive object code licenses, sales or services agreements for Company Products entered into by the Company or any of its Subsidiaries, in each case of clauses (A) through (C) in the Ordinary Course of Business (I) substantially on the Company’s or any of its Subsidiaries’ standard form(s) of customer agreement (copies of which have been made available to Parent) or (II) on terms and conditions that do not materially deviate from such form(s).
(xiii) “Third-Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party, excluding, for the avoidance of doubt, any Open Source Materials or rights therein.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have the valid right or license to all Intellectual Property Rights used or incorporated into the Company Products or otherwise used in the conduct of the Business.
(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own and have good and exclusive title to each item of owned Company-Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances).
(d) Schedule 2.10(d) of the Company Disclosure Letter lists, as of the Agreement Date, all Company Registered Intellectual Property, including the jurisdictions in which each such Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) no Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, (ii) all Company Intellectual Property is subsisting and (iii) to the Knowledge of the Company, all Company Registered Intellectual Property (other than any applications therefor) is valid and enforceable.
(e) Except as set forth in Schedule 2.10(e)(i) of the Company Disclosure Letter, the consummation of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payment with respect to any Company Intellectual Property Agreement (or Company IAA) that would constitute a Material Contract, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 2.10(e)(ii) of the Company Disclosure Letter, none of the Company Intellectual Property Agreements (or Company IAA) grant any exclusive rights to or under any Company Intellectual Property to any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending material disputes between the Company, or any of its Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements (or any Company IAA) or performance under any Company Intellectual Property Agreements (or any Company IAA), including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder, and neither the Company nor any of its Subsidiaries has any Liability for breach of any Company Intellectual Property Agreement (or any Company IAA), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries, fees and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries.
(g) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party and (ii) neither the Company nor any of its Subsidiaries has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property or breach of any Company Intellectual Property Agreement (or any Company IAA).
(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has been subject to any Legal Proceeding (or received any written notice or, to the Knowledge of the Company, threat) that involves a claim of infringement, misappropriation or violation of any Third-Party Intellectual Property or that contests the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has received any written communication since February 1, 2021 (including cease and desist letters, offers to license or grant any other rights or immunities under any Third-Party Intellectual Property) that alleges that any Company Products, Company Intellectual Property or the conduct of the Business infringes, misappropriates, or violates any Third-Party Intellectual Property.
(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have no material Liability for infringement, misappropriation or violation of any Third-Party Intellectual Property or for unfair competition or unfair trade practices under the laws of any jurisdiction, (ii) the operation of the Business, including (A) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (B) the Company’s or any of its Subsidiary’s use of any product, device or process in the Company Products or the conduct of the Business, has not infringed, misappropriated or violated, does not and, when conducted in substantially the same manner following the Closing, will not infringe, misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and (iii) as of the Agreement Date, neither the Company nor any of its Subsidiaries has received any written or oral opinion of counsel that any Company Product or the operation of the Business infringes, misappropriates or violates any Intellectual Property Right of a third party.
(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Agreement Date, no Company-Owned Intellectual Property is subject to any outstanding Order or “march in” right that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or that affects the validity, use or enforceability of any such Company-Owned Intellectual Property.
(k) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company or any of its Subsidiaries (each, an “Author”) unencumbered, unrestricted and exclusive ownership of all of such Author’s Intellectual Property Rights in such contributions unless such Intellectual Property Rights already vest in the Company or in any of its Subsidiaries by operation of Applicable Legal Requirements, and has obtained a waiver from each such Author of non-assignable rights of such Author in such contributions and (ii) no such Author has retained any rights, licenses, claims or interest with respect to any Company-Owned Intellectual Property developed by such Author or the Company or any of its Subsidiaries.
(l) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company, including Company

Source Code, or provided by any third party to the Company (“Confidential Information”) and (ii) all current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information or are otherwise bound by obligations of confidentiality.
(m) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incorporated or linked Open Source Materials with or into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products, or otherwise used Open Source Materials, in such a way that creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company-Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution or making available of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).
(n) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) as of the Agreement Date, no (A) government funding, (B) facilities or resources of a university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for the Company Capital Stock or research and development tax credits that do not result in Encumbrances (other than Permitted Encumbrances) on any Company-Owned Intellectual Property) was used in the development of Company-Owned Intellectual Property, (ii) and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property and (iii) the Company and its Subsidiaries have complied with their policies governing Open Source Materials.
(o) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company, any of its Subsidiaries, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any of its Subsidiaries or any Person then acting on their behalf to any Person of any Company Source Code (other than as set forth on Schedule 2.10(o) of the Company Disclosure Letter, Company Source Code that the Company or its Subsidiaries have intentionally released as Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials; provided that this parenthetical does not limit or modify the representations and warranties set forth in Section 2.10(m)) and (iii) without limiting the foregoing, neither the execution of this Agreement nor any of the Transactions will result in release from escrow or other delivery to a third party of any Company Source Code.
(p) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body, patent pool, or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property, (ii) if any Company-Owned Intellectual Property Rights were acquired from a Person other than an employee of or contractor to the Company or any of its Subsidiaries, then, to the Knowledge of the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Company-Owned Intellectual Property and (iii) neither the Company nor any of its Subsidiaries has a present or contingent obligation to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of or contributions to any industry standards body or any similar organization.
(q) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 1, 2021, the Company and each of its Subsidiaries have complied in all material respects with all Applicable Legal Requirements, industry standards (including the Payment Card Industry Data Security Standards, contractual obligations and their respective privacy policies relating to (i) the privacy of users of their products and services, including the customers of the Company and each of its Subsidiaries (“Company Customers”) and any employees and end-user or subscriber customers of Company Customers (“Company Customer End-Users”) and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries and (ii) the security and Processing of any Personal Data by the Company or any of its Subsidiaries or by authorized third parties Processing the Personal Data of the Company or any of its Subsidiaries, including any Personal Data of Company Customers and Company Customer End-Users (collectively, “Privacy Obligations”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement, and the provision of all Confidential Information and Personal Data to Parent in connection therewith, by the Company, will comply with all Privacy Obligations. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, neither the Company nor any of its Subsidiaries has received a complaint regarding the Company’s or its Subsidiaries’ Processing of Personal Data.
(r) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, the Company and each of its Subsidiaries has implemented and maintains a comprehensive and reasonable security plan that (i) identifies internal and external risks to the security of IT Systems and Confidential Information, including Personal Data, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in compliance with Privacy Obligations in the case of any breach of security compromising data containing Personal Data or Confidential Information and (iv) complies with the obligations of the Company and its Subsidiaries in any Contracts to which the Company or any of its Subsidiaries is a party regarding the security of Confidential Information, including Personal Data or Confidential Information of Company Customers and Company Customer End-Users. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, neither the Company nor any of its Subsidiaries has experienced any breach of security or unauthorized use or access by third parties to material Company Products or material Confidential Information or Personal Data of the Company and its Subsidiaries, other than those that were resolved without material cost, liability or the duty to notify any Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Systems used by the Company and its Subsidiaries do not contain any viruses, worms, trojan horses, bugs, faults or other errors, contaminants or vulnerabilities.
(s) Notwithstanding anything to the contrary in this agreement, this Section 2.10 and Section 2.3, Section 2.5, Section 2.6, Section 2.7(a) and Section 2.18 contain the only representations and warranties made by the Company with respect to Intellectual Property Rights, data privacy or security.
2.11. Environmental Matters.
(a) As used in this Agreement, the following terms shall have the meanings indicated below:
(i) “Environmental and Safety Laws” means any Applicable Legal Requirements issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other Persons, including the public.
(ii) “Facilities” means all buildings and improvements on the Property.
(iii) “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste, including those substances, materials and wastes defined or regulated as such under any Environmental and Safety Laws.
(iv) “Property” means all real property leased or owned by the Company or any of its Subsidiaries either currently or in the past.
(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since February 1, 2021, (i) neither the Company nor any of its Subsidiaries has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no Legal Proceedings are pending or threatened against the Company or any of its Subsidiaries or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) to the Knowledge of the Company, there have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property reasonably likely to result in a Liability to the Company or any of its Subsidiaries, (iv) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in accordance with Environmental and Safety Laws, (v) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, other than customary indemnification provisions contained in real property leases entered into in the Ordinary Course of Business, (vi) there are no Legal Proceedings or, to the Knowledge of the Company, threatened Legal Proceedings (A) alleging noncompliance by the Company or any of its Subsidiaries with any Environmental and Safety Law or (B) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental and Safety Law or regarding Hazardous Materials and (vii) each of the Company and each of its Subsidiaries has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in material compliance with the terms and conditions of such permits and licenses.
2.12. Taxes.
(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by them (taking into account any extensions of time granted or obtained) and have timely paid all material Taxes required to have been paid by them, whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects when filed and were prepared in compliance with all Applicable Legal Requirements. The Company has made available to Parent true, correct and complete copies of all material Tax Returns filed by the Company or any of its Subsidiaries for each of the preceding three (3) Taxable years.
(b) The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in connection with the transactions contemplated by this Agreement or in the Ordinary Course of Business subsequent to the Company Balance Sheet Date.
(c) Neither the Company nor any of its Subsidiaries has received in writing from any Tax Authority any (i) claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in an Encumbrance against any properties or any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances, (ii) notice of any audit or pending audit of, or Tax controversy associated with, any material Tax of the Company or any of its Subsidiaries being conducted by a Tax Authority that has not been resolved, (iii) extension of any statute of limitations on the assessment of any material Taxes, which extension is currently in effect and (iv) any extension of time for filing any material Tax Return of the Company or any of its Subsidiaries that has not been filed, which extension is currently in effect. Neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority) that will be in effect after the Closing. No material claim has ever been received in writing from any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a specific type of Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been resolved.
(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement the primary purpose of which is Tax sharing, Tax indemnity or Tax allocation which would be in effect after the Closing, and neither the Company nor any of its Subsidiaries has any material Liability for Taxes to another Person under any such agreement.

(e) Neither the Company nor any of its Subsidiaries has participated in, and none of them are currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations or any transaction requiring disclosure under a corresponding or similar Applicable Legal Requirement.
(f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries was not the ultimate parent corporation.
(g) Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Legal Requirements) as a transferee or successor of such Person or by Contract (other than Contracts the principal purpose of which does not relate to Taxes).
(h) Neither the Company nor any of its Subsidiaries is a party to any material joint venture, partnership or other Contract or arrangement that is treated by the Company or such Subsidiary as a partnership for U.S. federal income Tax purposes.
(i) Neither the Company nor any of its Subsidiaries is or has ever been required to include any material amount in income for any taxable year as a result of the application of Section 965 of the Code. The Company has not made any election(s) under Section 965 of the Code, including Section 965(h) of the Code. The Company has no liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code.
(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting in which the year of change is a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Legal Requirements) entered into on or prior to the Closing Date, (iii) intercompany transactions as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Legal Requirements) occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received or accrued on or prior to the Closing Date (other than prepaid amounts received or accrued in the Ordinary Course of Business).
(k) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
(l) The Company and each of its Subsidiaries has collected and remitted all material sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided.
(m) The Company and its Subsidiaries are in compliance in all material respects with the requirements for applicable Tax holidays or incentives that are currently in effect and relate to a material amount of Tax.
(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(o) The Company and each of its Subsidiaries has withheld or collected and paid over to the appropriate Tax Authority all material Taxes required by Applicable Legal Requirement to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(p) Neither the Company nor any of its Subsidiaries has (i) applied for or received loans, deferred Taxes or claimed any Tax credits under the CARES Act and (ii) applied for or received loans, deferred Taxes or claimed any Tax credits, in each case, in a material amount, under any Applicable Legal Requirements, regulation, order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic (other than the CARES Act), and, in any case, none of the foregoing actions under clauses (i) and (ii) are currently being pursued. The Company and each of its Subsidiaries is eligible for and has properly claimed any (i) Tax credits or Tax deferrals it has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act and (ii) material Tax credits or Tax deferrals it has affirmatively applied for, filed for or otherwise claimed pursuant to any provision of state, local or foreign Tax law corresponding or similar to the CARES Act (other than the CARES Act). Schedule 2.12(p) of the Company Disclosure Letter is an accurate and complete listing of any (i) Tax credits or Tax deferrals the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act and (ii) material Tax credits or Tax deferrals the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to any provision of state, local or foreign Tax law corresponding or similar to the CARES Act (other than the CARES Act).
(q) The Company has timely filed all required Forms 3921 with the Internal Revenue Service, and has timely furnished all required Forms 3921 to the applicable employees (including with respect to disqualified dispositions on W-2), and the Company is not subject to any penalty under Section 6721 or Section 6722 of the Code.
(r) Notwithstanding any other provision of this Agreement, this Section 2.12 and Section 2.13, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of the Company with respect to Taxes.
2.13. Employee Benefit Plans and Employee Matters.
(a) Schedule 2.13(a) of the Company Disclosure Letter lists, as of the Agreement Date, with respect to the Company, any of its Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan in excess of $1,000,000 to an employee, (iii) all material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees and (vi) any material employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee or consultant and (vii) any other material written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), but defined without regard to the materiality qualifiers herein, collectively, the “Company Employee Plans”).
(b) The Company has made available to Parent a true, correct and complete copy of each of the material Company Employee Plans (including copies of each Company Equity Plan for which Company Options, Company RSUs or Company PSUs are currently outstanding, including the standard form of award agreements and agreements relating to Company Options, Company RSUs or Company PSUs that differ in any material respect from the standard form award agreements), and all amendments thereto, and, to the extent applicable, (i) each current summary plan description and summary of material modifications thereto, (ii) the most recently filed annual report on IRS Form 5500 and (iii) the most recently received IRS determination or opinion letter. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype or volume submitter plan for which an Internal Revenue Service opinion or advisory letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Knowledge of the Company, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.
(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits or post-termination benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, (ii) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan, (iii) each Company Employee Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Legal Requirements (including ERISA and the Code), (iv) neither the Company nor any of its Subsidiaries or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980, or 4980B through 4980I, of the Code or Title I of ERISA with respect to any of the Company Employee Plans, (v) all contributions required to be made by the Company, any of its Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year and (vi) no Legal Proceeding has been brought, or is threatened or anticipated, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan, in any such case that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.
(d) Neither the Company nor any of its Subsidiaries or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to (or is obligated to contribute to), or has ever maintained, established, sponsored, participated in or contributed to, in each case within the past six (6) years, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, other funding arrangement for the provision of welfare benefits, nor any pension plan for the benefit of employees who perform services outside of the United States.
(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the actuarial present values of all (i) accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) and (ii) all Liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company, its Subsidiaries and the ERISA Affiliates and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.
(f) Neither the Company nor any of its Subsidiaries or ERISA Affiliate is a party to, or sponsors, maintains or contributes to (or is obligated to contribute to) or otherwise incurred any obligation within the past six (6) years under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains accurate and complete Form I-9s with respect to its current employees in accordance with Applicable Legal Requirements concerning immigration and employment eligibility verification obligations.
(h) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Employee Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.
(i) Each material Company Employee Plan or other material compensation and benefits plan maintained or contributed to by the Company or any of its Subsidiaries under the Applicable Legal Requirements or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, but defined without regard to the materiality qualifiers herein, a “Foreign Plan”) is listed by jurisdiction in Schedule 2.13(i) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Legal Requirements are applicable to such Foreign Plan, (ii) except as would not reasonably be expected to result in a material Liability to the Company or its Subsidiaries, all contributions to, and material payments from, such Foreign Plan that were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, were timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be so reflected by GAAP, (iii) the Company, each of its Subsidiaries, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations that such Foreign Plan is in compliance with the Applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Legal Requirements, (v) no Foreign Plan is a defined benefit plan and (vi) no Foreign Plan has any material unfunded liabilities, nor are such material unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.
(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (either alone or in combination with any other event) will:, (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former officers, employees and directors of the Company and its Subsidiaries, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any current or former officers, employees and directors of the Company and its Subsidiaries, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person or (vi) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be non-deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party by which it is required by its terms to compensate, gross-up, indemnify, or otherwise reimburse any current or former officers, employees and directors of the Company and its Subsidiaries for excise Taxes imposed pursuant to Section 4999 or Section 409A of the Code.
(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all Applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice, and (ii) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to have a Material Adverse Effect.
(l) In the past two years, to the Knowledge of the Company, (i) no formal or written allegations of sexual or racial harassment, sexual or racial misconduct or retaliation (in each case, whether or not meeting the legal definition of actionable harassment) have been made against any employee of the Company or any of its Subsidiaries at the level of vice president or above and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any employee of the Company or any of its Subsidiaries at the level of vice president or above.
(m) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened.
(n) Except as set forth on Schedule 2.13(n) of the Company Disclosure Letter, no officer of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such officer intends to terminate his or her employment with the Company or any of its Subsidiaries.
(o) The Company and each of its Subsidiaries is in compliance, and, for the past two years has complied, in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar U.S. state Applicable Legal Requirements, (collectively, “WARN Act”). In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.
2.14. Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports filed prior to the Agreement Date, no event has occurred since July 1, 2021 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.
2.15. Insurance. Schedule 2.15-1 of the Company Disclosure Letter lists, as of the Agreement Date, all material policies of insurance and bonds of the Company or any of its Subsidiaries that are currently in effect, true, correct and complete copies of which have been made available to Parent. Schedule 2.15-2 of the Company Disclosure Letter lists, as of the Agreement Date, each (i) insurance claim in excess of $5,000,000 made by the Company or its Subsidiaries since February 1, 2021 and (ii) reportable event (as defined in Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007, as amended (“SCHIP”)). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums due and payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries is otherwise in compliance with the terms of such policies and bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such policies and bonds remain in full force and effect, and neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any material insurance policy other than in connection with ordinary renewals. All premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof.
2.16. Brokers’ and Advisors’ Fees. Except for the Company’s obligations to Qatalyst Partners LP and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company has made available to Parent a complete and accurate copy of all Contracts under which such fees and expenses are payable.

2.17. Customers and Suppliers.
(a) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning its services and/or products with any Significant Customer. Each current customer who was one of the 20 largest sources of revenue on an annual recurring revenue basis for the Company and its Subsidiaries based on amounts paid or payable in the 12 months ended July 31, 2023 (“Significant Customer”) is listed on Schedule 2.17(a) of the Company Disclosure Letter. Since February 1, 2023, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Significant Customer to the effect that such customer intends to terminate its business relationship with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially and adversely modify existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) or materially reduce the amount paid to the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) for Company Products.
(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier or vendor who, in the fiscal year ended July 31, 2023, was one of the 20 largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.17(b) of the Company Disclosure Letter. Since February 1, 2023, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination of any existing Contracts with any Significant Supplier.
2.18. Material Contracts.
(a) Except for this Agreement and the Contracts specifically identified on Schedule 2.18 of the Company Disclosure Letter (with each such Contract specifically identified under the applicable subsection(s) of such Schedule 2.18 of the Company Disclosure Letter), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (each, excluding any Company Employee Plan, a “Material Contract”) as of the Agreement Date:
(i) any Contract with any Significant Customer (other than any Contracts that do not relate to the customer relationship);
(ii) any Contract (A) with a Significant Supplier or (B) for the purchase, manufacture or license by the Company or any of its Subsidiaries of components, materials, supplies, equipment, parts, software, services, Intellectual Property Rights or other assets that are included in or used in connection with the provision of Company Products and that (x) are reasonably likely to require the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $6,500,000 over the twelve (12) month period following the Agreement Date or (y) have required the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $10,000,000 over the twelve (12) month period prior to the Agreement Date;
(iii) other than for any intercompany loans and capital contributions and accounts payable to trade creditors and accrued expenses in the Ordinary Course of Business, any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, in an amount in excess of $10,000,000, or any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notational amount in excess of $10,000,000 or any leasing transaction of the type required to be classified as a finance lease in accordance with GAAP for which liabilities reflected in the Company’s balance sheet in connection therewith exceed $10,000,000;
(iv) any Contract providing for capital expenditures that (A) are reasonably expected to be in excess of $10,000,000 in the aggregate over the twelve (12) month period following the Agreement Date or (B) have been in excess of $10,000,000 in the aggregate in the twelve (12) month period prior to the Agreement Date;
(v) any Contract (identified under the applicable clause below): (A) limiting in a manner material to the Company and its Subsidiaries, taken as a whole, the freedom of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (B) limiting in a manner material to the Company and its Subsidiaries, taken as a whole, the freedom of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to make use of any Company-Owned Intellectual Property or Third-Party Intellectual Property not licensed under such Contract, (C) granting “most favored nation” pricing to any third party, (D) granting exclusive sales, distribution, marketing or other exclusive rights to any third party, (E) granting any rights of first or last refusal, right of first offer, rights of first negotiation or similar rights to any third party or (F) otherwise limiting in a manner that would be material to the Company and the Subsidiaries, taken as a whole, the right of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to sell, distribute or manufacture any Company Products outside the Ordinary Course of Business or to purchase or otherwise obtain, outside the Ordinary Course of Business, any components, materials, supplies, equipment, parts, software, Intellectual Property Rights or services;
(vi) any Contract for Leased Real Property;
(vii) any Contract pursuant to which the Company or any of its Subsidiaries agrees to act as a guarantor (including for indebtedness for borrowed money) of any other Person involving payments by the Company or any of its Subsidiaries in excess of $10,000,000 per annum;
(viii) any Company Intellectual Property Agreement;
(ix) (A) any partnership or joint venture Contract or any other Contract that involves a sharing of revenues or profits with any other Person or (B) any Contract that involves the payment of royalties to any other Person (excluding, in each case, annual or routine maintenance and license fees for Third-Party Intellectual Property that are not contingent on the manufacturing, sale or use of Company Products);
(x) any Contract (A) relating to the disposition or acquisition of more than $50,000,000 of assets by the Company or any of its Subsidiaries after the Agreement Date other than in the Ordinary Course of Business, (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest of more than $50,000,000 in any other Person or other business enterprise other than any Subsidiary of the Company or (C) that is an agreement with respect to any acquisition or divestiture of more than $50,000,000 pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;
(xi) any material Contract with any Governmental Entity (a “Government Contract”) or any Company Authorization;
(xii) any litigation settlement that would require payments by the Company or any of its Subsidiaries in excess of $5,000,000 or would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing or currently effective litigation standstill or tolling agreement;
(xiii) any Contract not disclosed against another subsection of this Section 2.18 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);
(xiv) any Contract pursuant to which an Encumbrance (other than Permitted Encumbrances) is currently placed on any material asset of the Company or any of its Subsidiaries; or
(xv) any other Contract not listed in subsections (i)-(xv) (other than Contracts with suppliers, vendors or customers) that (A) individually provides for, or is reasonably expected to provide for, payments to or by the Company or its Subsidiaries in excess of $5,000,000 over the twelve (12) month period following the Agreement Date or (B) has required payments to or by the Company or its Subsidiaries in excess of $5,000,000 in the twelve (12) month period prior to the Agreement Date.
(b) All Material Contracts are in written form. Each of the Material Contracts (and any invention assignment agreement with present or former personnel of the Company or one of its Subsidiaries to which the Company or one of its Subsidiaries is a party or otherwise bound (“Company IAA”)) is, with respect to the Company or applicable Subsidiary that is a contracting party and, to the Knowledge of the Company, the other party, in full force and effect, subject to Enforceability Limitations, except for failures to be in full force and effect that would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect, and no Material Contract has been amended in any material respect except for such amendments that have been made available to Parent. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party the right to (A) declare a default or exercise any remedy under any Material Contract or Company IAA, (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract (other than in the Ordinary Course of Business), (C) accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract or Company IAA or (D) cancel, terminate or adversely modify any Material Contract or Company IAA, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since February 1, 2021, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice regarding any material violation or breach of or threat of material violation or breach of, material default under, or intention to cancel or adversely modify any Material Contract or Company IAA. True, correct and complete copies of all Material Contracts have been made available to Parent.
(c) To the Knowledge of the Company, with respect to any Government Contract, there is no: (i) civil fraud or criminal investigation by any Governmental Entity, (ii) qui tam action brought against the Company or any of its Subsidiaries under the Civil False Claims Act, (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (iv) claim or request by a Governmental Entity for a contract price adjustment based on defective pricing, disallowance of cost or noncompliance with statute, regulation or contract or (v) threat of any of the items in the foregoing clauses (i)–(iv), except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.19. Export Control and Sanctions Laws.
(a) Since February 1, 2020, the Company and each of its Subsidiaries has conducted its respective businesses and any (re) export or import transactions in accordance in all material respects with Applicable Legal Requirements concerning (re) export or import controls and/or economic, trade or financial sanctions including, to the extent applicable, the following:
(i) U.S. export control legislation, such as the Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”) and other controls administered by the U.S. Department of Commerce and/or the U.S. Department of State;
(ii) European Union (“EU”) export control legislation, including Council Regulation (EC) No 2021/821;
(iii) any other export controls adopted by a Participating State of the Wassenaar Arrangement or by a country in which the Company or one of its Subsidiaries is located, has operations or must perform obligations imposed by any Contract; and
(iv) economic, trade and financial sanctions laws or regulations against governments, non-state entities and individuals imposed by the U.S., the EU or the United Kingdom; and
(v) any other (re) export or import control and/or sanctions laws or regulations in any other applicable jurisdiction.
(b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries in respect of compliance with Applicable Legal Requirements concerning (re) export or import controls and/or economic, trade or financial sanctions or any licenses, official approvals, authorizations or registrations required thereunder and, to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any of its Subsidiaries that would reasonably be expected to give rise to any future administrative or criminal violations of export control and sanctions laws and regulations or other claims.

2.20. Fairness Opinions.
(a) The Company Board has received an opinion from Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth therein, the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders.
(b) The Company Board has received an opinion from Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Cash Amount to be received pursuant to this Agreement by the holders of Company Common Stock (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) is fair from a financial point of view to such holders.
2.21. Information Supplied. The preliminary and definitive proxy materials to be filed by the Company with the SEC in connection with the Merger (as may be amended or supplemented from time to time, the “Proxy Statement”) shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Proxy Statement.
2.22. Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i) neither Parent or Merger Sub nor any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.
3.2. Authority; Non-contravention.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of the Enforceability Limitations.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Parent and Merger Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any Applicable Legal Requirements applicable to Parent or Merger Sub or any of their respective material properties or assets or (iii) any material Contract applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings as may be required under the HSR Act and approvals or deemed approvals under any applicable foreign Antitrust Law and any applicable Foreign Investment Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law and any applicable Foreign Investment Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
3.3. No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.4. Stock Ownership. As of the Agreement Date, neither Parent nor Merger Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three (3) year period ending on the Agreement Date, as those terms are used in Section 203 of Delaware Law.
3.5. Information Supplied. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. Notwithstanding anything to the contrary in the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Proxy Statement.
3.6. Availability of Funds. Parent has on the Agreement Date and will have available to it upon the Effective Time, sufficient funds to consummate the Merger and the other Transactions, including payment in full of the amounts payable pursuant to Section 1.8(a) to the holders of Company Capital Stock and the holders of Company Options, Company RSUs and Company PSUs, respectively.
3.7. Absence of Litigation. There is no Legal Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of Parent’s Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or any of Parent’s Subsidiaries), individually or in the aggregate that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
3.8. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.
3.9. Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:
(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management whether prior to or after the date of this Agreement or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1. Conduct of Business of the Company and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Pre-Closing Period”) (except (v) to the extent expressly provided otherwise in this Agreement, (w) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Schedule 4.1 to the Company Disclosure Letter, (y) as necessary to comply with Applicable Legal Requirements or Material Contracts in effect on the Agreement Date and made available to Parent or (z) with respect to actions or omissions that constitute COVID-19 Measures) the Company shall, and shall cause each of its Subsidiaries to:
(a) conduct the Business in the Ordinary Course of Business; and
(b) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.
4.2. Restrictions on Conduct of Business of the Company and its Subsidiaries. Without limiting the generality or effect of Section 4.1, during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following (except (v) to the extent expressly provided otherwise in this Agreement, (w) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth on a Schedule 4.2 of the Company Disclosure Letter) or (y) as necessary to comply with Applicable Legal Requirements or (z) with respect to actions or omissions that constitute COVID-19 Measures (following reasonable prior consultation with Parent):
(a) Charter Documents. Amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;
(b) Dividends; Changes in Capital Stock. Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the Ordinary Course of Business), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (except, in any such case, (i) from former employees, non-employee directors and consultants (each such Person, a “Company Associate”) in accordance with agreements providing for the repurchase of shares in connection with any termination of service, (ii) by the cancellation of stock-based awards pursuant to the terms of any such award between the Company and a Company Associate upon the termination of such Company Associate’s service to the Company, (iii) in connection with withholding or “net settling” on the vesting of any Company RSUs or Company PSUs or (iv) as required pursuant to the Indentures) or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;
(c) Equity Incentive Plans, etc. Except as required by the terms of any Company Employee Plan or Applicable Legal Requirements, (i) accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs, Company PSUs or other rights granted under the Company Equity Plans or the vesting of the securities purchased or purchasable under such Company Options, Company RSUs, Company PSUs or other rights or the vesting schedule or Repurchase Rights applicable to any Unvested Company Shares issued under such stock plans or otherwise, (ii) amend or change any other terms of such

Company Options, Company RSUs, Company PSUs, other rights or Unvested Company Shares or (iii) authorize cash payments in exchange for any Company Options, Company RSUs, Company PSUs or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs, Company PSUs or other rights (other than actions as may be necessary for the Company Board to take during the Pre-Closing Period to give effect to the provisions of this Agreement with respect to the Company Options, Company RSUs or Company PSUs) or the Unvested Company Shares issued under such plans or otherwise;
(d) Material Contracts. (i) Enter into any Contract that would constitute a Material Contract if entered into prior to the Agreement Date, other than (A) entering into Contracts for the sale or licensing of Company Products or maintenance or services with respect thereto, or renewing such existing agreements, in either case, in the Ordinary Course of Business and not otherwise prohibited by any other provision of this Section 4.2, (B) entering into Contracts for non-exclusive licenses of Intellectual Property in the Ordinary Course of Business (which shall not modify or limit the restrictions in Section 4.2(h)) and (C) entering into Contracts for the purchase of supplies or materials for Company Products in the Ordinary Course of Business, (ii) violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts or (iii) amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Agreement Date, taking into account such amendment) in such a way as to materially reduce the expected business or economic benefits thereof (other than renewing or modifying any Contract for Leased Real Property in the Ordinary Course of Business);
(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock (including any Unvested Company Shares) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company PSUs, in each case, outstanding on the Agreement Date or otherwise granted in compliance with this Section 4.2(e), (ii) the grant of Company RSUs pursuant to the terms of any offer letter to a new employee hire outstanding on the Agreement Date as set forth on Schedule 4.2(e)(ii) of the Company Disclosure Letter, (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants of the Company in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, (iv) in accordance with the terms of the Capped Call Transactions or the Convertible Notes that are outstanding on the date hereof and (v) the grant of Company RSUs on the terms and conditions (and subject to the limitations) as set forth on Schedule 4.2(e)(v) of the Company Disclosure Letter;
(f) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees or materially amend the term of any employment agreement or individual consulting (except hiring or materially amending any employment contract (x) of employees having a title below vice president in the Ordinary Course of Business, or (y) to backfill vacancies in the Ordinary Course of Business of current employees having a title of vice president provided the terms and conditions of employment are substantially similar to the terms and conditions of employment applicable to the departing employee of the Company), with all such hirings to be subject to the Company’s standard terms and conditions of employment (including compensation levels) in the applicable jurisdiction, (ii) terminate the employment (other than for cause or in connection with a restructuring plan disclosed to Parent prior to the Agreement Date) or change the title, office or position of any employee of the Company or any of its Subsidiaries at the level of vice president or above, (iii) enter into any new collective bargaining agreement or other written material Contract with a labor union or similar labor organization or recognize a labor union or similar labor organization (unless required by Applicable Legal Requirements) and (iv) engage in a “mass layoff” or “plant closing” which would trigger the notice requirements of the WARN Act;
(g) Loans and Investments. (i) Make any loans or advances in excess of $1,000,000 (other than routine travel advances and sales commission draws to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business) to any Person (including any officer, director or employee of the Company), other than funding to any of its Subsidiaries in order to fund operations in the Ordinary Course of Business (including with respect to amounts thereof), (ii) forgive or discharge in whole or in part any outstanding loans or advances or (iii) adversely modify in any material respect any loan previously granted;
(h) Intellectual Property. (i) Transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than by entering into Standard Outbound IP Agreements), (ii) distribute, license, convey or make available to any Person any software that incorporates, is derived from, contains, or links to any Open Source Materials if such activities would require disclosure on Schedule 2.10(m) if occurring prior to the Agreement Date, in each case of (i) or (ii), other than non-exclusive licenses granted (A) in the Ordinary Course of Business or (B) with respect to Company Source Code, to third parties solely in connection with their capacity to perform services for the Company or its Subsidiaries, consistent with past practice, or (iii) other than in the reasonable business judgment of the Company or its Subsidiaries in the Ordinary Course of Business allow any registrations or applications that are material Company-Owned Intellectual Property to become abandoned, lapse or expire (other than natural statutory expirations);
(i) Data Privacy and Security. Modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security or operation of the IT Systems used in their businesses in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, except as required by Applicable Legal Requirements;
(j) Restrictive Covenants. Enter into any Contract that would constitute a Material Contract (if entered into prior to the Agreement Date) pursuant to Section 2.18(a)(v), or amend any Contract that would, after giving effect to such amendment, constitute a Material Contract (if so amended prior to the Agreement Date) pursuant to Section 2.18(a)(v);
(k) Dispositions. Sell, lease, exclusively license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties, rights or assets in a manner material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, in each case, other than (i) sales of Company Products in the Ordinary Course of Business or (ii) pursuant to depositions of obsolete, surplus or worn out, as applicable, lease real properties or assets that are no longer useful in conduct of the Business, or enter into any Contract with respect to the foregoing (including any subleases or leased real property entered into in the Ordinary Course of Business);
(l) Indebtedness. Incur, assume, authorize or issue any indebtedness for borrowed money or notes, bonds or other debt securities, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of trade payables in the Ordinary Course of Business;
(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements involving payments of more than $20,000,000 in the aggregate in any trailing four (4) calendar quarter period or $6,000,000 in the aggregate in any individual calendar quarter;
(n) Insurance. Materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);
(o) Employee Benefit Plans; Pay Increases. Except in the Ordinary Course of Business or as required pursuant to the terms of any Company Employee Plan: (i) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance, stock option, bonus or cash incentive plan, compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Legal Requirements or as required to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice or (iii) pay any special bonus or special remuneration to any current or former employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been made available to Parent and are set forth on Schedule 4.2(o)(iii) of the Company Disclosure Letter);
(p) Severance Arrangements. Except in the Ordinary Course of Business with respect to employees having a title below vice president or as required pursuant to the terms of any Company Employee Plan or

Applicable Legal Requirements, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, such a termination of employment, to any Person;
(q) Legal Proceedings; Settlements. (i) Commence a Legal Proceeding other than (A) for the routine collection of accounts receivable or matters in the Ordinary Course of Business, (B) in such cases where the Company in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of the Business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle, offer to settle or agree to settle any pending or threatened Legal Proceeding or other dispute, including any such Legal Proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity, in any such case, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) that requires payments by the Company (net insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $5,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;
(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets or equity or debt securities (other than publicly-traded marketable securities), in each case, for consideration in an amount not to exceed individually or in the aggregate, $50,000,000, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, in each case, that are material, individually or in the aggregate, to the Business;
(s) Reorganization. Adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization;
(t) Taxes. (i) Make or change any material election in respect of Taxes of the Company or any of its Subsidiaries, (ii) adopt or change any accounting method in respect of material Taxes, (iii) file or amend any material Tax Return of the Company or any of its Subsidiaries in a manner that is inconsistent with past practices (provided that Parent will not unreasonably withhold its consent to such a filing), (iv) enter into any Tax sharing or similar agreement with respect to a material amount of Taxes (other than agreements the principal purpose of which does not relate to Taxes) or closing agreement with any Tax Authority with respect to material Taxes, (v) settle any claim or assessment in respect of a material amount of Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes relating to the Company or any of its Subsidiaries (other than (1) pursuant to any extension of time to file a Tax Return obtained in the Ordinary Course of Business or (2) pursuant to any extension granted in the Ordinary Course of Business in connection with an audit of Taxes to prevent the assessment or collection of a Tax) or (vii) enter into material intercompany transactions outside the Ordinary Course of Business giving rise to a material amount of deferred gain or loss of any kind;
(u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business), except in each case as required by changes in GAAP and after notice to Parent;
(v) Encumbrances. Place, allow the creation of or assume any Encumbrance on any of its assets or properties, other than Permitted Encumbrances;
(w) Warranties; Discounts. Materially change the manner in which it extends warranties, discounts or credits to customers (other than in the Ordinary Course of Business);
(x) Interested Party Transactions. Enter into any Contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;
(y) Cash Management Transactions. Enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the Ordinary Course of Business;

(z) Other. Agree or commit (in writing or otherwise) to take any of the actions described in the foregoing clauses of this Section 4.2.
Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.
4.3. Mutual Obligations. Subject to the terms and conditions of this Agreement, neither Parent nor the Company will, and Parent and the Company shall cause their respective Subsidiaries not to, take any action (including offering, acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any Person or division, assets or equity or debt securities thereof), or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing or materially impairing or materially delaying or otherwise materially adversely affecting (i) the consummation of the Merger; or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement; provided that nothing in this Section 4.3 or otherwise in this Agreement shall prevent or restrict Parent and its Subsidiaries from offering, acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any Person or division, assets or equity or debt securities thereof in any transaction (or series of related transactions) (x) that is for less than $5,000,000,000 in aggregate consideration for any individual transaction (or series of related transactions) or (y) if the revenues of the applicable acquired Person, business or assets are not principally generated from a business that is competitive with the Business.
ARTICLE V

ADDITIONAL AGREEMENTS
5.1. Proxy Statement.
(a) As promptly as reasonably practicable (but in any event within twenty (20) Business Days) following the Agreement Date, the Company shall prepare, and file with the SEC, the preliminary Proxy Statement. As promptly as practicable (but in any event within five (5) Business Days) following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply in all material respects as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with all Applicable Legal Requirements; provided that any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed to be a breach of this covenant. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(e), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity in connection with the Transactions, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes reasonably proposed by Parent.
(b) The Company will notify Parent promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing relating to the Merger or for additional/supplemental information with respect thereto, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Proxy Statement or such other filing. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by Parent and (iii) promptly inform Parent whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing related to the Merger and the Company shall provide Parent with a reasonable opportunity to review and comment on any such amendment or supplement in advance, and consider in good faith the incorporation of any changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other official or any Governmental Entity, and/or mailing to the

Company’s stockholders, such amendment or supplement. Parent shall promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing related to the Merger. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the time that the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading; provided that any failure with respect to the foregoing that is corrected prior to or in the definitive Proxy Statement shall not be deemed to be a breach of the foregoing.
5.2. Company Stockholder Meeting; Board Recommendation.
(a) Company Stockholder Meeting. Within five (5) Business Days following the Agreement Date, the Company shall make the inquiry required by Rule 14a-13 under the Exchange Act and as promptly as practicable after the completion thereof the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) to be held as promptly as reasonably practicable following the Agreement Date (but in any event, no later than the date that is forty (40) days after the date that the definitive Proxy Statement is mailed to the Company’s stockholders) for the sole purpose of (x) obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), (y) obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and (z) such other matters as may be agreed by Parent. Except in the event of a Change of Recommendation made in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the Company Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with the rules and regulations of the Nasdaq Global Select Market, the DGCL, and its certificate of incorporation and bylaws. The Company (i) shall consult with Parent regarding the record date and the date of the Company Stockholder Meeting and (ii) shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent; provided that the Company may adjourn or postpone the Company Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company reasonably determines (following consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is necessary to comply with Applicable Legal Requirements, is provided to the Company’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval or (D) as necessary to provide for the expiration of any time period required in Sections 5.3(d)-(e).
(b) Board Recommendation. Subject to Sections 5.3(d)-(f), (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) at the Company Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting and (iii) neither the Company Board nor any committee thereof shall (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (C) adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any action described in clauses (A), (B) or (C), a “Change of Recommendation”).
(c) Continuing Obligation. Subject to Section 5.2(a)(ii)(D), until the termination of this Agreement in accordance with its terms, if at all, the Company’s obligation to call, give notice or convene and hold the

Company Stockholder Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.
5.3. No Solicitation; Acquisition Proposals.
(a) No Solicitation Generally. Subject to Section 5.3(c), Section 5.3(d) and Section 5.3(f), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company Board, the Company and its Subsidiaries will not, and will direct their respective Representatives (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any Acquisition Proposal) or negotiations regarding, or deliver or make available to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information (including providing access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries) with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any of its Subsidiaries, (vi) approve any transaction, or any third-party becoming an “interested stockholder,” under Section 203 of Delaware Law or (vii) authorize, resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any Person (and such Person’s Representatives) with which the Company has engaged in any such activities within the twelve (12) month period preceding the Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives). Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall be permitted to, waive any rights under any “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with or applicable to an Acquisition Proposal to which the Company or any of its Subsidiaries is a party to allow a Person to make, or amend, an Acquisition Proposal (or make any related communications). If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.
(b) Notice. The Company shall advise Parent in writing as promptly as practicable (but in no event more than forty-eight (48) hours) after receipt by the Company and/or any of its Subsidiaries (and/or to the Knowledge of the Company, by any Company Representative) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is planning to submit an Acquisition Proposal or (iv) any request for non-public information (including access to any of the properties, books or records of the Company or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and the identity of the Person or Group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request. The Company shall keep Parent informed as promptly as practicable (but in no event more than forty-eight (48) hours after receipt) of the status of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than twenty-four (24) hours after receipt) a true, correct and complete copy of all written materials and information provided to the Company, one of its Subsidiaries or a Company Representative in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request (including any material amendments or modifications or proposed material amendments or modifications), or a reasonable written summary thereof if such material or information is not written.
(c) Superior Proposals. In the event that any Person or Group submits to the Company (and does not withdraw) a written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a Superior Proposal, then, notwithstanding anything to the contrary in Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person or Group regarding such Acquisition Proposal and (ii) deliver or make available to such Person non-public information regarding the Company and its Subsidiaries; provided that, in each such case, the Company, its Subsidiaries and the Company Representatives shall have complied with each of the following: (A) none of the Company, its Subsidiaries or any Company Representative shall have violated any of the provisions of this Section 5.3 in any material respect, (B) the Company Board first shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Legal Requirements, (C) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement (a copy of which executed Acceptable Confidentiality Agreement shall be provided to Parent, for informational purposes only, within forty-eight (48) hours of its execution) and (D) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by the Company to Parent).
“Superior Proposal” means, with respect to the Company, a bona fide written offer submitted after the Agreement Date by a Person or Group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) 50% or more of the assets of the Company, in each case, that the Company Board has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (y) is reasonably likely to be consummated on the terms proposed (as determined in the good faith judgment of the Company Board).
(d) Change of Recommendation for Superior Proposal. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation in connection with a Superior Proposal or the Company from terminating this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement to accept a Superior Proposal if:
(i) the Company Stockholder Approval has not yet been obtained;
(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;
(iii) such Superior Proposal has been submitted to the Company, has not been withdrawn and continues to be a Superior Proposal;
(iv) the Company has provided to Parent at least four (4) Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated expressly (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation (it being understood that the Notice of Superior Proposal shall not, in and of itself, constitute a Change of Recommendation for purposes of this Agreement so long as such notice clearly states that it is not a Change of Recommendation and that the Company Board has not otherwise effected a Change of Recommendation), and has provided Parent with an unredacted copy of such Superior

Proposal, together with unredacted copies of all proposed transaction agreements and, subject to any express restrictions imposed by the lenders thereto, any financing commitments relating thereto received by the Company Board (collectively, the “Superior Proposal Materials”), concurrently with the delivery of such Notice of Superior Proposal;
(v) the Company has, during the four (4) Business Day period referred to in Section 5.3(d)(iv), if requested by Parent, made the Company Representatives available to discuss and negotiate in good faith with Parent’s Representatives any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;
(vi) Parent has not, within four (4) Business Days of Parent’s receipt of such Notice of Superior Proposal, made a written, binding and irrevocable (through the expiration of such four (4) Business Day period) offer that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation and the Company will not terminate this Agreement pursuant to Section 7.1(h) for four (4) Business Days after receipt by Parent of such Notice of Superior Proposal and such Superior Proposal Materials and (C) any change to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to Parent and a new three (3) Business Day period and discussion process under this Section 5.3(d) (and all references to four (4) Business Day periods in this Section 5.3(d) shall be deemed three (3) Business Day periods for purposes of this Section 5.3(d)(vi)(C); provided that such new Notice of Superior Proposal shall in no event shorten the original four (4) Business Day period); and
(vii) the Company Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by Parent pursuant to Section 5.3(d)(vi), the failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) (if applicable) would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.
(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:
(i) the Company Stockholder Approval has not yet been obtained;
(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;
(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the Agreement Date, were previously unknown by the Company Board and were not reasonably foreseeable as of the Agreement Date by the Company Board (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the Agreement Date) (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) and any offer from Parent contemplated by subsection (v), the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under Applicable Legal Requirements; provided that in no event shall any of the following, in and of itself, constitute or be deemed an Intervening Event: (A) any determination by the Company Board that the Per Share Cash Amount payable in the Merger is not sufficient (provided that such exception shall not apply to any underlying cause for such determination), (B) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of the Company Common Stock (provided that such exception shall not apply to any underlying cause for such performance), (C) any facts, events or circumstances resulting from any breach of this Agreement by the Company or (D) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or the consequences thereof;

(iv) the Company has provided to Parent at least four (4) Business Days’ prior written notice that the Company Board intends to effect a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four (4) Business Day period to discuss with Parent’s Representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and
(v) Parent shall not have, within the aforementioned four (4) Business Day period, made a written, binding and irrevocable (through the expiration of such four (4) Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four (4) Business Days after receipt by Parent of the Notice of Intervening Event and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new three (3) Business Day period and discussion process under subsection (iv) (and all references to four (4) Business Day periods in this Section 5.3(e) shall be deemed three (3) Business Day periods for purposes of this Section 5.3(e)(v)(C); provided that such new Notice of Intervening Event shall in no event shorten the original four (4) Business Day period).
(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided that (A) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation if it is also accompanied by a public statement by the Company Board expressly reaffirming the Company Board Recommendation, (B) such Required Fiduciary Disclosure shall not be deemed to be a Change of Recommendation if it relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation and (C) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer or otherwise effect a Change of Recommendation unless specifically permitted by, and in accordance with, Section 5.3.
5.4. Access to Information.
(a) During the Pre-Closing Period, (i) the Company shall afford Parent and its Representatives reasonable access, upon reasonable notice, during business hours to (A) all of the properties, books, Contracts and records of the Company and each of its Subsidiaries and (B) all other information concerning the Company or any of its Subsidiaries and the results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property Rights) and personnel of the Company or any of its Subsidiaries as Parent may reasonably request and (ii) the Company shall maintain the virtual data room established in connection with this Agreement and provide Parent and its Representatives access thereto (and prior to the Closing Date, the Company shall provide Parent’s outside legal counsel a customary USB containing the contents of such virtual data room); provided that with respect to clause (i), any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent (A) to the extent related to an Acquisition Proposal, Change of Recommendation, Notice of Superior Proposal or Notice of Intervening Event (except as otherwise required by the terms of this Agreement) or (B) if such disclosure would (i) result in the disclosure of any trade secrets of any third party, (ii) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (iii) contravene any applicable Legal Requirement, fiduciary duty, Contract or any obligation of the Company with respect to confidentiality or privacy (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not contravene any such obligations with respect thereto). Subject to Applicable Legal Requirements and this Section 5.4, the Company agrees to, and to cause its Subsidiaries to, reasonably assist and cooperate with Parent to facilitate the post-Closing integration of the Company and its Subsidiaries with Parent and Parent’s Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent in the development of a post-Closing integration plan and making available its employees at reasonable intervals). Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures. With respect to the information disclosed pursuant to this Section 5.4, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.
(b) Subject to compliance with Applicable Legal Requirements, during the Pre-Closing Period, the Company shall notify Parent of, and confer from time to time as reasonably requested by Parent with one or more of Parent’s Representatives to discuss, any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Business.
(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.
5.5. Confidentiality; Public Disclosure.
(a) The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of January 23, 2022 (as may be amended from time to time in accordance with its terms, including that certain Amendment to the Confidentiality Agreement, dated as of April 26, 2023, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
(b) Parent and the Company have agreed to the text of the initial press release announcing the execution of this Agreement and the Transactions. Except with respect to any Acquisition Proposal or Change of Recommendation and as provided in Section 5.3 or in connection with any dispute under this Agreement, the Company shall consult with Parent before issuing or making, and shall provide and shall not issue any press release or make any public statement relating to this Agreement or the Transactions without the prior written consent of Parent; provided that the Company may, without obtaining such prior consent, issue such press release or make such public statement to the extent that the Company determines in good faith (following consultation with its outside legal counsel) that such press release or public statement is required by Applicable Legal Requirements to be issued or made; provided, further, that the Company has used reasonable best efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has considered in good faith any reasonable changes that are suggested by Parent prior to releasing or making such press release or public statement. Notwithstanding anything to the contrary in the foregoing, each party may, without such consultation or consent, (a) make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statement is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) make any communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the Company Board or (c) make any communication in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. The Company shall use commercially reasonable efforts to cause the Company Representatives to comply with this Section 5.5. Prior to the Closing, (i) neither Parent nor Merger Sub shall (and each shall cause its Affiliates, and direct its Representatives, not to) initiate contact or communications with any of the employees, customers, licensors or suppliers of the Company or any of the Subsidiaries regarding the Merger, the Company or its Business, without the prior written consent of the Company and (ii) the Company shall consult in good faith with Parent on the Company’s general communications strategy for customers, suppliers and employees regarding the Merger.

5.6. Regulatory Approvals.
(a) Promptly after the execution of this Agreement, each of Parent and the Company shall apply for or otherwise seek, and use its respective reasonable best efforts to obtain, all consents, waiting period expirations or terminations, waivers and approvals required to be obtained by it for the consummation of the Merger and the other Transactions. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall make any filings required under the HSR Act and any other additional merger control filings required by the Antitrust Laws and foreign investment filings required by the Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter (together with the filings required under the HSR Act, “Merger Notification and Foreign Investment Filings”): (i) with respect to any filings required under the HSR Act, within fifteen (15) Business Days after the Agreement Date unless otherwise mutually agreed by Parent and the Company and (ii) with respect to any other Merger Notification and Foreign Investment Filings, as promptly as possible and in any event (x) within the time periods set forth in Schedule 5.6 of the Company Disclosure Letter or (y) as otherwise mutually agreed by Parent and the Company; provided that, in each case of the foregoing clauses (i) and (ii), the filing party has received from the other party all information regarding such other party as is reasonably necessary to make such filing. Each of the Parent and the Company shall thereafter use reasonable best efforts to respond as promptly as practicable and advisable to any request for information or documentary material from any Governmental Entity pursuant to any Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter.
(b) To the extent permitted by Applicable Legal Requirements, each party hereto shall use its reasonable best efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filing, submission, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, (ii) coordinate with one another in preparing and exchanging such materials, including by promptly supplying each other with any information that may be required or desirable for any Merger Notification and Foreign Investment Filings to be made by the other Party, (iii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including by promptly informing each other of any substantive oral communications with, and provide copies of any substantive written communications with, any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter and (iv) promptly provide one another (and its counsel) with copies of all filings, presentations (and a summary of any oral presentations) made by such party to any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in connection with this Agreement; provided that any materials exchanged pursuant to this Section 5.6 may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with legal or contractual requirements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. No party shall independently participate in any substantive meeting (including telephonically) with any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in regards to the transactions contemplated by this Agreement without giving the other parties prior notice of the meeting and, to the extent practicable and permitted by law and such Governmental Entity, the opportunity to attend and/or participate. No Party shall (or shall permit any of its Affiliates to) withdraw their filing under the HSR Act or any foreign or other Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in connection with the Transactions, or commit to or agree with any Governmental Body of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other parties.
(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the

Company Disclosure Letter. Notwithstanding anything to the contrary herein, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, Parent shall timely make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (B) the termination of existing relationships, contractual rights, or obligations of Parent or the Company or any of their respective Affiliates, including after giving effect to the Transactions, other than in respect of Foreign Investment Laws or (C) the termination of any venture or other arrangement of Parent or the Company or any of their respective Affiliates, including after giving effect to the Transactions, other than in respect of Foreign Investment Laws, except, notwithstanding the foregoing, Parent will not be required, either pursuant to this Section 5.6(c) or otherwise under this Agreement, to propose, execute, carry out or agree or submit to any action or remedy that would reasonably be expected to have, individually or in the aggregate, (i) a material impact on the Business or the Company and its Subsidiaries, taken as a whole, (ii) a material impact on the benefits expected to be derived by Parent or its Affiliates from the Merger and the other Transactions or (iii) a material impact on any business or product line of Parent or its Affiliates (other than the Company and its Subsidiaries). Further, Parent and the Company will, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, engage in litigation to contest or resist any action instituted (or threatened to be instituted) challenging the Merger as in violation of any Antitrust Law, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Merger, including by appeal of any adverse ruling of any Governmental Entity of competent jurisdiction in the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter.
(d) Notwithstanding anything to the contrary herein, but subject to the limitations and covenants set forth in this Section 5.6, Parent shall control the strategy related to obtaining and/or satisfying all consents, waiting period expirations or terminations, waivers and approvals that may be sought from any Governmental Entity pursuant to this Section 5.6, including by directing the nature, and substance of any filings, forms, statements, commitments, decisions, submissions, negotiations and communications contemplated or made with respect thereto in accordance with this Section 5.6 (provided that any decision to (x) withdraw any such filing or (y) stay, toll or extend any waiting period, or enter into any timing agreement, in each case, in respect of any such filing, shall require the Company’s prior written consent), as well as the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Legal Proceedings challenging, the consummation of the Merger and the other Transactions. Nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.
5.7. Reasonable Best Efforts. Subject to the limitations set forth in this Agreement, including in Section 4.3 and Section 5.6(c), each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, as expeditiously as practicable, the Merger and the other Transactions, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be reasonably necessary, appropriate or desirable to effect completely the consummation of the Merger and the other Transactions.
5.8. Third-Party Consents; Consultations.
(a) The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, and deliver to Parent, at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on such Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), in each case to the extent reasonably requested by Parent and using a form reasonably acceptable to Parent. For the avoidance of doubt, the failure to obtain any such consent, waiver or approval shall not constitute a breach of covenant or agreement for all purposes of this Agreement, including Section 6.3(b).

(b) As soon as reasonably practicable after the Agreement Date, the Company will initiate a process of informing and consulting appropriate representatives of its non-U.S. employees or the non-U.S. employees themselves, to the extent required under Applicable Legal Requirements, regarding a prospective transfer of employment to Parent or any of its Affiliates with effect following the Closing. Subject to Section 5.4 and Applicable Legal Requirements, the Company shall allow Parent or its relevant Affiliate to participate in such information and consultation process.
5.9. Notice of Certain Matters. Each party shall will notify each other party in writing promptly of: (i) any written notice or other written communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Merger as a result of any Contract or other arrangement between such Person, on the one hand, and the Company or any of its Subsidiaries or anyone acting on their respective behalves, on the other hand, (ii) any written notice or other written communication received by such party from any Governmental Entity (in the case of Parent, with respect to any Antitrust Laws or Foreign Investment Laws) or any official or employee of any such Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against such party or any of its Subsidiaries, or, in the case of the Company only, known by such party to be threatened against such party or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any written correspondence received by such party from any Person asserting or threatening a claim with respect to the Merger or, in the case of the Company, any of the Company’s assets or properties (including Intellectual Property Rights), in each case, that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, or (iv) becoming aware that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect, or of any failure by such party to comply with or satisfy in any material respect any covenant or agreement to be complied with or performed by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably likely to cause any of the conditions to the Closing set forth in Section 6.1 not to be timely satisfied. No notification given pursuant to this Section 5.9 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company, as applicable.
5.10. Employees Matters.
(a) Parent shall ensure that the Continuing Employees shall receive the benefits set forth in Schedule 5.10(a) of the Company Disclosure Letter for the period of time described therein.
(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to, recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time (to the same extent recognized by the Company or its Affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its Affiliates under any employee benefit plans or arrangements maintained by Parent or its Affiliates that such employees may be eligible to participate in after the Effective Time.
(c) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan and consistent with such plans’ application to similarly situated employees of Parent or its Affiliates who are not Continuing Employees, to (i) cause each such Continuing Employee to be immediately eligible to participate in such plans to the extent that coverage pursuant to such plans replaces coverage pursuant to a comparable Company Employee Plan in which such Continuing Employee participates immediately prior to the Effective Time and (ii) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their qualified dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their qualified dependents under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.
(d) Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Company Employee Plans, as applicable, will occur as of the Effective Time. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Employee Plans and compensation and severance arrangements in accordance with their terms. Notwithstanding the preceding sentence, nothing will require Parent, the Surviving Corporation or any Subsidiary thereof to continue any Company Employee Plan or prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any such plans in accordance with their terms or if otherwise required pursuant to applicable Law. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause each outstanding award under the Company Long-Term Cash Award Plan to continue in accordance with its terms from and after the Effective Time.
(e) This Section 5.10 shall be binding upon and inure solely to the benefit of each party hereto (meaning, for the avoidance of doubt, Parent, Merger Sub and the Company), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 5.10. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of its Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service.
5.11. Equity Matters.
(a) As soon as practicable following the Agreement Date, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any “Offering Period” (as defined in the Company ESPP) in effect as of the Agreement Date (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the Agreement Date may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the Agreement Date for such Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended, (iv) no new Offering Period shall be commenced under the Company ESPP prior to the termination of this Agreement and (v) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder shall be made on that day. The Company shall provide all required notices of the foregoing to the participants in accordance with the Company ESPP.
5.12. Equity Workbook. The Company shall prepare and deliver to Parent, at or prior to the Closing, spreadsheet tabs in an excel workbook (the “Workbook”) in a form to be supplied by Parent to the Company, which Workbook shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (i) the names of all holders of Company Options, Company RSUs, Company PSUs and Unvested Company Shares, including their respective addresses, (ii) the number of shares of Company Common Stock subject to Company Options, Company RSUs and Company PSUs (at target and maximum performance levels), and/or the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time, (iv) the vesting status, amounts and schedule with respect to each Company Option, each Company RSU, each Company PSU and each Unvested Company Share held by each holder thereof (including the vesting commencement date and repurchase price payable per share with respect to any Unvested Company Share), (v) the Tax status of each Company Option under Section 422 of the Code (or any applicable foreign Tax scheme) and (vi) the calculation of the aggregate Cash-Out Amount payable to each Person pursuant to Section 1.8(a). The Company shall deliver a draft of the Workbook to Parent not later than five (5) Business Days prior to the proposed date of the Closing.
5.13. 401(k) Plan and Flexible Spending Accounts. Unless otherwise requested by Parent in writing, the Company Board, at least five (5) Business Days prior to the Effective Time, shall adopt, and the Company shall deliver to Parent a true, correct and complete copy of, resolutions terminating any and all Company Employee Plans (i) intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a

“Company 401(k) Plan”) and (ii) that are flexible spending accounts for health and dependent care, in each case, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent but contingent upon the occurrence of the Closing. In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan as soon as practicable on or following the Closing Date.
5.14. D&O Indemnification.
(a) From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company and each of its Subsidiaries to their respective present and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring prior to the Effective Time, in each case, subject to Applicable Legal Requirements. From and after the Effective Time, such obligations shall be joint and several obligations of Parent and the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by Applicable Legal Requirements.
(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company or any of its Subsidiaries occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”) and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) Business Days prior to the Effective Time, in lieu of the foregoing insurance, the Company may purchase a comparable “tail” or “runoff” extension to the Existing D&O Policy for a period of six (6) years after the Effective Time for a premium not to exceed the Maximum Premium.
(c) This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4). If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.13 that is denied by Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.
(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 5.13.
5.15. Section 16 Matters. The Company shall take all such steps as may be required (to the extent permitted under Applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) resulting from the transactions contemplated by this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.
5.16. Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transactions and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.
5.17. Director and Officer Resignations. At the request of Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each of the Company’s Subsidiaries that will be effective as of immediately prior to the Effective Time.
5.18. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part in accordance with Applicable Legal Requirements to cause (i) the delisting of the Company Common Stock from the Nasdaq Global Select Market as promptly as practicable after the Effective Time and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
5.19. Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent (including providing copies of all pleadings with respect thereto) of all Legal Proceedings against the Company or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”). The Company shall keep Parent reasonably informed with respect to the status thereof. The Company will give Parent the opportunity to participate in the defense, prosecution or settlement of, any Transaction Litigation against the Company or any of its Transaction Litigation and consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing; provided that Parent’s consent in this clause shall not be required if the settlement involves (I) solely (x) the payment of an aggregate amount not to exceed the amount set forth in Schedule 5.19 of the Company Disclosure Letter and (y) supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any changes thereto proposed by Parent), (II) no admission of wrongdoing or liability, (III) no injunctive or similar relief, (IV) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Merger or the other Transactions and (V) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other Transactions.
5.20. Convertible Notes; Capped Calls.
(a) Notwithstanding anything to the contrary in this Agreement but subject to Section 5.20(c), at or prior to the Effective Time, the Company (i) shall give any notices and take all other actions necessary in accordance with the terms of the Convertible Notes Indentures, which actions shall include, without limitation, the Company (or its Subsidiaries) (A) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement, (B) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent and (C) delivering any opinions of counsel required to be delivered prior to the Effective Time and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement; provided that opinions of counsel required by the Convertible Notes Indentures, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered after the Effective Time and (ii) may take any actions as may be permitted or contemplated under the terms of the Convertible Notes Indentures, including electing any “Settlement Method” (as defined in the Convertible Notes Indentures) for and settling any conversions of any Convertible Notes.
(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered pursuant to or in connection with any Convertible Notes or the Convertible Notes Indentures prior to the dispatch or making thereof, and the Company shall respond as promptly as reasonably practicable to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.
(c) Prior to the Effective Time, the Company shall not amend, modify, supplement or terminate any Convertible Notes Indenture without the prior written consent of the Parent.
(d) In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer, redemption or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and will use their respective reasonable best efforts to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the Trustee) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall prepare any documentation related thereto in form and substance reasonably satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any other cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.
(e) The Company agrees to use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with the Capped Call Counterparties to cause the Capped Call Transactions to be exercised, settled, cancelled or otherwise terminated as of the Closing Date, and to enter into any documentation required to effect such termination. The Company shall as promptly as reasonably practicable provide Parent with any notices or other written communication received from any Capped Call Counterparty with respect to the Capped Call Transactions. The Company shall use reasonable efforts to keep Parent informed of all such discussions and negotiations and shall give Parent reasonable opportunity to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Capped

Call Counterparty with respect to the Capped Call Transactions prior to making any such response, and the Company shall respond as promptly as reasonably practicable to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.
(f) The Company will not, and will cause its Representatives not to, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed: (i) agree to any amendments, modifications or other changes to the terms of the Capped Call Documentation or (ii) exercise any right it may have, or enter into any agreement, to terminate, or to trigger an early settlement of, any of the Capped Call Transactions (including as to the form of consideration of any amount payable in respect of any such early settlement) other than, for the avoidance of doubt, in connection with any early conversions of any Convertible Notes. Nothing in this Section 5.19 shall require the Company to (A) other than as required under the Capped Call Transaction, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Closing, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Closing or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Documentation (it being understood that the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on such notice as provided in Section 5.19(c)).
ARTICLE VI

CONDITIONS TO THE MERGER
6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Governmental Approvals. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any other Antitrust Law or Foreign Investment Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Letter shall have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto shall have been obtained.
(c) No Orders; Illegality. No Order issued by any Governmental Entity of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect and no Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, in each case, in the United States or in any other jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Letter.
6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):
(a) Representations and Warranties. (i) The representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.
6.3. Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):
(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.5(ii) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) the representations and warranties of the Company in Section 2.2(a) shall be true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) except for inaccuracies that do not have more than a de minimis effect (including more than a de minimis impact on the merger consideration payable hereunder), (iii) the representations and warranties of the Company in the first sentence of Section 2.1(a), Section 2.3(a), Section 2.3(d), the first sentence of Section 2.16 and Section 2.20 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (iv) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.
(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.
(c) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect that is continuing.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1. Termination. At any time prior to the Effective Time, this Agreement may be terminated whether prior to or after receipt of the Company Stockholder Approval (except as provided herein) only as follows (it being understood that this Agreement may not be terminated for any other reason or on any other basis):
(a) by mutual written agreement of the Company and Parent;
(b) by either Parent or the Company, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on March 20, 2025 (the “End Date”); provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is principally caused by the material breach by such party of this Agreement;

(c) by either Parent or the Company, if (i) a Governmental Entity of competent jurisdiction in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable or (ii) any statute, rule, regulation or Order shall have been enacted, entered, enforced or deemed applicable to the Merger in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules, in any case having the effect of restraining, enjoining or otherwise prohibiting the Merger; provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to consummate the Merger is principally caused by the material breach by such party of this Agreement;
(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment or postponement thereof;
(e) by the Company, if Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result of such breach or failure to perform; provided that (i) if such breach is curable within thirty (30) days (but not later than the End Date) by Parent, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days (or until the End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period) and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the Company itself is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of any condition set forth in Section 6.3(a) or Section 6.3(b);
(f) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreement set forth in this Agreement such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result of such breach or failure to perform; provided that (i) if such breach or failure to perform is curable within thirty (30) days (but not later than the End Date) by the Company, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days (or until the End Date) after delivery of written notice from Parent to the Company of such breach or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or failure to perform is cured during such period) and (ii) Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if Parent itself is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement and which breach or failure to perform would result in the failure of any condition set forth in Section 6.2(a) or Section 6.2(b);
(g) by Parent, at any time prior to receiving the Company Stockholder Approval, if a Triggering Event shall have occurred; or
(h) by the Company, at any time prior to receiving the Company Stockholder Approval, if the Company Board has determined to enter into a definitive agreement to accept a Superior Proposal pursuant to Section 5.3(d); provided that the Company may terminate this Agreement pursuant to this Section 7.1(h) only if the Company: (i) has complied in all material respects with Section 5.3, (ii) concurrently enters into a definitive agreement pursuant to which such Superior Proposal is to be effected and (iii) has paid, or concurrently pays, to Parent all amounts due pursuant to Section 7.3(b) in accordance with the terms specified therein.
A “Triggering Event” shall be deemed to have occurred if: (A) a Change of Recommendation shall have been effected or occurred for any reason, (B) the Company shall have failed to convene or hold the Company Stockholder Meeting in accordance with Section 5.2, (C) the Company shall have breached any of the provisions of Section 5.2 or Section 5.3 in any material respect, (D) the Company Board fails to reaffirm the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than ten (10) Business Days prior to the Company Stockholder Meeting, no later than one Business Day after Parent so requests; provided that if such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one (1) Business Day prior to the Company Stockholder Meeting), (E) the Company Board or the Company shall resolve or agree to do any of the foregoing or (F) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates or Company Representatives) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing ten (10) Business Day period.
7.2. Manner of Termination; Effect of Termination.
(a) Manner of Termination. The party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. In the event of any proper and valid termination of this Agreement as provided in Section 7.1 and this Section 7.2, this Agreement shall immediately upon the delivery of written notice thereof become void and of no further force or effect and there shall be no liability on the part of Parent or the Company or their respective affiliates or their respective Representatives; provided that (x) Section 5.5(a) (Confidentiality), this Section 7.2(b) (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) nothing herein shall relieve any party hereto from liability in connection with any fraud or willful breach with respect to any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
7.3. Expenses and Termination Fees.
(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.
(b) Company Termination Fee. The Company shall pay to Parent a cash amount equal to $1,000,000,000 (the “Company Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g), (ii) pursuant to Section 7.1(h) or (iii) pursuant to either Section 7.1(b) (prior to the Company receiving the Company Stockholder Approval) or Section 7.1(d) or Section 7.1(f) and, in the case of this clause (iii), (A) prior to such termination, either an Acquisition Proposal with respect to the Company was publicly disclosed and not publicly withdrawn (or, in the case of Section 7.1(b), an Acquisition Proposal shall otherwise exist and shall not have been withdrawn) and (B) within 12 months of the termination of this Agreement, either an Acquisition Transaction with respect to the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction. The Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (x) for a termination described in clause (i), within one (1) Business Day after the date of such termination, (y) for a termination described in clause (ii), prior to or concurrently with such termination or (z) for a termination described in clause (iii), within one (1) Business Day after the earlier of the consummation of such Acquisition Transaction or the entry into such definitive agreement providing for an Acquisition Transaction. For purposes of this Section 7.3(b), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(c) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment for the amount set forth in Section 7.3(b) or any portion thereof, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount set forth in Section 7.3(b) or portion thereof at the prime rate of Bank of America, N.A. in effect from time to time, or a lesser rate that is the maximum rate permitted by Applicable Legal Requirements, from the date such payment was required to be made hereunder through the date that such payment or portion thereof is actually received. Payment of the fees and expenses described in Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. All payments due to Parent under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.
(d) Parent Termination Fee. Parent shall pay to the Company a cash amount equal to $1,478,000,000 (the “Parent Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(c) due to an Order or any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any applicable Antitrust Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules or (ii) pursuant to Section 7.1(b) and all conditions to this Agreement are satisfied (other than conditions that by their terms are to be satisfied at the Closing) or waived (where permissible pursuant to Applicable Legal Requirements), other than those conditions set forth in Section 6.1(b) and Section 6.1(c) (solely in connection with any applicable Antitrust Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules), then Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account designated by the Company promptly but in no event later than one (1) Business Day after the date of such termination.
(e) Parent acknowledges that (i) the agreements contained in Section 7.3(d) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects and (iii) without this agreement, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 7.3(d), and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment for the amount set forth in Section 7.3(d) or any portion thereof, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount set forth in Section 7.3(d) or portion thereof at the prime rate of Bank of America, N.A. in effect from time to time, or a lesser rate that is the maximum rate permitted by Applicable Legal Requirements, from the date such payment was required to be made hereunder through the date that such payment or portion thereof is actually received. Payment of the fees and expenses described in Section 7.3(d) shall not be in lieu of damages incurred in the event of breach of this Agreement. All payments due to the Company under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the Company.
(f) The parties hereto acknowledge and agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.
7.4. Amendment. Subject to Applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time pursuant to an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)); provided that, after the Company Stockholder Approval has been obtained, no such amendment shall be made to the extent that Applicable Legal Requirements would require further approval by the Company’s stockholders without such further stockholder approval.
7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, subject to Applicable Legal Requirements and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.
ARTICLE VIII

GENERAL PROVISIONS
8.1. Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Parent, Merger Sub and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter) and the other agreements, certificates and documents contemplated by this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.
8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of delivery (or the next Business Day, if the date of confirmation of delivery is not a Business Day), if sent via e-mail (which email shall state that it is a notice delivered pursuant to this Section 8.2), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134
	Attention:	General Counsel
	Telephone No.:	(408) 526-4000
	Email:	corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	Alan M. Klein Anthony F. Vernace
	Telephone No.:	(212) 455-2000
	Email:	aklein@stblaw.com avernace@stblaw.com

and

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
	Attention:	Frederick W.P. de Albuquerque
	Telephone No.:	(650) 251-5000
	Email:	fred.dealbuquerque@stblaw.com

(b)	if to the Company, to:

Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
	Attention:	Scott Morgan
	Telephone No.:	(415) 848-8400
	Email:	smorgan@splunk.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave
Palo Alto, CA 94301
	Attention:	Mike Ringler Peter Jones
	Telephone No.:	(650) 470-4500
	Email:	mike.ringler@skadden.com peter.jones@skadden.com
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.
8.3. Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
(c) Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.
8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf,.tif,.gif,.jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
8.5. Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except the Indemnified Parties as expressly set forth in Section 5.13.
8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other party hereto; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
8.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.8. Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security
8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of

Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.
8.10. Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.
CISCO SYSTEMS, INC.

By:	/s/ Derek Idemoto
Name:	Derek Idemoto
Title:	SVP, Corporate Development and Cisco Investments

SPIRIT MERGER CORP.

By:	/s/ Evan B. Sloves
Name:	Evan B. Sloves
Title:	President, Chief Executive Officer and Secretary

SPLUNK INC.

By:	/s/ Gary Steele
Name:	Gary Steele
Title:	President and Chief Executive Officer
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 20, 2023, by and among Cisco Systems, Inc., a Delaware corporation (“Parent”), each Person listed on Schedule A hereto (each, a “Stockholder”) and Splunk Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company, Parent and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);
WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Company Common Stock, the “Existing Shares”); and
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
VOTING
Section 1.1 Voting. From and after the date of this Agreement until the date that is the earliest of the following to occur: (a) the consummation of the Merger (including the occurrence of the Effective Time), (b) the termination of the Merger Agreement in accordance with its terms, and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement (as it exists on the date of this Agreement), or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable or that may be payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or which extends the End Date (such earliest date, the “Expiration Date”), each Stockholder, in such Stockholder’s capacity as a stockholder of the Company, irrevocably and unconditionally hereby agrees, subject to Section 1.4 and Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, each Stockholder will (i) appear at such meeting (in person or by proxy) or otherwise cause all of such Stockholder’s Existing Shares and any other shares of Company Common Stock over which it has acquired beneficial ownership after the date of this Agreement (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or other rights to acquire Company Common Stock or the conversion of any convertible securities, the vesting of equity awards or otherwise) (collectively, the “New Shares,” and together with the Existing Shares, the “Shares”), which it, he or she owns as of the applicable record date, to be counted as present thereat for purposes of determining a quorum, and respond to each request by the Company for written consent, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger. Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable), in such Stockholder’s sole discretion, in favor of, against or abstain with respect to any other matters that are, at any time or from time to time, presented for consideration to the Company’s stockholders. Nothing in this Agreement shall require any of the Stockholders to vote in any manner with respect to any amendment or modification to the Merger Agreement (as it exists on the date of this Agreement) or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or in a manner that extends the End Date.
Section 1.2 Restrictions on Transfers.
(a) Subject to Section 1.5, absent the prior written consent of Parent, not to be unreasonably withheld or conditioned, each Stockholder hereby agrees that, from the date of this Agreement until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, such Stockholder shall not, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (each, a “Transfer”), either voluntarily or involuntarily, or enter into any swap, contract, option or other arrangement or understanding providing for the Transfer of, any rights, including economic consequences, arising from any shares of Company Common Stock (whether New Shares or Existing Shares) or agree to do any of the foregoing, other than any Permitted Transfer to a Permitted Transferee, but only if prior (and as a condition) to the effectiveness of such Transfer:
(i) such Stockholder shall have given reasonable advance notice of such Transfer to Parent and the proposed form of written undertaking by the transferee to be bound by this Agreement and all obligations hereunder as if such transferee were a Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith;
(ii) such form of undertaking shall be reasonably satisfactory in all material respects to Parent; and
(iii) the transferee shall have executed and delivered, for the benefit of Parent, such undertaking to be bound by this Agreement and all obligations hereunder as if such transferee were such Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith.
(b) Notwithstanding anything to the contrary set forth in this Section 1.2, a Transfer shall not include any ordinary course Transfers by limited partners of any equity interests of any investment funds advised by Hellman & Friedman Advisors, LLC (each such fund, “H&F”) not formed for the sole purposes of holding the shares of Company Common Stock, in and of themselves, so long as any such Transfer does not have any adverse effect on the ability of the applicable Stockholder to perform its obligations under this Agreement on the terms set forth herein.
(c) For the avoidance of doubt, (i) no provision in this Agreement shall restrict a Stockholder from effecting any Transfer of Shares following the date on which the Company Stockholder Approval is obtained, and any Shares so Transferred to any person other than a Stockholder shall no longer constitute Shares subject to the provisions hereof and (ii) in no event shall the filing or effectiveness of a Registration Statement with respect to the Shares in and of itself be deemed a Transfer in violation of this Agreement.
(d) As used in this Agreement, “Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Shares by such Stockholder (i) to another Stockholder, (ii) if the Stockholder is a natural person (A) to any member of such Stockholder’s immediate family, (B) to a trust whose sole beneficiaries are such Stockholder and/or members of such Stockholder’s immediate family, or (C) upon the death of such Stockholder, or (iii) to an Affiliate of such Stockholder (as applicable, each, a “Permitted Transferee”).
(e) Any Transfer or attempted Transfer of any Shares in violation of this Section 1.2 shall, to the fullest extent permissible under Applicable Legal Requirements, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.
(f) Nothing in this Agreement is intended to waive compliance with, or condone non-compliance with, any transfer restrictions arising under applicable securities Laws or the provisions of any Contracts between any Stockholder and the Company.
Section 1.3 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder shall not, at any time prior to the Expiration Date, (a) enter into any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement, (b) grant any proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying such Stockholder’s obligations pursuant to this Agreement.
Section 1.4 No Obligation to Exercise Rights or Options. Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to convert, exercise or exchange any option, convertible securities or other rights in order to obtain any underlying New Shares.
Section 1.5 Margin Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement, including the restrictions on Transfer set forth in Section 1.2 hereof, shall restrict or apply to Transfers of Shares (a) pursuant to any existing or hereafter granted pledge to one or more lenders under the Margin Agreement or any of the Security Agreements (in each case, as defined below), or a collateral agent on behalf thereof, including, without limitation, in connection with any amendment to the Margin Agreement (whether to increase the aggregate amount of borrowings thereunder or otherwise), or (b) pursuant to a foreclosure or exercise of remedies (or transfer in lieu of foreclosure) by any such lender or any collateral agent, in each case, acting on its behalf, including, without limitation, any Transfers of Shares by such lender or collateral agent. For the avoidance of doubt, any exercise of any lender’s rights and/or remedies under the Margin Agreement or any of the Security Agreements and any Transfer of Shares following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement and no transferee of any Shares in connection therewith shall be required to be bound by this Agreement in any respect. As used herein, “Margin Agreement” means that certain margin loan agreement entered into by certain Stockholders and described in Amendment No. 1, filed on April 4, 2022, to the Schedule 13D originally filed by certain Stockholders on March 4, 2022, relating to the Shares described therein, as amended, restated, supplemented or otherwise modified from time to time and “Security Agreements” means the accompanying pledge, security and other collateral agreements to the Margin Agreement, including any pledge and Security Agreements entered into after the date hereof.
ARTICLE II
NO SOLICITATION
Section 2.1 No Solicitation.
(a) Prior to the Expiration Date, each Stockholder (in such Stockholder’s capacity as a stockholder of the Company) shall not, and shall direct its other Representatives to the extent acting on such Stockholder’s behalf or at such Stockholder’s direction not to, directly or indirectly, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 5.3 of the Merger Agreement, it being understood that each Stockholder (and its Representatives) shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement.
(b) For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but, for the avoidance of doubt, for purposes of this Agreement, none of the Company, any of its Subsidiaries, Parent and Merger Sub shall be deemed to be an Affiliate of any of the Stockholders. Further, for purposes of this Section 2.1, the term “Affiliate” shall not include (i) any portfolio company of H&F or any of its affiliated investment funds, (ii) any limited partner of H&F or any of its affiliated investment funds or (iii) any affiliated investment fund of H&F that is not a Stockholder or a direct or indirect investor in any Stockholder.

Section 2.2 Capacity. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect any current or future director, board observer or officer of the Company, who is a Stockholder or may be affiliated or associated with any Stockholder or any Stockholder’s Affiliates, from exercising his or her fiduciary duties as a director, board observer or officer of the Company or from otherwise taking any action or inaction in his or her capacity as a director, board observer and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director, board observer or officer shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company, or the rights and remedies of Parent and Merger Sub, under the Merger Agreement.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Parent as follows as of the date of this Agreement: (a) if applicable, such Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Legal Requirements of the jurisdiction of its organization, (b) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (c) (i) this Agreement has been duly executed and delivered by such Stockholder and (ii) if such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Stockholder and no other company or other legal entity actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (d) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, (e) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Applicable Legal Requirements or agreement binding upon such Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Stockholder or as would not impact such Stockholder’s ability to perform or comply with such Stockholder’s obligations under this Agreement in any material respect, (f) as of the date of this Agreement, such Stockholder is the record owner of or beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and does not beneficially own any other shares of Company Common Stock or other securities of the Company or rights to purchase or acquire any such securities, (g) as of the date of this Agreement, such Stockholder beneficially owns, and has good and valid title to, the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement, under the Margin Agreement or the Security Agreements, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions (collectively, “Permitted Liens”)) and, subject to the Permitted Liens, has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and, subject to the Permitted Liens, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over such Stockholder’s Existing Shares with other Stockholders and (h) there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.
Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the Securities and Exchange Commission (the “SEC”) by Parent or as would not impact Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.
Section 3.3 Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows: (a) the Company has full legal right and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Company and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company and no other company actions or proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Company, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by the Company or as would not impact the Company’s ability to perform or comply with its obligations under this Agreement in any material respect.
Section 3.4 Covenants. Each Stockholder hereby:
(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;
(b) agrees to promptly notify Parent in writing of any acquisition of New Shares by such Stockholder (including notice of the number of any New Shares acquired) after the date of this Agreement and prior to the Expiration Date and that any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by such Stockholder on the date of this Agreement; and
(c) agrees to permit Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholders’ identities and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent Parent reasonably determines that such information is required to be disclosed by Applicable Legal Requirements (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by Parent, the Company or the Stockholders); provided that Parent shall give each Stockholder and such Stockholder’s legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public, except in the case of any information (including summaries thereof) included in such publications or disclosures that is already publicly available, including in such Parent’s, the Company’s and/or any Stockholder’s filings with the SEC.
ARTICLE IV
EFFECTIVENESS; TERMINATION
Section 4.1 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board has approved, for purposes of any anti-takeover Applicable Legal Requirements, and any applicable provision of the bylaws or certificate of incorporation of the Company (in each case, as amended, restated, modified or supplemented as of the date hereof), this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by all parties hereto.

Section 4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect on the earlier of the Expiration Date and the date on which, if any, the Company Board (or any committee thereof) makes a Change of Recommendation, and none of the Company, Parent, the Stockholders and their respective Affiliates shall have any rights, obligations or liabilities under this Agreement following such termination. Notwithstanding the preceding sentence, this Article IV and Article V (subject to Section 5.17) shall survive any termination of this Agreement and Section 3.4(a) shall survive the Expiration Date if it is triggered by the consummation of the Merger. Nothing in this Article IV or Section 5.2 shall relieve or otherwise limit any party of liability for any “willful breach” (as defined in the Merger Agreement) of this Agreement occurring prior to such termination or for Fraud. As used herein, “Fraud” means an actual and intentional fraud with respect to a representation or warranty in this Agreement that involves a knowing and intentional misrepresentation or omission.
ARTICLE V
MISCELLANEOUS
Section 5.1 Expenses. Each party shall bear its respective expenses, costs and fees (including attorneys’ fees, if any) incurred in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is consummated; provided that the Company shall reimburse the Stockholders for their reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by or on behalf of the Stockholders prior to the date hereof in connection with this Agreement and the matters contemplated hereby; provided, further, that the aggregate amount of such reimbursed costs and expenses shall not exceed $50,000.
Section 5.2 Obligations of the Stockholders; No Survival. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder under this Agreement are several, and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties, covenants and agreements under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company. Subject to the second and third sentences of Section 4.2, none of the representations, warranties, covenants and agreements made by the Company, the Stockholders or Parent in this Agreement shall survive the consummation of the Merger.
Section 5.3 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) none of Parent or any of its Affiliates shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.
Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of delivery (or the next Business Day, if the date of confirmation of delivery is not a Business Day), if sent via e-mail (which email shall state that it is a notice delivered pursuant to this Section 5.4), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)	if to any of the Stockholders, to him, her or it at:

Hellman & Friedman Advisors LLC
415 Mission Street, Suite 5700
San Francisco, CA 94105
	Attention:	Arrie Park
	Telephone No.:	(415) 788-5111
	Email:	apark@hf.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
	Attention:	Richard J. Campbell, P.C.
	Telephone No.:	(312) 862-2000
	Email:	richard.campbell@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Daniel Wolf, P.C
Allison M. Wein, P.C.
	Telephone No.:	(212) 446-4800
	Email:	daniel.wolf@kirkland.com
allie.wein@kirkland.com

(b)	if to Parent, to:

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134
	Attention:	General Counsel
	Telephone No.:	(408) 526-4000
	Email:	corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
	Attention:	Alan M. Klein
Anthony F. Vernace
	Telephone No.:	(212) 455-2000
	Email:	aklein@stblaw.com
avernace@stblaw.com

and

Simpson Thacher & Bartlett
2475 Hanover Street
Palo Alto, CA 94304
	Attention:	Frederick W.P. de Albuquerque
	Telephone No.:	(650) 251-5000
	Email:	fred.dealbuquerque@stblaw.com

(c)	if to the Company, to:

Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
	Attention:	Scott Morgan
	Telephone No.:	(415) 848-8400
	Email:	smorgan@splunk.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave
Palo Alto, CA 94301
	Attention:	Mike Ringler
Peter P. Jones
	Telephone No.:	(650) 470-4500
	Email:	mike.ringler@skadden.com
Peter.jones@skadden.com
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.
Section 5.5 Amendments; Waivers. Subject to Applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended or waived pursuant to an instrument in writing signed (i) in the case of an amendment, by the Company, Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.
Section 5.6 Assignment. Except as contemplated by Section 1.2 or the provisions of Exhibit A hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other party hereto. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 5.7 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 5.8 Entire Agreement. This Agreement (including Schedule A hereto), and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
Section 5.9 No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 5.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement by any party hereto; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to this Agreement, in each case on the basis that such party has an adequate remedy at Law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Section 5.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.
Section 5.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 5.14 Further Assurances. Parent, the Company and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall provide any customary documentation reasonably requested by any lender under the Margin Agreement (including in connection with any upsize thereof) or similar financing agreement, including but not limited to, an issuer or similar agreement. For the avoidance of doubt, Parent acknowledges and agrees that nothing contained in this Agreement will require Stockholder to amend, modify, repay or terminate the Margin Agreement or any of the Security Agreements. Each Stockholder and its Affiliates may amend its Schedule 13D filed with the SEC to disclose this Agreement.
Section 5.15 Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
Section 5.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
Section 5.17 Registration Rights. The Company shall comply with, and the Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Shares. The Company shall not grant any registration rights that are superior to, inconsistent with or that in any way violate, conflict with, subordinate, or would prevent the Company from performing its obligations in respect of, the rights granted to the Stockholders pursuant to the provisions set forth in Exhibit A hereto. For the avoidance of doubt, notwithstanding anything herein to the contrary, (i) any rights set forth in Exhibit A are subject to the terms of this Agreement, including without limitation, Section 1.2, and (ii) this Section 5.17 and the provisions set forth in Exhibit A shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect upon the Registration Termination Date (as defined in Exhibit A), which for the avoidance of doubt includes the Closing, other than Section 6 of Exhibit A.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
CISCO SYSTEMS, INC.

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

SPLUNK INC.

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

SCHEDULE A
Stockholder	Number of Shares of Company Common Stock

EXHIBIT A

Registration Rights
Section 1. Definitions. As used in this Exhibit:
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each holder of Registrable Securities (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such holder or any of such holder’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, no portfolio company of such holder of Registrable Securities or its Affiliates shall be deemed an Affiliate of such holder and its other Affiliates so long as such portfolio company has not been directed, encouraged, instructed, assisted or advised by, or coordinated with, such holder or any of its Affiliates in carrying out any act prohibited by this Agreement. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading such that such Registration Statement will be available for the resale of Registrable Securities.
“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.
“Blackout Period” means (i) the Company’s regular quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and which is not longer than the regular quarterly restricted period that has been in effect historically consistent with past practice in all material respects and/or (ii) in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to sixty (60) days; provided that a Blackout Period described in this clause (ii) may not be called by the Company more than twice in any period of twelve (12) consecutive months and may not be called by the Company in consecutive fiscal quarters.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.
“Fundamental Change” shall be deemed to include any of the following:
(a) except in connection with transactions described in clause (b) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;
(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(d) the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);
provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions. If any transaction in which the Common Stock is replaced by the common stock or other Common Equity of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction), references to the Company in this definition shall instead be references to such other entity.
“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).
“Nasdaq” shall mean the NASDAQ Global Select Market.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“Registration Expenses” means all expenses incurred by the Company, including all registration, listing and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting fees, discounts and selling commissions to the extent applicable to the Registrable Securities of the selling holders.
“Registrable Securities” means the Shares; provided that any Shares will cease to be Registrable Securities when such Shares have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, or such Shares cease to be outstanding.

“Registration Statement” means a registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Exhibit A, filed by, or to be filed by, the Company with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or prospectus.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade offered and sold through an underwriter or underwriters.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%” (except for director qualifying shares or similar requirements).
“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
Section 2. Registration Statement.
(a) As soon as practicable after the date hereof (and in no event later than the date that the definitive Proxy Statement has been filed with the SEC), the Company will prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act (the “Registration Date”) a Registration Statement or post-effective amendment to an existing Registration Statement in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Initial Registration Statement”). By the Registration Date, the Company shall prepare and file a supplemental listing application with the Nasdaq to list the Registrable Securities covered by the Initial Registration Statement and shall use its reasonable best efforts to have such Registrable Securities approved for listing on the Nasdaq, subject only to official notice of issuance. In addition, the Company will from time to time use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a the Initial Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date. Any Registration Statement filed pursuant to this Section 2 shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI.
(b) Subject to the provisions of Section 3, the Company will use its reasonable efforts to keep the initial Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement, (ii) there otherwise cease to be any Registrable Securities and (iii) if the Company consolidates or merges with or into any Person in a transaction that constitutes a Make-Whole Fundamental Change and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from Nasdaq.
(c) From and after the date hereof until the Registration Termination Date, the Company shall use its reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto). Notwithstanding anything herein to the contrary, during such period of time from and after the Registration Date that the Company ceases to be eligible to file or use a Registration Statement on

Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party or parties, as applicable, and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $75,000,000. Any Registration Statement required to be filed pursuant to this Section 2(c) shall not be required to cover Registrable Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The obligations of the Company under this Section 2(c) shall not impact the obligations of the Company under Section 2(a) which shall continue to be in force.
Section 3. Registration Limitations and Obligations.
(a) Subject to Section 2, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, for purposes of this Section 3, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period if such holder or Beneficial Owner has specified in writing to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address, contact and fax number information. No sales may be made under the applicable Registration Statement during any Blackout Period (with respect to clause (ii) of the definition thereof, of which the holders of Registrable Securities have or are deemed to have received notice). In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer, general counsel or treasurer of the Company confirming that the conditions described in clause (ii) of the definition of Blackout Period are met, which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Registration Date shall be considered a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein, except to the extent such absence occurs during (and does not extend beyond) a Blackout Period described in clause (i) of the definition thereof. For avoidance of doubt, upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.
(b) At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it, together with any other holder of Registrable Securities, intend to sell at least $75,000,000 in aggregate of Registrable Securities held by such holder and such other holders (provided that, if the holders of Registrable Securities and their Affiliates do not collectively own at least $75,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them (but such amount may not in any case be less than $25,000,000 collectively of Registrable Securities), in each case, pursuant to the Registration Statement, then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering. In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in first sentence above, and where the Take-Down Notice contemplates marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). The holder of Registrable Securities that delivered the applicable Take-Down Notice shall select the underwriter(s) for the Underwritten Offering; provided that the managing underwriter(s) (if there is only one underwriter, such underwriter shall be deemed to be the managing underwriter) shall be reasonably acceptable to the Company. The Company shall select the counsel for the managing underwriter(s); provided that such counsel shall be reasonably acceptable to the underwriter(s) and the holder of Registrable Securities that delivered the applicable Take-Down Notice. Such holder shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by such holder to the underwriters in such Underwritten Offering. Such holder shall reasonably determine the timing of any such registration and sale. Such holder shall determine the applicable underwriting discount and other financial terms, and such holder of the Registrable Securities sold in the Underwritten Offering shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering. Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities.
(c) Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $75,000,000 of Registrable Securities held by such holders (provided that, if collectively the holders of Registrable Securities and their Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $25,000,000 of Registrable Securities)).
(d) In connection with a distribution of Registrable Securities in which the holders of Registrable Securities are selling an aggregate of at least $200,000,000 of Registrable Securities, the Company shall, to be extent requested by managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 90 days) during which the Company may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions (subject to, in the case of this clause (ii), a limit not to exceed 10% of the Company’s then outstanding Company Common Stock).
Section 4. Registration Procedures.
(a) If and whenever the Company is required to use reasonable efforts to effect the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registered Securities pursuant thereto as provided in this Agreement (including any sale referred to in any Take-Down Notice), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:
(i) use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Exhibit A; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice, the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letter from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors;
(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Exhibit A;
(iii) if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(iv) furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;
(v) use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;
(vi) use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(vii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to such Registration Statement or the prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
(viii) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (ix) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(ix) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;
(x) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(xi) use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and
(xii) agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.
(b) The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 4(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.

(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.
Section 5. Expenses. The Company shall pay all Registration Expenses in connection with a registration pursuant to this Exhibit A.
Section 6. Registration Indemnification.
(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 6(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.
(b) In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 6(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.
(d) In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.
(e) The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.
(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.
(g) The indemnification and contribution agreements contained in this Section 6 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.
Section 7. Facilitation of Sales Pursuant to Rule 144. For as long as any holder holds Registrable Securities, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Registrable Securities may reasonably request in connection with the removal of any restrictive legend on the Registrable Securities being sold, all to the extent required from time to time to enable such holder to sell the Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
Section 8. Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Exhibit A may not be transferred or assigned except pursuant to this Section 8. Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict transfers of Registrable Securities to any lenders under the Margin Agreement or any of the Security Agreements, or a collateral agent on behalf thereof. The Stockholders may transfer or assign their rights pursuant to this Agreement to (i) any of their Affiliates and (ii) the lenders and collateral agent under the Margin Agreement or any similar financing arrangement.

Exhibit B
CERTIFICATE OF MERGER

of
SPIRIT MERGER CORP.
(a Delaware corporation)

with and into
SPLUNK INC.
(a Delaware corporation)

(Under Section 251 of the General Corporation Law of the State of Delaware)

Dated: [•], 2023
Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Splunk Inc., a Delaware corporation (the “Company”), in connection with the merger of Spirit Merger Corp., a Delaware corporation (“Merger Sub”) with and into the Company (the “Merger”), does hereby certify:
FIRST: The name, jurisdiction of organization, state of domicile and type of entity of each of the constituent entities to the Merger are as follows:
Name	Jurisdiction of Organization and State of Domicile	Type of Entity
Spirit Merger Corp.	Delaware	Corporation
Splunk Inc.	Delaware	Corporation
SECOND: An Agreement and Plan of Merger by and among Cisco Systems, Inc., a Delaware corporation, Merger Sub and the Company, dated as of September [•], 2023 (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each constituent entity with respect to the Merger in accordance with Section 251 of the DGCL.
THIRD: Upon the effectiveness of the Merger the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Entity”). The name of the Surviving Entity shall be “Splunk Inc.”
FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety in the form attached hereto as Exhibit A.
FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 270 Brannan Street, San Francisco, California 94107.
SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity on request, without cost, to any stockholder of the constituent corporations.
SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed as of the date first written above.
SPLUNK INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SPLUNK INC.

EXHIBIT A
[SIXTH] AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.
ARTICLE I
The name of the corporation is Splunk Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808-1674. The name of the Corporation’s registered agent at that address is Corporation Service Company.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $0.001 par value per share.
ARTICLE V
The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.
ARTICLE VI
Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VII
1.
To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.
The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

3.
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
4.
Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Exhibit C
AMENDED AND RESTATED BYLAWS

OF

SPLUNK INC.

A Delaware Corporation (the “Corporation”)

As Adopted    , 2023
ARTICLE I

STOCKHOLDERS
Section 1.1: Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting, as permitted by Section 211 of the Delaware General Corporation Law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix. The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.
Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by a majority of the members of the Board of Directors. Special meetings may not be called by any other person or persons.
Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
Section 1.4: Adjournments. The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The chair shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.
Section 1.5: Quorum. At each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except if otherwise required by applicable law. If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.
Section 1.6: Organization. Meetings of stockholders shall be presided over by such person as the Board of Directors may designate, or, in the absence of such a person, the Chairperson of the Board of Directors, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.11 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.7: Voting; Proxies. Unless otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.8 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Voting at meetings of stockholders need not be by written ballot unless such is demanded at the meeting before voting begins by a stockholder or stockholders holding shares representing at least one percent (1%) of the votes entitled to vote at such meeting, or by such stockholder’s or stockholders’ proxy; provided, however, that an election of directors shall be by written ballot if demand is so made by any stockholder at the meeting before voting begins. If a vote is to be taken by written ballot, then each such ballot shall state the name of the stockholder or proxy voting and such other information as the chairperson of the meeting deems appropriate and, if authorized by the Board of Directors, the ballot may be submitted by electronic transmission in the manner provided by law. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.
Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to take corporate action by written consent without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 1.9: List of Stockholders Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.
Section 1.10: Action by Written Consent of Stockholders.
(a) Procedure. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents are in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the Corporation as provided in subsection (b) below. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above.
(b) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.
(c) Notice of Consent. Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders shall be given to those stockholders who have not consented thereto in writing and, who, if the action had been taken at a meeting, would have been entitled to notice of the meeting, if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as required by law. In the case of a Certificate of Action (as defined below), if the Delaware General Corporation Law so requires, such notice shall be given prior to filing of the certificate in question. If the action which is consented to requires the filing of a certificate under the Delaware General Corporation Law (the “Certificate of Action”), then if the Delaware General Corporation Law so requires, the certificate so filed shall state that written stockholder consent has been given in accordance with Section 228 of the Delaware General Corporation Law and that written notice of the taking of corporate action by stockholders without a meeting as described herein has been given as provided in such section.
Section 1.11: Inspectors of Elections.
(a) Applicability. Unless otherwise provided in the Corporation’s Certificate of Incorporation or required by the Delaware General Corporation Law, the following provisions of this Section 1.11 shall apply only if and when the Corporation has a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on an automated interdealer quotation system of a registered national securities association; or (iii) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.11 shall be optional, and at the discretion of the Board of Directors of the Corporation.
(b) Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.
(c) Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d) Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (i) ascertain the number of shares outstanding and the voting power of each share, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
(e) Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the inspectors at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
(f) Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies in accordance with Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.11 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE II

BOARD OF DIRECTORS
Section 2.1: Number; Qualifications. The Board of Directors shall consist of one or more members. The initial number of directors shall be one (1) and thereafter shall be fixed from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 2.2: Election; Resignation; Removal; Vacancies. The Board of Directors shall initially consist of the person or persons elected by the incorporator or named in the Corporation’s initial Certificate of Incorporation. Each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Subject to the rights of any holders of Preferred Stock then outstanding: (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Section 2.3: Regular Meetings. Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board of Directors.
Section 2.4: Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the President or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
Section 2.5: Remote Meetings Permitted. Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 2.7: Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by the President, or in such person’s absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.8: Written Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.9: Powers. The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2.10: Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.
ARTICLE III

COMMITTEES
Section 3.1: Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving, adopting, or recommending to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.
Section 3.2: Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS
Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer and/or a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairperson of the Board of Directors and/or Chief Financial Officer, as may from time to time be appointed by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock. All officers shall be elected by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint officers other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock.
Section 4.2: Chief Executive Officer. Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the Chief Executive Officer of the Corporation are:
(a) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;
(b) To preside at all meetings of the stockholders;
(c) To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and
(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall designate another officer to be the Chief Executive Officer. If there is no President, and the Board of Directors has not designated any other officer to be the Chief Executive Officer, then the Chairperson of the Board of Directors shall be the Chief Executive Officer.
Section 4.3: Chairperson of the Board. The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.
Section 4.4: President. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.
Section 4.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or the Chief Executive Officer. A Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.6: Chief Financial Officer. The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.
Section 4.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 4.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 4.9: Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
Section 4.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
ARTICLE V

STOCK
Section 5.1: Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile.
Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 5.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.
ARTICLE VI

INDEMNIFICATION
Section 6.1: Indemnification of Officers and Directors in Third Party Proceedings. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (the “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Notwithstanding the foregoing, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. As used herein, the term the “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; or (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 6.2: Indemnification of Officers and Directors in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VI, the corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 6.3: Successful Defense. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1 or Section 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 6.4: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any Proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI.
Section 6.5: Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VI, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
Section 6.6: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.7: Indemnification Contracts. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article VI.
Section 6.8: Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
Section 6.9: Survival. The rights to indemnification and advancement of expenses conferred by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 6.10: Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VI shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.
ARTICLE VII

NOTICES
Section 7.1: Notice. (a) Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid telegram, telex, overnight express courier, mailgram or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via telegram, telex, mailgram, or facsimile, when dispatched.
(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII

INTERESTED DIRECTORS
Section 8.1: Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IX

MISCELLANEOUS
Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
Section 9.2: Seal. The Board of Directors may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors.
Section 9.3: Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, diskettes, or any other information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the Delaware General Corporation Law.
Section 9.4: Reliance Upon Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation’s Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE X

AMENDMENT
Section 10.1: Amendments. Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock shall have the power to adopt, amend or repeal Bylaws. To the extent provided in the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

BYLAWS

OF

SPLUNK INC.

A Delaware Corporation

Annex B
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 20, 2023, by and among Cisco Systems, Inc., a Delaware corporation (“Parent”), each Person listed on Schedule A hereto (each, a “Stockholder”) and Splunk Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company, Parent and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);
WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Company Common Stock, the “Existing Shares”); and
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
VOTING
Section 1.1 Voting. From and after the date of this Agreement until the date that is the earliest of the following to occur: (a) the consummation of the Merger (including the occurrence of the Effective Time), (b) the termination of the Merger Agreement in accordance with its terms, and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement (as it exists on the date of this Agreement), or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable or that may be payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or which extends the End Date (such earliest date, the “Expiration Date”), each Stockholder, in such Stockholder’s capacity as a stockholder of the Company, irrevocably and unconditionally hereby agrees, subject to Section 1.4 and Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, each Stockholder will (i) appear at such meeting (in person or by proxy) or otherwise cause all of such Stockholder’s Existing Shares and any other shares of Company Common Stock over which it has acquired beneficial ownership after the date of this Agreement (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or other rights to acquire Company Common Stock or the conversion of any convertible securities, the vesting of equity awards or otherwise) (collectively, the “New Shares,” and together with the Existing Shares, the “Shares”), which it, he or she owns as of the applicable record date, to be counted as present thereat for purposes of determining a quorum, and respond to each request by the Company for written consent, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger. Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable), in such Stockholder’s sole discretion, in favor of, against or abstain with respect to any other matters that are, at any time or from time to time, presented for consideration to the Company’s stockholders. Nothing in this Agreement shall require any of the Stockholders to vote in any manner with respect to any amendment or modification to the Merger Agreement (as it exists on the date of this Agreement) or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or in a manner that extends the End Date.
Section 1.2 Restrictions on Transfers.
(a) Subject to Section 1.5, absent the prior written consent of Parent, not to be unreasonably withheld or conditioned, each Stockholder hereby agrees that, from the date of this Agreement until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, such Stockholder shall not, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (each, a “Transfer”), either voluntarily or involuntarily, or enter into any swap, contract, option or other arrangement or understanding providing for the Transfer of, any rights, including economic consequences, arising from any shares of Company Common Stock (whether New Shares or Existing Shares) or agree to do any of the foregoing, other than any Permitted Transfer to a Permitted Transferee, but only if prior (and as a condition) to the effectiveness of such Transfer:
(i) such Stockholder shall have given reasonable advance notice of such Transfer to Parent and the proposed form of written undertaking by the transferee to be bound by this Agreement and all obligations hereunder as if such transferee were a Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith;
(ii) such form of undertaking shall be reasonably satisfactory in all material respects to Parent; and
(iii) the transferee shall have executed and delivered, for the benefit of Parent, such undertaking to be bound by this Agreement and all obligations hereunder as if such transferee were such Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith.
(b) Notwithstanding anything to the contrary set forth in this Section 1.2, a Transfer shall not include any ordinary course Transfers by limited partners of any equity interests of any investment funds advised by Hellman & Friedman Advisors, LLC (each such fund, “H&F”) not formed for the sole purposes of holding the shares of Company Common Stock, in and of themselves, so long as any such Transfer does not have any adverse effect on the ability of the applicable Stockholder to perform its obligations under this Agreement on the terms set forth herein.
(c) For the avoidance of doubt, (i) no provision in this Agreement shall restrict a Stockholder from effecting any Transfer of Shares following the date on which the Company Stockholder Approval is obtained, and any Shares so Transferred to any person other than a Stockholder shall no longer constitute Shares subject to the provisions hereof and (ii) in no event shall the filing or effectiveness of a Registration Statement with respect to the Shares in and of itself be deemed a Transfer in violation of this Agreement.
(d) As used in this Agreement, “Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Shares by such Stockholder (i) to another Stockholder, (ii) if the Stockholder is a natural person (A) to any member of such Stockholder’s immediate family, (B) to a trust whose sole beneficiaries are such Stockholder and/or members of such Stockholder’s immediate family, or (C) upon the death of such Stockholder, or (iii) to an Affiliate of such Stockholder (as applicable, each, a “Permitted Transferee”).
(e) Any Transfer or attempted Transfer of any Shares in violation of this Section 1.2 shall, to the fullest extent permissible under Applicable Legal Requirements, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.
(f) Nothing in this Agreement is intended to waive compliance with, or condone non-compliance with, any transfer restrictions arising under applicable securities Laws or the provisions of any Contracts between any Stockholder and the Company.
Section 1.3 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder shall not, at any time prior to the Expiration Date, (a) enter into any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement, (b) grant any proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying such Stockholder’s obligations pursuant to this Agreement.
Section 1.4 No Obligation to Exercise Rights or Options. Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to convert, exercise or exchange any option, convertible securities or other rights in order to obtain any underlying New Shares.
Section 1.5 Margin Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement, including the restrictions on Transfer set forth in Section 1.2 hereof, shall restrict or apply to Transfers of Shares (a) pursuant to any existing or hereafter granted pledge to one or more lenders under the Margin Agreement or any of the Security Agreements (in each case, as defined below), or a collateral agent on behalf thereof, including, without limitation, in connection with any amendment to the Margin Agreement (whether to increase the aggregate amount of borrowings thereunder or otherwise), or (b) pursuant to a foreclosure or exercise of remedies (or transfer in lieu of foreclosure) by any such lender or any collateral agent, in each case, acting on its behalf, including, without limitation, any Transfers of Shares by such lender or collateral agent. For the avoidance of doubt, any exercise of any lender’s rights and/or remedies under the Margin Agreement or any of the Security Agreements and any Transfer of Shares following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement and no transferee of any Shares in connection therewith shall be required to be bound by this Agreement in any respect. As used herein, “Margin Agreement” means that certain margin loan agreement entered into by certain Stockholders and described in Amendment No. 1, filed on April 4, 2022, to the Schedule 13D originally filed by certain Stockholders on March 4, 2022, relating to the Shares described therein, as amended, restated, supplemented or otherwise modified from time to time and “Security Agreements” means the accompanying pledge, security and other collateral agreements to the Margin Agreement, including any pledge and Security Agreements entered into after the date hereof.
ARTICLE II
NO SOLICITATION
Section 2.1 No Solicitation.
(a) Prior to the Expiration Date, each Stockholder (in such Stockholder’s capacity as a stockholder of the Company) shall not, and shall direct its other Representatives to the extent acting on such Stockholder’s behalf or at such Stockholder’s direction not to, directly or indirectly, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 5.3 of the Merger Agreement, it being understood that each Stockholder (and its Representatives) shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement.
(b) For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but, for the avoidance of doubt, for purposes of this Agreement, none of the Company, any of its Subsidiaries, Parent and Merger Sub shall be deemed to be an Affiliate of any of the Stockholders. Further, for purposes of this Section 2.1, the term “Affiliate” shall not include (i) any portfolio company of H&F or any of its affiliated investment funds, (ii) any limited partner of H&F or any of its affiliated investment funds or (iii) any affiliated investment fund of H&F that is not a Stockholder or a direct or indirect investor in any Stockholder.

Section 2.2 Capacity. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect any current or future director, board observer or officer of the Company, who is a Stockholder or may be affiliated or associated with any Stockholder or any Stockholder’s Affiliates, from exercising his or her fiduciary duties as a director, board observer or officer of the Company or from otherwise taking any action or inaction in his or her capacity as a director, board observer and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director, board observer or officer shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company, or the rights and remedies of Parent and Merger Sub, under the Merger Agreement.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Parent as follows as of the date of this Agreement: (a) if applicable, such Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Legal Requirements of the jurisdiction of its organization, (b) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (c) (i) this Agreement has been duly executed and delivered by such Stockholder and (ii) if such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Stockholder and no other company or other legal entity actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (d) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, (e) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Applicable Legal Requirements or agreement binding upon such Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Stockholder or as would not impact such Stockholder’s ability to perform or comply with such Stockholder’s obligations under this Agreement in any material respect, (f) as of the date of this Agreement, such Stockholder is the record owner of or beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and does not beneficially own any other shares of Company Common Stock or other securities of the Company or rights to purchase or acquire any such securities, (g) as of the date of this Agreement, such Stockholder beneficially owns, and has good and valid title to, the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement, under the Margin Agreement or the Security Agreements, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions (collectively, “Permitted Liens”)) and, subject to the Permitted Liens, has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and, subject to the Permitted Liens, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over such Stockholder’s Existing Shares with other Stockholders and (h) there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.
Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the Securities and Exchange Commission (the “SEC”) by Parent or as would not impact Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.
Section 3.3 Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows: (a) the Company has full legal right and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Company and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company and no other company actions or proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Company, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by the Company or as would not impact the Company’s ability to perform or comply with its obligations under this Agreement in any material respect.
Section 3.4 Covenants. Each Stockholder hereby:
(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;
(b) agrees to promptly notify Parent in writing of any acquisition of New Shares by such Stockholder (including notice of the number of any New Shares acquired) after the date of this Agreement and prior to the Expiration Date and that any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by such Stockholder on the date of this Agreement; and
(c) agrees to permit Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholders’ identities and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent Parent reasonably determines that such information is required to be disclosed by Applicable Legal Requirements (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by Parent, the Company or the Stockholders); provided that Parent shall give each Stockholder and such Stockholder’s legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public, except in the case of any information (including summaries thereof) included in such publications or disclosures that is already publicly available, including in such Parent’s, the Company’s and/or any Stockholder’s filings with the SEC.
ARTICLE IV
EFFECTIVENESS; TERMINATION
Section 4.1 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board has approved, for purposes of any anti-takeover Applicable Legal Requirements, and any applicable provision of the bylaws or certificate of incorporation of the Company (in each case, as amended, restated, modified or supplemented as of the date hereof), this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by all parties hereto.
Section 4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect on the earlier of the Expiration Date and the date on which, if any, the Company Board (or any committee thereof) makes a Change of Recommendation, and none of the Company, Parent, the Stockholders and their respective Affiliates shall have any rights, obligations or liabilities under this Agreement following such termination. Notwithstanding the preceding sentence, this Article IV and Article V (subject to Section 5.17) shall survive any termination of this Agreement and Section 3.4(a) shall survive the Expiration Date if it is triggered by the consummation of the Merger. Nothing in this Article IV or Section 5.2 shall relieve or otherwise limit any party of liability for any “willful breach” (as defined in the Merger Agreement) of this Agreement occurring prior to such termination or for Fraud. As used herein, “Fraud” means an actual and intentional fraud with respect to a representation or warranty in this Agreement that involves a knowing and intentional misrepresentation or omission.
ARTICLE V
MISCELLANEOUS
Section 5.1 Expenses. Each party shall bear its respective expenses, costs and fees (including attorneys’ fees, if any) incurred in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is consummated; provided that the Company shall reimburse the Stockholders for their reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by or on behalf of the Stockholders prior to the date hereof in connection with this Agreement and the matters contemplated hereby; provided, further, that the aggregate amount of such reimbursed costs and expenses shall not exceed $50,000.
Section 5.2 Obligations of the Stockholders; No Survival. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder under this Agreement are several, and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties, covenants and agreements under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company. Subject to the second and third sentences of Section 4.2, none of the representations, warranties, covenants and agreements made by the Company, the Stockholders or Parent in this Agreement shall survive the consummation of the Merger.
Section 5.3 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) none of Parent or any of its Affiliates shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of delivery (or the next Business Day, if the date of confirmation of delivery is not a Business Day), if sent via e-mail (which email shall state that it is a notice delivered pursuant to this Section 5.4), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)	if to any of the Stockholders, to him, her or it at:

Hellman & Friedman Advisors LLC
415 Mission Street, Suite 5700
San Francisco, CA 94105
	Attention:	Arrie Park
	Telephone No.:	(415) 788-5111
	Email:	apark@hf.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
	Attention:	Richard J. Campbell, P.C.
	Telephone No.:	(312) 862-2000
	Email:	richard.campbell@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Daniel Wolf, P.C.
Allison M. Wein, P.C.
	Telephone No.:	(212) 446-4800
	Email:	daniel.wolf@kirkland.com
allie.wein@kirkland.com

(b)	if to Parent, to:

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134
	Attention:	General Counsel
	Telephone No.:	(408) 526-4000
	Email:	corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
	Attention:	Alan M. Klein Anthony F. Vernace
	Telephone No.:	(212) 455-2000
	Email:	aklein@stblaw.com
avernace@stblaw.com

and

Simpson Thacher & Bartlett
2475 Hanover Street
Palo Alto, CA 94304
	Attention:	Frederick W.P. de Albuquerque
	Telephone No.:	(650) 251-5000
	Email:	fred.dealbuquerque@stblaw.com

(c)	if to the Company, to:

Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
	Attention:	Scott Morgan
	Telephone No.:	(415) 848-8400
	Email:	smorgan@splunk.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave
Palo Alto, CA 94301
	Attention:	Mike Ringler
Peter P. Jones
	Telephone No.:	(650) 470-4500
	Email:	mike.ringler@skadden.com
Peter.jones@skadden.com
Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.
Section 5.5 Amendments; Waivers. Subject to Applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended or waived pursuant to an instrument in writing signed (i) in the case of an amendment, by the Company, Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.
Section 5.6 Assignment. Except as contemplated by Section 1.2 or the provisions of Exhibit A hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other party hereto. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 5.7 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 5.8 Entire Agreement. This Agreement (including Schedule A hereto), and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 5.9 No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 5.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement by any party hereto; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to this Agreement, in each case on the basis that such party has an adequate remedy at Law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Section 5.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.
Section 5.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 5.14 Further Assurances. Parent, the Company and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall provide any customary documentation reasonably requested by any lender under the Margin

Agreement (including in connection with any upsize thereof) or similar financing agreement, including but not limited to, an issuer or similar agreement. For the avoidance of doubt, Parent acknowledges and agrees that nothing contained in this Agreement will require Stockholder to amend, modify, repay or terminate the Margin Agreement or any of the Security Agreements. Each Stockholder and its Affiliates may amend its Schedule 13D filed with the SEC to disclose this Agreement.
Section 5.15 Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
Section 5.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
Section 5.17 Registration Rights. The Company shall comply with, and the Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Shares. The Company shall not grant any registration rights that are superior to, inconsistent with or that in any way violate, conflict with, subordinate, or would prevent the Company from performing its obligations in respect of, the rights granted to the Stockholders pursuant to the provisions set forth in Exhibit A hereto. For the avoidance of doubt, notwithstanding anything herein to the contrary, (i) any rights set forth in Exhibit A are subject to the terms of this Agreement, including without limitation, Section 1.2, and (ii) this Section 5.17 and the provisions set forth in Exhibit A shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect upon the Registration Termination Date (as defined in Exhibit A), which for the avoidance of doubt includes the Closing, other than Section 6 of Exhibit A.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
CISCO SYSTEMS, INC.

By:	/s/ Derek Idemoto
Name: Derek Idemoto
Title: SVP, Corporate Development and Cisco Investments
[Signature Page to Voting and Support Agreement]

SPLUNK INC.

By:	/s/ Gary Steele
Name: Gary Steele
Title: President and Chief Executive Officer
[Signature Page to Voting and Support Agreement]

H&F SHADOWFAX HOLDINGS, L.P.

By:	H&F Shadowfax Holdings GP, LLC
Its:	General Partner

By:	Hellman & Friedman Capital Partners X, L.P.
Its:	Managing Member

By:	Hellman & Friedman Investors X, L.P.
Its:	General Partner

By:	H&F Corporate Investors X, Ltd.
Its:	General Partner

By:	/s/ Stephen Ensley
Name:	Stephen Ensley
Title:	Vice President

H&F SHADOWFAX HOLDINGS 2, L.P.

By:	/s/ Stephen Ensley
Name:	Stephen Ensley
Title:	Vice President
[Signature Page to Voting and Support Agreement]

SCHEDULE A
Stockholder	Number of Shares of Company Common Stock
H&F Shadowfax Holdings, L.P.	890,625
H&F Shadowfax Holdings 2, L.P.	11,909,197

EXHIBIT A

Registration Rights
Section 1. Definitions. As used in this Exhibit:
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each holder of Registrable Securities (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such holder or any of such holder’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, no portfolio company of such holder of Registrable Securities or its Affiliates shall be deemed an Affiliate of such holder and its other Affiliates so long as such portfolio company has not been directed, encouraged, instructed, assisted or advised by, or coordinated with, such holder or any of its Affiliates in carrying out any act prohibited by this Agreement. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading such that such Registration Statement will be available for the resale of Registrable Securities.
“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.
“Blackout Period” means (i) the Company’s regular quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and which is not longer than the regular quarterly restricted period that has been in effect historically consistent with past practice in all material respects and/or (ii) in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to sixty (60) days; provided that a Blackout Period described in this clause (ii) may not be called by the Company more than twice in any period of twelve (12) consecutive months and may not be called by the Company in consecutive fiscal quarters.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.
“Fundamental Change” shall be deemed to include any of the following:
(a) except in connection with transactions described in clause (b) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;
(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(d) the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);
provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions. If any transaction in which the Common Stock is replaced by the common stock or other Common Equity of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction), references to the Company in this definition shall instead be references to such other entity.
“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).
“Nasdaq” shall mean the NASDAQ Global Select Market.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“Registration Expenses” means all expenses incurred by the Company, including all registration, listing and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting fees, discounts and selling commissions to the extent applicable to the Registrable Securities of the selling holders.
“Registrable Securities” means the Shares; provided that any Shares will cease to be Registrable Securities when such Shares have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, or such Shares cease to be outstanding.

“Registration Statement” means a registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Exhibit A, filed by, or to be filed by, the Company with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or prospectus.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade offered and sold through an underwriter or underwriters.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%” (except for director qualifying shares or similar requirements).
“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
Section 2. Registration Statement.
(a) As soon as practicable after the date hereof (and in no event later than the date that the definitive Proxy Statement has been filed with the SEC), the Company will prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act (the “Registration Date”) a Registration Statement or post-effective amendment to an existing Registration Statement in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Initial Registration Statement”). By the Registration Date, the Company shall prepare and file a supplemental listing application with the Nasdaq to list the Registrable Securities covered by the Initial Registration Statement and shall use its reasonable best efforts to have such Registrable Securities approved for listing on the Nasdaq, subject only to official notice of issuance. In addition, the Company will from time to time use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a the Initial Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date. Any Registration Statement filed pursuant to this Section 2 shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI.
(b) Subject to the provisions of Section 3, the Company will use its reasonable efforts to keep the initial Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement, (ii) there otherwise cease to be any Registrable Securities and (iii) if the Company consolidates or merges with or into any Person in a transaction that constitutes a Make-Whole Fundamental Change and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from Nasdaq.
(c) From and after the date hereof until the Registration Termination Date, the Company shall use its reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto). Notwithstanding anything herein to the contrary, during such period of time from and after the Registration Date that the Company ceases to be eligible to file or use a Registration Statement on

Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party or parties, as applicable, and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $75,000,000. Any Registration Statement required to be filed pursuant to this Section 2(c) shall not be required to cover Registrable Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The obligations of the Company under this Section 2(c) shall not impact the obligations of the Company under Section 2(a) which shall continue to be in force.
Section 3. Registration Limitations and Obligations.
(a) Subject to Section 2, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, for purposes of this Section 3, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period if such holder or Beneficial Owner has specified in writing to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address, contact and fax number information. No sales may be made under the applicable Registration Statement during any Blackout Period (with respect to clause (ii) of the definition thereof, of which the holders of Registrable Securities have or are deemed to have received notice). In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer, general counsel or treasurer of the Company confirming that the conditions described in clause (ii) of the definition of Blackout Period are met, which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Registration Date shall be considered a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein, except to the extent such absence occurs during (and does not extend beyond) a Blackout Period described in clause (i) of the definition thereof. For avoidance of doubt, upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.
(b) At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it, together with any other holder of Registrable Securities, intend to sell at least $75,000,000 in aggregate of Registrable Securities held by such holder and such other holders (provided that, if the holders of Registrable Securities and their Affiliates do not collectively own at least $75,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them (but such amount may not in any case be less than $25,000,000 collectively of Registrable Securities), in each case, pursuant to the Registration Statement, then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering. In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in first sentence above, and where the Take-Down Notice contemplates marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). The holder of Registrable Securities that delivered the applicable Take-Down Notice shall select the underwriter(s) for the Underwritten Offering; provided that the managing underwriter(s) (if there is only one underwriter, such underwriter shall be deemed to be the managing underwriter) shall be reasonably acceptable to the Company. The Company shall select the counsel for the managing underwriter(s); provided that such counsel shall be reasonably acceptable to the underwriter(s) and the holder of Registrable Securities that delivered the applicable Take-Down Notice. Such holder shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by such holder to the underwriters in such Underwritten Offering. Such holder shall reasonably determine the timing of any such registration and sale. Such holder shall determine the applicable underwriting discount and other financial terms, and such holder of the Registrable Securities sold in the Underwritten Offering shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering. Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities.
(c) Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $75,000,000 of Registrable Securities held by such holders (provided that, if collectively the holders of Registrable Securities and their Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $25,000,000 of Registrable Securities)).
(d) In connection with a distribution of Registrable Securities in which the holders of Registrable Securities are selling an aggregate of at least $200,000,000 of Registrable Securities, the Company shall, to be extent requested by managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 90 days) during which the Company may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions (subject to, in the case of this clause (ii), a limit not to exceed 10% of the Company’s then outstanding Company Common Stock).
Section 4. Registration Procedures.
(a) If and whenever the Company is required to use reasonable efforts to effect the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registered Securities pursuant thereto as provided in this Agreement (including any sale referred to in any Take-Down Notice), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:
(i) use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Exhibit A; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice, the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letter from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors;
(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Exhibit A;
(iii) if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(iv) furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;
(v) use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;
(vi) use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(vii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to such Registration Statement or the prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
(viii) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (ix) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(ix) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;
(x) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(xi) use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and
(xii) agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.
(b) The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 4(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.
(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.
Section 5. Expenses. The Company shall pay all Registration Expenses in connection with a registration pursuant to this Exhibit A.
Section 6. Registration Indemnification.
(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 6(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.
(b) In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 6(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.
(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.
(d) In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.
(e) The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.
(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.
(g) The indemnification and contribution agreements contained in this Section 6 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.
Section 7. Facilitation of Sales Pursuant to Rule 144. For as long as any holder holds Registrable Securities, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Registrable Securities may reasonably request in connection with the removal of any restrictive legend on the Registrable Securities being sold, all to the extent required from time to time to enable such holder to sell the Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
Section 8. Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Exhibit A may not be transferred or assigned except pursuant to this Section 8. Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict transfers of Registrable Securities to any lenders under the Margin Agreement or any of the Security Agreements, or a collateral agent on behalf thereof. The Stockholders may transfer or assign their rights pursuant to this Agreement to (i) any of their Affiliates and (ii) the lenders and collateral agent under the Margin Agreement or any similar financing arrangement.

Annex C-1

September 20, 2023
Board of Directors
Splunk Inc.
270 Brannan St.
San Francisco, CA 94107
Members of the Board:
We understand that Splunk Inc., a Delaware corporation (the “Company”), Cisco Systems, Inc., a Delaware corporation (“Parent”), and Spirit Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) shares owned by the Company as treasury stock or owned by any direct or indirectly wholly owned subsidiary of the Company, (b) shares owned by Parent or any direct or indirect wholly owned subsidiary of the Company or subsidiary of Parent, and (c) Dissenting Shares (as such term is defined in the Merger Agreement), will be cancelled and converted into the right to receive an amount of cash equal to $157.00 per share, without interest (the “Per Share Cash Amount”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, dated September 20, 2023 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company and sensitivities thereto (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions, participated in certain discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors, and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and the Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated
One Maritime Plaza | 24 Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
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benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company or Parent, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from financial point of view, to such Holders.
Yours faithfully,
/s/ Qatalyst Partners LP
QATALYST PARTNERS LP
One Maritime Plaza | 24 Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
C-1-2

Annex C-2

September 20, 2023
Board of Directors Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
Members of the Board:
We understand that Splunk Inc. (the “Company”), Cisco Systems, Inc. (the “Buyer”) and Spirit Merger Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 20, 2023 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares (i) held in treasury, (ii) held by the Buyer or any direct or indirect wholly-owned subsidiary of the Buyer or the Company, or (iii) as to which appraisal rights have been validly exercised (and not withdrawn or lost) (collectively, the “Excluded Shares”), will be converted into the right to receive $157.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company (collectively, the “Financial Projections”);
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;
9)	Reviewed the Merger Agreement and certain related documents; and
10)	Performed such other analyses, reviewed such information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not
C-2-1

differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley will receive a fee upon rendering of this financial opinion. In the two years prior to the date hereof, we or our affiliates have provided financial advisory and financing services for the Buyer and its affiliates and have received fees in connection with such services. In addition, Morgan Stanley is a counterparty to the Company with respect to a capped call transaction entered into by the Company in connection with the Company’s issuance of its convertible notes due 2027. The consummation of the Merger will result in the unwind of such derivative transaction and the Company or Morgan Stanley may be entitled to receive a net payment, in an amount to be calculated at the time of closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
C-2-2

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Taylor Henricks
Name: Taylor Henricks
Title of Officer: Managing Director
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Annex D
§ 262. Appraisal Rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity. ---(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title): ---(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title. ---(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except: ---a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof; ---b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders; ---c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or ---d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section. ---(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation. ---(4) [Repealed.] ---(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable. ---(d) Appraisal rights shall be perfected as follows: ---(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or ---(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost.
Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. ---(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies theholder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section. ---(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later. ---(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list.
The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity. ---(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title. ---(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section. ---(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state. ---(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section. ---(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease. ---(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section